Exhibit 10.9

This document is exempt from payment of a recording fee pursuant to California Government Code Section 27383

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

San Francisco Redevelopment Agency

One South Van Ness Avenue, 5th Floor

San Francisco, California 94103

Attention: Development Services

Recorder’s Stamp

DISPOSITION AND DEVELOPMENT AGREEMENT

(CANDLESTICK POINT AND PHASE 2 OF THE HUNTERS POINT SHIPYARD)

by and between

REDEVELOPMENT AGENCY OF THE

CITY AND COUNTY OF SAN FRANCISCO,

a public body, corporate and politic, of the State of California

and

CP DEVELOPMENT CO., LP,

a Delaware limited partnership

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LIST OF EXHIBITS

Exhibit A.	Project Overview Exhibits

A-A	Diagram of the Project Site as of the Reference Date

A-B	Development Plan

A-B-A	Stadium Alternative

A-B-B	Non-Stadium Alternative

Exhibit B.	Definitions

Exhibit C.	Phasing Plan

C-A	Stadium Alternative

C-B	Non-Stadium Alternative

Exhibit D.	Schedule of Performance

D-A	Stadium Alternative

D-B	Non-Stadium Alternative

Exhibit E.	Design Review and Document Approval Procedure (DRDAP)

E-A	Documents to be Submitted for Major Phase Application, Sub-Phase Applications and Vertical Applications

E-B	Documents to be Submitted for Streetscape Plans and Signage Plans

E-C	Submittal Schedule for Open Space Design Documents – Stadium & Non-Stadium Alternatives

Exhibit F.	Below-Market Rate Housing Plan

F-A	Below-Market Rate Table

F-B	Housing Map

F-C	Alice Griffith Replacement Projects Sources and Uses of Funds

F-D	Alice Griffith Liquidation Amount Unit Credit Schedule

F-E	Form of Declaration of Restrictions for Rental Inclusionary Units

F-F	Form of Declaration of Restrictions for Sale Inclusionary Units

F-G	Terms for Declaration of Restrictions for Workforce Units

F-H	Form of Housing Data Table

F-I	Form of Project Housing Data Table

Attachments:

F-1	Certificate of Preference Program

F-2	Alice Griffith MOU

F-3	HOPE SF Principles

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LIST OF EXHIBITS

Exhibit G.	Community Benefits Plan

G-A	Community Builder Program Procedures

Exhibit H.	Financing Plan

H-A	Sample Calculations

H-B	Summary Proforma

H-B-A	Stadium Alternative

H-B-B	Non-Stadium Alternative

H-C	Form of Acquisition and Reimbursement Agreement

Attachments:

H-1	Tax Allocation Agreement

Exhibit I.	Infrastructure Plan

Exhibit J.	Parks and Open Space Plan

Exhibit K.	Incorporated Sustainability Requirements and Sustainability Goals

Attachments:

K-1	Sustainability Plan

Exhibit L.	Project MMRP

Exhibit M.	Stadium Pad Infrastructure and Stadium Related Infrastructure

Exhibit N.	Transportation Plan

Exhibit O.	Form of Developer’s Base Security as of the Reference Date

Exhibit P.	Form of Corporate Guaranty

Exhibit Q.	Form of Permit to Enter

Exhibit R.	Form of Certificate of Completion

Exhibit S.	Form of Architect’s Certificate

Exhibit T.	Form of Engineer’s Certificate

Exhibit U.	Form of Reversionary Quitclaim Deed

Exhibit V.	Form of Agency Quitclaim Deed

Exhibit W.	Form of Developer Quitclaim Deed

Exhibit X.	Bayview Hunters Point Employment and Contracting Policy, as revised for the Project

X-A	Bayview Hunters Point Employment and Contracting Policy

X-B	Revisions to and Interpretations of Bayview Hunters Point Employment and Contracting Policy for the Project

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LIST OF EXHIBITS

Exhibit Y.	Small Business Enterprise Policy

Exhibit Z.	Nondiscrimination in Contracts and Equal Benefits Policy

Exhibit AA.	Minimum Compensation Policy

AA-A	Agency MCP

AA-B	Project MCP

Exhibit BB.	Health Care Accountability Policy

Exhibit CC.	Prevailing Wage Policy

Exhibit DD.	Card Check Neutrality Policy

Exhibit EE.	Proforma Values for Commercial Lots

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LIST OF ATTACHMENTS

Attachment 1.	Interagency Cooperation Agreement

Attachment 2.	Planning Cooperation Agreement

Attachment 3.	RecPark Land Transfer Agreement

Attachment 4.	State Parks Agreement

Attachment 5.	Public Trust Exchange Agreement

Attachment 6.	Shipyard Design for Development

Attachment 7.	Candlestick Design for Development

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DISPOSITION AND DEVELOPMENT AGREEMENT

(CANDLESTICK POINT AND PHASE 2 OF THE HUNTERS POINT SHIPYARD)

This DISPOSITION AND DEVELOPMENT AGREEMENT (CANDLESTICK POINT AND PHASE 2 OF THE HUNTERS POINT SHIPYARD) (including all Exhibits and as amended from time to time, this “DDA”) dated for reference purposes only as of June 3, 2010 (the “Reference Date”), is made by and between Developer and the Agency. The terms defined in Exhibit B that are used in this DDA have the meanings given to them in Exhibit B.

RECITALS

Developer and the Agency enter into this DDA with reference to the following facts and circumstances:

Overview

1.	Improving the quality of life of the residents of Bayview Hunters Point, also known as BVHP, is one of the City’s and the Agency’s highest priorities. Expediting the revitalization of BVHP will provide long overdue improvements to the BVHP community that will also benefit the City as a whole. Both the Hunters Point Shipyard and the Candlestick Site are part of BVHP, and together they make up the largest area of under-used land in the City.

2.	The Shipyard was once a thriving, major maritime industrial center that employed generations of BVHP residents. Following World War II, the Shipyard was a vital hub of employment in BVHP, providing logistics support, construction and maintenance for the United States Department of the Navy (the “Navy”). At its peak, the Shipyard employed more than 17,000 civilian and military personnel, many of whom lived in BVHP. In 1974, the Navy ceased operation of the Shipyard. Closure of the naval base had a profound negative impact on the economic base of BVHP. The Shipyard was included on the United States Department of Defense Base Realignment and Closure list in 1991. In 1993, the City designated the Shipyard as a redevelopment survey area and thereafter the City and the Agency began a community process to create a plan for the economic reuse of the Shipyard following the remediation and conveyance of the property by the Navy.

3.	As of the Reference Date, the Candlestick Site includes, among other things: (i) the Alice Griffith Housing Development, also known as Double Rock (“Alice Griffith”), which needs to be replaced for its residents, but insufficient governmental resources are available for such replacement; (ii) the Candlestick Point State Recreation Area (the “CP State Recreation Area”), much of which is severely under-improved, under-used and under-funded, and the restoration and improvement of which has been a long-term goal of BVHP residents, the City and the State; and (iii) the City-owned stadium, currently named Candlestick Park (the “Existing Stadium”), which is home to the San Francisco 49ers and is nearing the end of its useful life.

Revitalization of the Shipyard

4.	In furtherance of implementing the Shipyard Redevelopment Plan, in March 1999 the Agency, through a competitive process, selected Lennar - BVHP, LLC, a California limited liability company (“Lennar BVHP”), as the “master developer” of the Shipyard. The Agency and Lennar BVHP entered into that certain Exclusive Negotiations Agreement dated as of June 1, 1999 (the “Original ENA”), governing negotiations between them for the development of the Shipyard.

5.	On November 7, 2000, the City’s voters passed, with an 87% vote of approval, Proposition P (“Proposition P”), which calls upon the Navy to remediate the Hunters Point Shipyard to the highest levels practical to assure the flexible reuse of the property. On July 30, 2001, the Board of Supervisors passed unanimously Resolution No. 634-01 implementing the will of the voters as expressed by Proposition P. That resolution confirms as a City policy that the Shipyard should be cleaned of toxic and hazardous pollution by the Navy to the highest practical level.

6.	The Shipyard has been divided into primary parcels, labeled A through G, as more particularly described on Exhibit A-A. In 2003, Lennar BVHP and the Agency entered into the HPS Phase 1 DDA, which sets forth the terms and conditions under which Lennar BVHP was to construct infrastructure to support the development of 1,600 residential units on Parcel A of the Shipyard, of which units approximately thirty percent (30%) will be affordable. The HPS Phase 1 DDA also requires the creation of approximately twenty-five (25) acres of public parks and open space on Parcel A. The Agency and Lennar BVHP amended and restated the Original ENA pursuant to that certain Amended and Restated Exclusive Negotiations Agreement dated as of December 2, 2003, under which the Agency and Lennar BVHP established new terms and conditions for negotiations between them for the development of the balance of the Shipyard, and on December 5, 2006 the Agency and Lennar BVHP entered into that certain First Amendment to the Amended and Restated Exclusive Negotiations Agreement (collectively, the “A&R ENA”).

7.	In March 2004, the Agency, in cooperation with the City and Lennar BVHP and in furtherance of Proposition P, entered into the Conveyance Agreement, a comprehensive agreement with the Navy governing the terms and conditions of the phased conveyance of the Shipyard by the Navy to the Agency. The Conveyance Agreement obligates the Navy to convey parcels to the Agency as the Navy successfully completes Hazardous Substances remediation.

8.	In 2005, the Navy conveyed Parcel A to the Agency under the terms of the Conveyance Agreement, and the Agency then conveyed a portion of Parcel A to Lennar BVHP under the terms of the HPS Phase 1 DDA. This conveyance allowed Lennar BVHP to begin infrastructure development on Parcel A, a substantial portion of which has been completed as of the Reference Date.

9.	Effective as of May 1, 2007, the Agency, Lennar BVHP and Lennar Communities, Inc., a California corporation (“Lennar Communities”), amended and restated the A&R ENA pursuant to that certain Second Amended and Restated Exclusive Negotiations and Planning Agreement (Phase 2 of Hunters Point Shipyard, with an Option to Expand Planning and Exclusive Negotiations to Include Candlestick Point) (the “Second A&R ENA”). The Second A&R ENA refined the terms between the Agency and Lennar BVHP related to negotiations between them for the development of the balance of the Shipyard and granted an option to Lennar Communities to expand the Second A&R ENA to include negotiations with the Agency for the development of the Candlestick Site, subject to certain conditions, including satisfaction of the Partner Requirement (as defined in the ENA).

10.	In August 2008, in connection with satisfaction of the Partner Requirement, (i) Lennar BVHP assigned its interest in the HPS Phase 1 DDA to HPS Development Co., LP, a Delaware limited partnership (together with any successor or assign as “Developer” permitted under the HPS Phase 1 DDA, “HPS Developer”), under that certain Assignment and Assumption Agreement (Disposition and Development Agreement (Hunters Point Shipyard Phase 1)) made as of August 29, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738451-00 at Reel J854, Image 0187, (ii) Lennar BVHP, Lennar Communities, HPS Developer, Developer and the Agency entered into that certain First Amendment to Second Amended and Restated Exclusive Negotiations and Planning Agreement (Hunters Point Shipyard Phase 2 and Candlestick Point) (the “First Amendment to Second A&R ENA”), (iii) Lennar BVHP assigned its interest in the Second A&R ENA and the First Amendment to Second A&R ENA to HPS Developer under that certain Assignment and Assumption Agreement (Second Amended and Restated Exclusive Negotiations and Planning Agreement (Hunters Point Shipyard Phase 2)) made as of August 29, 2008, and (iv) Lennar Communities assigned its interest in the Second A&R ENA and the First Amendment to Second A&R ENA to Developer under that certain Assignment and Assumption Agreement (Second Amended and Restated Exclusive Negotiations and Planning Agreement (Candlestick Point)) made as of August 29, 2008.

11.	In April 2010, (i) HPS Developer, Developer and the Agency entered into that certain Second Amendment to Second Amended and Restated Exclusive Negotiations and Planning Agreement (Hunters Point Shipyard Phase 2 and Candlestick Point) (together with the Second A&R ENA, the First Amendment to Second A&R ENA and as amended from time to time, the “ENA”), (ii) HPS Developer assigned its interest in the ENA to Developer under that certain Assignment and Assumption Agreement (Second Amended and Restated Exclusive Negotiations and Planning Agreement (Hunters Point Shipyard Phase 2)) and (iii) Lennar entered into that certain Guaranty Amendment and Affirmation pursuant to which Lennar acknowledged and agreed that that certain Guaranty Agreement (Second Amendment and Restated Exclusive Negotiations and Planning Agreement (Hunters Point Shipyard)) dated as of August 29, 2008 given by Lennar in favor of the Agency covered all obligations of “Developer” under the ENA and made certain conforming amendments (as amended, the “Original Project Guaranty”).

12.

Since its selection by the Agency, Developer (together with its predecessors-in-interest and Affiliates) has worked with the City, the Agency and the Navy to facilitate the redevelopment and economic reuse of the Shipyard. In planning for the reuse of the

Shipyard, the Agency, the City and Developer (together with its predecessors-in-interest and Affiliates) have consistently worked closely with the Hunters Point Shipyard Citizen’s Advisory Committee (the “CAC”), a group of City residents and business owners selected by the Mayor to provide input regarding the redevelopment of the Shipyard. Originally convened in 1993, the CAC was instrumental in developing the Shipyard Redevelopment Plan and has been extensively involved in shaping the Project and the Redevelopment Requirements.

Revitalization of the Candlestick Site

13.	In June 1997, voters in the City adopted two measures – Proposition D and Proposition F – providing for the development by the 49ers or their development partner of a new stadium for the 49ers and a related entertainment and retail shopping center at the Candlestick Site. Under Proposition F, the voters of the City adopted a special use district that allowed for the construction of a new stadium for the 49ers, a 1,400,000 square foot entertainment and shopping center, and other conditional uses, including residential uses. Under Proposition D, the voters of the City authorized the issuance of up to $100 million of lease revenue bonds to help finance the proposed development of a new stadium for the 49ers at the Candlestick Site.

14.	For years following the approval of Proposition D and Proposition F, the City worked with the 49ers and its retail developer partner to pursue a plan for developing the stadium and adjoining entertainment retail shopping center project. But that plan proved to be economically and practically infeasible, and in the spring of 2005 the 49ers terminated their exclusive negotiation arrangement with the retail developer. In the fall of 2005, the 49ers, after having conducted a competitive process for a new development partner, selected Lennar Corporation (“Lennar”), an Affiliate of Developer and HPS Developer, to explore the feasibility of a new plan for development of a new stadium for the 49ers in the context of a comprehensive mixed-use project at the Candlestick Site. Over the course of approximately eighteen (18) months, Lennar, working in cooperation with the 49ers and the City, explored a new preliminary plan for a mixed-use development at the Candlestick Site. In the fall of 2006, the 49ers decided that the proposed stadium and mixed-use development plan for the Candlestick Site did not fully meet their objectives and announced that they would instead focus on developing a new stadium project in Santa Clara.

15.	Alice Griffith is also located on the Candlestick Site. As reflected in Proposition G, an important component of the Project, subject to approvals from the Housing Authority and HUD, is to provide one-for-one replacement of the Units at Alice Griffith, targeted to the same income levels, and to ensure that eligible, existing residents have the opportunity to move to the new, upgraded Units directly from their existing Units without having to relocate to any other area.

16.

The CP State Recreation Area is also located on the Candlestick Site. In 1983, the City donated land in the Candlestick Site to the State to form the CP State Recreation Area, and the City retained certain reversionary rights based on the State’s ability to make improvements to the CP State Recreation Area. The CP State Recreation Area has the

potential to be a vital open space resource for the region generally and residents of BVHP specifically, but it has not reached its potential due to limited funding from the State and a challenging configuration. The improvement of the CP State Recreation Area has been a long-term goal of the State, the City and the BVHP community, but insufficient funding and under-used adjacent lands have prohibited the achievement of this goal.

17.	In planning for the reuse of the Candlestick Site, the Agency, the City and Developer (including its predecessors-in-interest and Affiliates) have consistently worked closely with the BVHP Project Area Committee (the “PAC”), a group of City residents and business owners elected by BVHP voters to provide input regarding the redevelopment contemplated by the BVHP Redevelopment Plan, including the Candlestick Site. Originally convened in 1997, the PAC has been extensively involved in shaping the Project and the Redevelopment Requirements.

Integrated Development of the Shipyard Site and the Candlestick Site

18.	The BVHP community, elected officials and the City’s voters have expressed their support for revitalizing the Candlestick Site and the Shipyard and demanded accountability from the federal government to remediate Hazardous Substances on the Shipyard. In July 1997, the Board of Supervisors adopted and the Mayor approved the Shipyard Redevelopment Plan for the Shipyard, and in June 2006 after a ten-year planning process, the Board of Supervisors adopted and the Mayor approved the BVHP Redevelopment Plan covering large portions of BVHP, including the Candlestick Site. Both the Shipyard Redevelopment Plan and the BVHP Redevelopment Plan are designed to create economic development, affordable housing, public parks and open space and other community benefits by developing under-used lands such as those comprising the Project Site. In May 2007, the Board of Supervisors adopted and the Mayor approved Resolution No. 264-07 (the “Framework Resolution”), endorsing a Conceptual Framework for the integrated development of the Candlestick Site and the Shipyard Site (the “Conceptual Framework”). The Conceptual Framework envisioned a major mixed-use project, including hundreds of acres of new waterfront parks and open space, thousands of new units of housing, a robust affordable housing program, extensive job-generating retail and research and development space, permanent space for the artist colony that exists in the Shipyard and a site for a new stadium for the 49ers on the Shipyard Site.

19.	In furtherance of the Framework Resolution, (i) the RecPark Commission, by its Resolution No. 0704-019, adopted on April 19, 2007, requested the Agency include the Existing Stadium Site under the ENA subject to the conditions set forth in the Framework Resolution and the Conceptual Framework and (ii) the Agency, Lennar BVHP and Lennar Communities entered into the Second A&R ENA.

20.

On June 3, 2008, the City’s voters passed Proposition G, which: (i) adopted policies for the revitalization of the Project Site; (ii) authorized the conveyance of the Existing Stadium Site by the City provided that there is a binding commitment to replace the conveyed property with other property of at least the same acreage that will be improved and dedicated as public parks or open space in the Project Site and further provided that the Board of Supervisors finds that the conveyance is consistent with the policies contained in Proposition G; (iii) repealed Proposition D and Proposition F relating to prior plans for the development of a new stadium and retail entertainment project on the Candlestick Site; and (iv) urged the City, the Agency and all other governmental agencies with jurisdiction to proceed expeditiously with revitalization of the Project Site.

21.	Certain public trust claims exist across different parts of the Project Site. In October 2009, the Governor of California approved and filed with the Secretary of State Senate Bill Number 792 (“SB 792”). In an effort to implement a beneficial configuration of land held in trust that will further the public purposes of such trust lands, as shown in the post-exchange trust lands configuration depicted in the Public Trust Exchange Agreement, SB 792 authorizes a public trust land exchange and boundary settlement within the Project Site and also authorizes the conveyance of land in the CP State Recreation Area to the Agency in consideration of certain payments and improvements to the CP State Recreation Area.

22.	Since February 2007, the Project has been reviewed by the BVHP community and other stakeholders in over two hundred (200) public meetings, including those held before the PAC, the CAC, the Agency Commission, the Board of Supervisors, the Planning Commission and other City commissions and in other local forums.

23.	The City and the Agency have analyzed potential environmental impacts of the Project and identified mitigation measures in the Environmental Impact Report for Candlestick Point – Hunters Point Shipyard Phase II (the “Project EIR”) and a Mitigation Monitoring and Reporting Program attached hereto as Exhibit L (the “Project MMRP”), in accordance with the requirements of CEQA. On or about the Reference Date, the Planning Commission certified the Project EIR and the Agency Commission certified the Project EIR and approved this DDA. Promptly following the Reference Date, the Parties will request the Board of Supervisors to approve amendments to both the Shipyard Redevelopment Plan and the BVHP Redevelopment Plan related to the Project (collectively, the “Redevelopment Plan Amendments”).

24.	The Parties wish to enter into this DDA to set forth the terms and conditions under which the Project may be developed.

AGREEMENT

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Developer and the Agency agree as follows:

1. The Project.

1.1 Overview. This DDA contemplates a project (the “Project”) under which Developer and the Agency assemble both the Shipyard Site and the Candlestick Site (collectively, the “Project Site”) and the Agency conveys real property that the Agency owns or acquires to Developer for the purposes of (i) alleviating blight in the Project Site through development of Improvements consistent with the Redevelopment Requirements, (ii) constructing Infrastructure, such as roads and utilities, (iii) constructing Infrastructure to support the construction of Below-Market Rate Units, (iv) constructing and improving public parks and open space, (v) constructing the Alice Griffith Replacement Projects, including supporting Infrastructure, (vi) providing a site for a new stadium for the 49ers on the Shipyard Site, should the 49ers timely elect to move there, (vii) remediating existing Hazardous Substances and (viii) selling Lots to Vertical Developers who will construct Units and commercial and public facilities thereon, all as more particularly described in this DDA.

1.2 Improvements. The primary Vertical Improvements constituting the Project are listed below and are more particularly described in the Development Plan, the Redevelopment Plans, and the Design for Development. Developer and Vertical Developers shall design, construct and complete the Infrastructure and Vertical Improvements, the Agency shall review Applications for their Approval, and the Agency shall design, construct and complete Agency Affordable Units, all at the times and subject to the conditions set forth in this DDA. In accordance with the terms of this DDA, Developer and Vertical Developers shall have the right and, with regard to certain Infrastructure and Vertical Improvements and upon the satisfaction of certain conditions set forth in this DDA, the obligation, to develop:

1.2.1 if the Stadium Condition is timely satisfied and the Final Stadium Agreement is executed and delivered by the 49ers and the Agency (the “Stadium Alternative”):

(a) 336 acres of public park and open space improvements;

(b) 10,500 new homes, including 2,650 Units on the Shipyard Site and 7,850 Units on the Candlestick Site, approximately thirty-one and eighty-six hundredths percent (31.86%) of which Units shall be Below-Market Rate Units (including the Agency Affordable Units to be developed by the Agency on the Shipyard Site and the Candlestick Site), all as provided in the Below-Market Rate Housing Plan;

(c) 635,000 gross square feet of regional retail space on the Candlestick Site;

(d) 250,000 gross square feet of neighborhood serving retail space split approximately evenly between the Candlestick Site and the Shipyard Site;

(e) 2,500,000 gross square feet of office, science and technology, research and development and industrial uses on the Shipyard Site;

(f) 150,000 gross square feet of office and other commercial uses on the Candlestick Site;

(g) 150,000 gross square feet of hotel use (approximately 220 rooms) on the Candlestick Site;

(h) a 10,000 seat (75,000 gross square feet) arena on the Candlestick Site;

(i) a 300 slip marina on the Shipyard Site;

(j) the New Stadium Site for the New Stadium, including the Stadium Pad Infrastructure and the Stadium Related Infrastructure; and

(k) parking accessory to the foregoing.

1.2.2 if the Stadium Termination Event occurs (the “Non-Stadium Alternative”):

(a) 326 acres of public park and open space improvements;

(b) 10,500 new homes, including 4,275 Units on the Shipyard Site and 6,225 Units on the Candlestick Site, approximately thirty-one and eighty-six hundredths percent (31.86%) of which Units shall be Below-Market Rate Units (including the Agency Affordable Units to be developed by the Agency on the Shipyard Site and the Candlestick Site), all as provided in the Below-Market Rate Housing Plan;

(c) 635,000 gross square feet of regional retail on the Candlestick Site;

(d) 250,000 gross square feet of neighborhood serving retail space split approximately evenly between the Candlestick Site and the Shipyard Site;

(e) 3,000,000 gross square feet of office, science and technology, research and development and industrial uses on the Shipyard Site;

(f) 150,000 gross square feet of office and other commercial uses on the Candlestick Site;

(g) 150,000 gross square feet of hotel use (approximately 220 rooms) on the Candlestick Site;

(h) a 300 slip marina on the Shipyard Site;

(i) a 10,000 seat (75,000 gross square feet) arena on the Candlestick Site; and

(j) parking accessory to the foregoing.

1.2.3 The Parties acknowledge and agree that the density and intensity of development as set forth in this Section 1.2 forms the basis of Developer’s financial expectations for the Project and the Summary Proforma. The particular land uses and locations are shown in the Development Plan and defined more particularly in the BVHP Redevelopment Plan and the Shipyard Redevelopment Plan. Design controls governing the Project are set forth in the applicable Design for Development. The Development Plan is provided for the purposes of indicating the general type, pattern and location of development as shown, but shall not be construed as a regulating document with regard to land uses or development standards, both of which are regulated and controlled by the Redevelopment Plans and the Design for Development.

1.2.4 Before the Stadium Termination Event, Developer shall have the right to proceed under the Stadium Alternative as described in this DDA (including the Phasing Plan, the Development Plan, the Infrastructure Plan, Parks and Open Space Plan and the Housing Map), the Redevelopment Plans and the Design for Development and if the Stadium Termination Event occurs the Stadium Alternative shall terminate and Developer shall have the right to proceed under the Non-Stadium Alternative as described in this DDA (including the Phasing Plan, the Development Plan, the Infrastructure Plan, Parks and Open Space Plan and the Housing Map), the Redevelopment Plans and the Design for Development.

1.3 Developer’s Role Generally. Developer shall be the master developer for the Project, orchestrating development of the Project Site in cooperation with the Agency, the City, current land owners, Vertical Developers and others.

1.4 Development Process Generally. As more particularly described in Article 3, the Project will be developed in a series of Major Phases, and within each Major Phase in a series of Sub-Phases, under the following process, as and to the extent required under this DDA:

(a) a Complete Major Phase Application must be submitted to the Agency for each Major Phase before the applicable Outside Date;

(b) following (or simultaneous with) a Major Phase Approval, a Complete Sub-Phase Application must be submitted to the Agency for each Sub-Phase within that Major Phase before the applicable Outside Date;

(c) following Sub-Phase Approval and satisfaction of the conditions for conveyance, the Agency shall convey certain real property it owns or acquires within that Sub-Phase to Developer;

(d) pursuant to the Sub-Phase Approval, Developer shall Commence and Complete the Infrastructure for that Sub-Phase before the applicable Outside Dates;

(e) Developer shall Transfer each Lot to a Vertical Developer, which may include Developer and its Affiliates, for the Commencement and Completion of Vertical Improvements, and in connection with such Transfer enter into an Assignment and Assumption Agreement with such Vertical Developer;

(f) if not previously obtained, each Vertical Developer shall obtain a Vertical Approval for the proposed Vertical Improvements on the Lot it acquires; and

(g) each Vertical Developer shall have the right to proceed with the Commencement and Completion of Vertical Improvements consistent with its Vertical Approval, its Assignment and Assumption Agreement and the Redevelopment Requirements.

1.5 Proportionality. Because the Project will be built over a long time period, the Parties have carefully structured the amount and timing of public and community benefits to coincide with the amount and timing of the development of Market-Rate Units and other commercial opportunities. The public and community benefits have been described and apportioned as set forth in (i) the Phasing Plan, with respect to the Associated Public Benefits for each Major Phase and Sub-Phase, (ii) the Community Benefits Plan, with respect to funding the contributions and other public and community benefits described therein, (iii) the Below-Market Rate Housing Plan, with respect to the delivery of Alice Griffith Replacement Projects, the Agency Lots, and the production of Inclusionary Units and Workforce Units, and (iv) the Parks and Open Space Plan and the Infrastructure Plan, with respect to the Completion of parks and open space. If Developer or a Vertical Developer requests changes to the amount or timing of public and community benefits as set forth above in any Application, then such changes shall be subject to the Approval of the Agency Director, provided the Agency Director shall refer any material changes to the amount or timing of public and community benefits to the Agency Commission for its review and Approval as set forth in the DRDAP.

1.6 Phase Boundaries; Associated Public Benefits; Order of Development.

(a) The preliminary boundaries of Major Phases and the preliminary boundaries of Sub-Phases within the Major Phases are set forth in the Phasing Plan. Developer may request changes to the boundaries of any Major Phase or Sub-Phase, which changes will be subject to the Approval of the Agency as set forth in the DRDAP.

(b) “Associated Public Benefits” are public parks, open space and other public benefits that are tied to particular Sub-Phases as described in the Phasing Plan that Developer must Complete on or before the applicable Outside Date. Developer may request changes to the Associated Public Benefits for any Major Phase or Sub-Phase, which changes will be subject to the Approval of the Agency as set forth in the DRDAP.

(c) Major Phase Applications and Sub-Phase Applications must be submitted in the order described in Section 3.4.1. Developer may request changes to such order, which changes will be subject to the Approval of the Agency as set forth in Section 3.4.1 and the DRDAP.

1.7 Schedule of Performance. This DDA contemplates that the submission of Complete Major Phase Applications and Complete Sub-Phase Applications, the Commencement and Completion of Infrastructure within Sub-Phases, and certain other identified obligations will be Commenced or Completed by the applicable Outside Dates. Developer or Vertical Developers may request changes or additions to the Schedule of Performance, which changes will be subject to the Approval of the Agency as set forth in the DRDAP. For the convenience of the Parties, following a Transfer under this DDA, the Agency, Developer and the Transferee may agree to maintain a separate Schedule of Performance related to the obligations of such Transferee under this DDA. Any such separate Schedule of Performance will be maintained by the Agency in accordance with Section 27.35.

2. Term of this DDA. The term of this DDA (the “Term”) shall commence upon the Effective Date and shall terminate, unless earlier terminated as provided below, on the date of: (i) as it pertains to the Candlestick Site, the expiration of the BVHP Redevelopment Plan; (ii) as it pertains to the Shipyard Site, the expiration of the Shipyard Redevelopment Plan; (iii) for a Lot on which Vertical Improvements have been constructed, Completion of such Vertical Improvements; and (iv) the last Certificate of Completion for the Project (including all

Improvements contemplated under this DDA as of the Reference Date or Approved by the Agency at any time thereafter). This DDA shall also terminate, in whole or in part, to the extent provided under Section 3.6, Article 10, Section 11.4, Article 16 and Section 27.36.

3. Project Phasing.

3.1 Phased Development Generally. The Project Site has been divided into certain “Major Phases” and, within each Major Phase, various “Sub-Phases”, each of which is shown in the Phasing Plan. Subject to the terms and conditions of this DDA, the Agency shall convey portions of the Project Site owned or acquired by the Agency as provided in this DDA to Developer, and such portions, together with any additional property acquired by Developer in the Project Site, shall be developed by Developer in phases under this DDA.

3.2 Major Phases. The Parties intend that Major Phases allow for planning of large mixed-use areas or neighborhoods within the Project Site. The Agency’s consideration and Approval of each Major Phase Application in the manner set forth in the DRDAP (each, as amended from time to time, a “Major Phase Approval”) is required before, or concurrently with, the Agency’s consideration of and grant of a Sub-Phase Approval for any Sub-Phase in that Major Phase.

3.3 Sub-Phases. The Parties intend that Sub-Phases allow for more detailed planning of smaller-scale areas within the Major Phase. Sub-Phase boundaries shall correspond to the boundaries in applicable Subdivision Maps or as otherwise set forth in the Major Phase Approval. The Agency’s consideration and Approval of each Sub-Phase Application in the manner set forth in the DRDAP (each, as amended from time to time, a “Sub-Phase Approval”) is required before the Agency’s consideration of and grant of a Vertical Approval for any Vertical Improvements for that Sub-Phase.

3.4 Applications for, Approval of and Sequencing of Major Phases and Sub-Phases. During the Term, Developer shall apply for, and the Agency shall consider and grant or deny Approvals of, Major Phases and Sub-Phases in the manner and subject to the terms and conditions set forth in this DDA and the DRDAP. Applications for Major Phase Approvals (each, a “Major Phase Application”) and for Sub-Phase Approvals (each, a “Sub-Phase Application”) shall be submitted in the order set forth below.

3.4.1 Order of Major Phases and Sub-Phases.

(a) Initial Major Phase. Developer shall submit the first Complete Major Phase Application for the Initial Major Phase on or before the applicable Outside Date. The “Initial Major Phase” is Major Phase 1 which includes the Alice Griffith Site and portions of Parcel A, Parcel B, Parcel C and Parcel D-2. Notwithstanding anything to the contrary set forth in the Phasing Plan attached hereto as of the Reference Date, the Parties agree that Developer’s obligations regarding the Stadium Major Phase and Stadium Sub-Phases are dependent upon certain events or actions outside of Developer’s control and therefore Developer can omit the real property covering the Stadium Major Phase in its Initial Major Phase Application. Furthermore, the timing of Developer’s obligations for submission of the Major Phase Application for the Stadium Major Phase and the Sub-Phase Applications for the Stadium Sub-Phases shall be governed by Article 5.

(b) Initial Sub-Phases. The “Initial Sub-Phases” are (i) all of the real property required to Complete the Infrastructure that is necessary to construct the Alice Griffith Replacement Projects and (ii) the first Sub-Phase in Major Phase 1 on the Shipyard Site as set forth in the Phasing Plan and the Schedule of Performance. Developer shall submit Sub-Phase Applications for the Initial Sub-Phases on or before the applicable Outside Dates. If Developer submits a Sub-Phase Application covering additional portions of the Initial Major Phase at the same time that it submits the Sub-Phase Application for the Initial Sub-Phases, the Agency agrees that it will review and consider the two (2) Applications at the same time.

(c) Subsequent Major Phases and Subsequent Sub-Phases. All Major Phases other than the Initial Major Phase are referred to in this DDA as “Subsequent Major Phases”. All Sub-Phases other than the Initial Sub-Phase are referred to in this DDA as “Subsequent Sub-Phases”.

(d) Order of Filing. Subject to this Section 3.4.1 and Section 3.6, Developer shall submit all Complete Major Phase Applications and all Complete Sub-Phase Applications in the order set forth in the Schedule of Performance and on or before the respective Outside Dates. However, Developer may request changes to such order in its Major Phase Applications. In determining whether to grant its Approval of such requested changes, the Agency Commission may consider, among other matters, how such changes would affect the timing and delivery of the Associated Public Benefits and the other public benefits described in the Below-Market Rate Housing Plan and the Community Benefits Plan. The Agency also may request changes to the order of Major Phase Applications and Sub-Phase Applications, and any such requested changes will be subject to the Approval of Developer. In determining whether to grant its Approval of such requested changes, Developer may consider, among other matters, how such changes would affect Project Costs and ability to achieve the Developer Return.

3.4.2 Phasing of Conveyances to Developer. Following the grant of a Sub-Phase Approval and the satisfaction (or waiver by the Agency) of all conditions to the Agency’s obligation to convey real property to Developer as set forth in Article 10, the Agency shall: (i) convey to Developer all real property the Agency owns (or acquires as contemplated herein) that is part of the Sub-Phase, other than real property that is subject to the Public Trust and the “Public Property”, which is the Agency Lots, the Alice Griffith Lots, the Community Facilities Lots, the Open Space Lots, including Parcel E-2, the Fire Station Lot, and the public rights of way and other real property intended to be owned permanently by Governmental Entities, including real property that is to be placed under the Public Trust; (ii) with the Approval of Developer in its sole discretion, convey to Developer all real property the Agency owns (or acquires as contemplated herein) that is part of the Sub-Phase (excluding property that is subject to the Public Trust or that is to be placed under the Public Trust), subject to Developer’s obligation to convey the Public Property back to the Agency as it directs; or (iii) lease to Developer all or any portion of the property the Agency owns, other than the Public Property, but only with Developer’s Approval. Any such conveyance from Developer to the Agency shall be under a Developer Quitclaim Deed and shall be free and clear of any title exceptions or encumbrances other than those (1) that existed at the time of the conveyance from the Agency to Developer, (2) permanent recorded restrictions or covenants that are required as a part of Developer’s obligations hereunder (and not including any mechanics or other liens or security instruments) or (3) for ad valorem property taxes or assessments related to the period after Developer’s ownership. All mapping and legal descriptions required for conveyances from the Agency to Developer under this DDA shall be prepared by Developer and Approved by the Agency Director.

3.5 Private Parcels. Developer shall use commercially reasonable efforts to promptly obtain fee simple title, at commercially reasonable prices, to all Private Parcels, and shall keep the Agency reasonably informed of its efforts. If Developer has not acquired, or obtained the right to acquire, all Private Parcels within a Major Phase, then Developer shall give the Agency a written summary of Developer’s efforts to acquire the Private Parcels as part of the applicable Major Phase Application. If Developer does not extend the Outside Date for submission of the Major Phase Application as permitted in this DDA, Developer shall include in the Major Phase Application proposed adjustments to the Project applicable to such Major Phase and any proposed adjustments to the size and distribution of Associated Public Benefits and other community benefits within the Major Phase. Thereafter, the Agency staff and Developer shall work together in good faith to determine how best to implement the Redevelopment Requirements in light of the unavailability of the Private Parcels. The Parties acknowledge and agree that the proposed adjustments to the Project to be developed under this DDA, including the Associated Public Benefits and other community benefits, should be minimized to the extent feasible and be designed so as to maintain the benefit of the bargain for both Parties under this DDA. So long as the Parties continue to work together to negotiate proposed adjustments as set forth above, any delay caused thereby shall be deemed to be Excusable Delay, but not to exceed twelve (12) months. The Agency Commission shall give or deny Approval of the Major Phase Application, as adjusted to remove the Private Parcels, in the manner and according to the standards set forth in the DRDAP. However, if the proposed changes to the Project require additional environmental analysis and review under applicable law, then (i) the Agency shall not finally consider the proposed changes until the completion of such environmental analysis and review and (ii) the Agency shall have the right to approve or reject the proposed changes in its sole discretion as and to the extent required by law.

3.6 Effect of Failure to File Major Phase or Sub-Phase Applications in a Timely Manner; Right of the Agency to Offer Development Opportunity to Others.

3.6.1 If Developer fails to submit a Complete Major Phase Application or a Complete Sub-Phase Application to the Agency by the applicable Outside Date or as provided in Section 5.2.3 and Section 5.2.4, then the Agency may notify Developer that the Agency intends to terminate Developer’s right to obtain Approval of such Complete Major Phase Application or Complete Sub-Phase Application and some or all future Major Phase Applications and Sub-Phase Applications. If Developer does not respond to such notice by filing the overdue Complete Major Phase Application or Complete Sub-Phase Application within ninety (90) days after receipt of such notice, the Agency may, with the Approval of the Agency Commission following a public meeting (and subject to Section 3.6.2), terminate Developer’s right to obtain Approval of such Complete Major Phase Application or Complete Sub-Phase

Application and to submit all subsequent Major Phase Applications and Sub-Phase Applications, in each case by notifying Developer before the date that Developer submits such overdue Complete Major Phase Application or Complete Sub-Phase Application. Upon any such termination, Developer’s rights and obligations under this DDA for the affected real property shall, subject to Section 3.6.2, terminate and the Agency shall have the right to record a Notice of Termination as set forth in Section 27.36.

3.6.2 The Parties acknowledge that Project Site development will take place over many years and that the circumstances affecting such development may change during that period. Excluding the Initial Major Phase and the Stadium Major Phase, if Developer reasonably determines that the development of any Major Phase or Sub-Phase in accordance with this DDA has become commercially infeasible for reasons other than the financial condition of Developer, then before the applicable Outside Date for Developer’s submission of a Complete Major Phase Application or Complete Sub-Phase Application, Developer may notify the Agency that Developer is willing to proceed with the applicable Major Phase Application or Sub-Phase Application only if the Agency agrees to specified changes to the requirements of this DDA to make the proposed development commercially feasible (the “Requested Change Notice”). The Requested Change Notice shall include a detailed description of all the terms and conditions of this DDA that Developer proposes to change and the reasons why Developer believes that development is infeasible without the proposed changes. If Developer submits a Requested Change Notice and there is no uncured Material Breach by Developer (other than the failure to submit a Complete Major Phase Application or Complete Sub-Phase Application with reference to the Major Phase or Sub-Phase as to which a Requested Change Notice is timely given), then the Agency shall not terminate all or any part of this DDA under Section 3.6.1 until the Parties have negotiated proposed changes to this DDA for a period of not less than nine (9) months, subject to any extensions agreed to by Developer and the Agency (each in its respective sole discretion) and subject to Developer’s cure of any then-existing Events of Default within such negotiation period. If the Agency staff and Developer are able to agree to changes, then they shall promptly prepare a proposed amendment to this DDA, including an extension of the Schedule of Performance permitting Developer a reasonable time to submit Applications or amend existing Applications, for review and consideration by the Agency Commission. Any such changes shall be subject to the Approval of the Agency in its sole discretion following, if required, additional environmental analysis and review. If the Agency staff and Developer are unable to agree on the changes to this DDA within the time period set forth above, or if the Agency Commission does not Approve the proposed changes to this DDA, then the Agency may exercise its termination rights as set forth in Section 3.6.1. Notwithstanding anything to the contrary above, this Section 3.6.2 shall not apply to any failure by Developer to submit a Major Phase Application or Sub-Phase Application as and when required to satisfy the Developer Stadium Obligations.

3.6.3 If Developer’s right to submit Major Phase Applications or Sub-Phase Applications is terminated under Section 3.6.1 (following compliance with Section 3.6.2, if applicable), the Agency may in its sole discretion offer the development opportunity that was terminated (the “Development Opportunity”) to other qualified developers under a request for proposals or other process determined by the Agency in its sole discretion. The Agency may require that the Development Opportunity conform to the material requirements of this DDA with respect to the applicable real property or may make such changes to the Development

Opportunity as the Agency determines are appropriate in the circumstances; provided, that (i) if the Agency offers the Development Opportunity to others following termination under Section 3.6.1, the Agency must do so as part of an open and competitive process and, so long as Developer is not in Material Breach (or has not committed an act that would be a Material Breach but for the giving of notice or passage of time), Developer shall have the right to participate in the competitive process, and (ii) in formulating the Development Opportunity, the Agency will not permit uses that are incompatible with Developer’s development rights under any portion of this DDA that has not been terminated. So long as the Agency offers the Development Opportunity under an open and competitive process that is consistent with the foregoing sentence and does not exclude Developer’s participation as set forth above, Developer shall have no right to challenge, limit or contest the Agency’s process or the offering of the Development Opportunity to others as set forth in this Section 3.6.3.

3.6.4 Upon any termination under Section 3.6.1, the Agency shall release Developer from all obligations that relate to the terminated portions of this DDA, including all Infrastructure obligations and Associated Public Benefits that relate to the Major Phases or Sub-Phases at issue.

3.6.5 All references to “Developer” in this Section 3.6 shall be deemed to include all Affiliates of Developer, if applicable, but shall not include Third Parties.

4. Assignment and Assumption Agreements; Vertical Approvals.

4.1 Assignment and Assumption Agreement. Following recordation of a final Subdivision Map (other than a Transfer Map) and the Commencement of Infrastructure, Developer shall Transfer Lots in accordance with Article 17 and enter into an Assignment and Assumption Agreement with each Vertical Developer (including Developer and Affiliates of Developer) that must contain: (a) a legal description of the Lots being Transferred; (b) a detailed description of the rights and obligations under this DDA to be assigned to and assumed by Vertical Developer, including but not limited to the assumption by Vertical Developer of applicable obligations under the Community Benefits Plan and the BVHP ECP; (c) the obligations under this DDA that are assumed by Vertical Developer and from which Developer will be released; (d) confirmation of the Indemnification obligations and releases of Vertical Developer as set forth in Article 11 and in the Developer Consent attached to the Interagency Cooperation Agreement and the Planning Cooperation Agreement; (e) if such Lots will be used for a Stand-Alone Workforce Project, changes to the Schedule of Performance to include the dates by which Vertical Developer shall Commence and Complete the Stand-Alone Workforce Project; (f) if such Lots will contain Community Facilities Space, an undertaking by Vertical Developer to construct the applicable Community Facilities Space in accordance with the Community Benefits Plan; (g) if such Lots will contain a Residential Project, an obligation by Vertical Developer to construct the number of Units, including the number of Below-Market Rate Units, as are allocated to the Lot or Lots pursuant to the Below-Market Rate Housing Plan when and if Vertical Improvements are constructed; (h) an agreement and covenant by Vertical Developer not to challenge the enforceability of any of the provisions or requirements of this DDA, including, if such Lots will contain a Residential Project, an agreement and covenant by Vertical Developer for the benefit of the Agency and Developer regarding the non-applicability of the Costa-Hawkins Act as set forth in section 7.2 of the Below-Market Rate Housing Plan;

(i) if the Infrastructure for the Lots is not Completed, an assumption of the risk of non-Completion and a waiver and release for the benefit of the Agency and the City regarding any failure to Complete the Infrastructure; and (j) such other matters as are deemed appropriate by Developer and are Approved by the Agency Director. Each such Assignment and Assumption Agreement must be in recordable form and Approved by the Agency Director, although the Agency Director may elect, in his or her sole discretion, not to Approve any Assignment and Assumption Agreement (i) that does not include the items listed above, (ii) if Developer is then in Material Breach of its obligations in the applicable Sub-Phase, or (iii) to the extent set forth in the Below-Market Rate Housing Plan. If Developer has not Completed the Infrastructure for a Lot at the time of an Assignment and Assumption Agreement, the Agency shall reasonably consider (taking into account the ability of Developer to provide such access without crossing real property owned by the Agency) any request by the applicable Vertical Developer to enter into one (1) or more Permits to Enter with such Vertical Developer to provide necessary access to the Lot(s) by crossing real property owned by the Agency. At the closing of the Transfer of such Lot, Developer shall record the Assignment and Assumption Agreement in the Official Records and promptly following the closing shall deliver an original copy of the Assignment and Assumption Agreement to the Agency.

4.2 Vertical Applications and Approvals. Vertical Developers shall submit, and the Agency shall consider and Approve, Vertical Applications in the manner set forth in the DRDAP. Before Commencing a Vertical Improvement, Vertical Developers shall have entered into an Assignment and Assumption Agreement in accordance with Section 4.1 and obtained a Vertical Approval for such Vertical Improvement in accordance with the DRDAP.

4.3 Conditions for Vertical Approvals. The Agency Director shall have no obligation to grant a Vertical Approval unless and until (i) the Agency has first granted the applicable Sub-Phase Approval, (ii) Developer has Completed, or provided Adequate Security to the Agency for the Completion of, the Infrastructure required by the Infrastructure Plan to service the Lot, (iii) the Agency has Approved a tentative Subdivision Map that includes the applicable Lot, and (iv) the applicable Vertical Developer is in compliance with its Assignment and Assumption Agreement. Notwithstanding anything to the contrary above, there shall be no Assignment and Assumption Agreement or Vertical Approval for the Public Property.

5. Stadium and Non-Stadium Alternatives.

5.1 General. Proposition G established a City policy to encourage the timely development of the Project Site, including providing the New Stadium Site for the 49ers. Proposition G also encouraged the development of the Project Site with alternative uses if the 49ers do not timely elect to build the New Stadium on the New Stadium Site. Accordingly, the Parties wish to maintain the availability of the New Stadium Site for the 49ers for a reasonable period of time, meanwhile retaining the flexibility to proceed with alternative land uses if the 49ers do not timely commit to build the New Stadium on the New Stadium Site as specified below.

5.2 Stadium Alternative.

5.2.1 Certain Definitions. As used herein,

“49ers” means the San Francisco Forty Niners, a franchise of the NFL, and “49ers Lease” means the lease of the Existing Stadium Site between the City and the 49ers dated as of December 3, 1969, as amended;

“50% Development Condition” means that Developer has obtained a Certificate of Completion for Lots that are entitled for fifty percent (50%) of the number of Units anticipated to be constructed on the Shipyard Site in the Initial Major Phase, as such number is set forth in the applicable Major Phase Approval;

“Compensating Land” means the Existing Stadium Site together with the remainder of the real property on the Candlestick Site owned or acquired as contemplated herein by the Agency, excluding the Public Property;

“Developer Stadium Obligations” means: (1) the payment of One Hundred Million Dollars ($100,000,000) to the 49ers as set forth in Section 5.2.4(d) (the “Developer Stadium Contribution”); (2) the Commencement of the Stadium Pad Infrastructure and the Stadium Related Infrastructure by the dates specified below, and the diligent and continuous prosecution to Completion; (3) the Completion of the Stadium Pad Infrastructure and the Stadium Related Infrastructure by the dates specified below; and (4) the timely delivery to the Agency of financial assurances covering the obligations in clauses (2) and (3) above, in each case reasonably Approved by the 49ers, the Agency and Developer and as described in the Preliminary Stadium Agreement (individually and collectively, the “Stadium Assurance”);

“Earliest Stadium Pad Commencement Date” means February 1, 2013;

“Existing Stadium Site” means the site of the NFL football stadium that is the subject of the 49ers Lease;

“Final Stadium Agreement” means a lease or disposition and development agreement between the Agency and the 49ers that obligates the 49ers to construct the New Stadium and to use the Developer Stadium Contribution for the payment of construction costs of the New Stadium only and for no other purpose and that is consistent with the Preliminary Stadium Agreement and the Redevelopment Requirements;

“Final Stadium Agreement Cutoff Date” means the date that is eighteen (18) months after the date that the Stadium Condition is satisfied, as such date may be extended under Section 5.2.2(b), and is the last date by which the Agency and the 49ers may execute and deliver the Final Stadium Agreement;

“New Stadium” means the new NFL football stadium that may be built by the 49ers or its affiliates on the New Stadium Site;

“NFL” means the National Football League;

“Preliminary Stadium Agreement” means a non-binding term sheet, memorandum of understanding or similar document signed by the 49ers, the City’s Mayor, and the Agency that contains, at a minimum: (1) the critical business terms (such as rent, term, maintenance obligations, and conditions to construction of the New Stadium) of a lease or a disposition and development agreement under which the 49ers agree to build the New Stadium and to relocate all of their home football games to the New Stadium, all consistent with the Redevelopment Requirements and Proposition G; (2) a requirement that the New Stadium Site be used solely for the New Stadium and ancillary uses, including concerts and other sporting events, for a required minimum term; (3) a commitment by the 49ers not to relocate any of their home football games to another site for the required minimum term; (4) the contribution of the Jamestown Parcels to the Project for use in a manner consistent with the Redevelopment Plans, the Design for Development, the Housing Map and the Development Plan; (5) a financing plan for the construction of the New Stadium that is consistent with Proposition G and that describes the funding sources for the New Stadium; (6) the right of the 49ers to use and obtain revenues from the structured parking constructed by Developer on the real property adjacent to the New Stadium Site during game days and other events sponsored by the 49ers, as reasonably Approved by the Agency, the 49ers and Developer; and (7) a description of the Stadium Assurance from Developer, and the security and financial assurances to be provided by the 49ers or its Affiliates for construction of the New Stadium, all as reasonably Approved by the Agency, Developer and the 49ers;

“Stadium Condition” means that: (1) the Agency has delivered to Developer a true and correct copy of the fully executed Preliminary Stadium Agreement; (2) there is no pending litigation involving the adequacy of the environmental review under CEQA for actions taken by the Agency in connection with this DDA; (3) the NFL has approved or endorsed in writing the Preliminary Stadium Agreement, including the terms and conditions for any NFL financing contemplated therein; and (4) Developer has Approved the Preliminary Stadium Agreement; provided that such Approval shall be limited to Approval as set forth in clause (7) of the definition of the Preliminary Stadium Agreement and to items that (a) deviate from the terms and provisions set forth in this DDA related to the New Stadium, and (b) other than in an insubstantial manner (i) increase the cost to Developer of satisfying the Developer Stadium Obligations or Developer’s other obligations under this DDA or (ii) accelerate the date by which Developer must satisfy the Developer Stadium Obligations or Developer’s other obligations under this DDA;

“Stadium Condition Cutoff Date” means January 1, 2015, as such date may be extended under Section 5.2.2(a), and is the last date by which the Stadium Condition may be satisfied;

“Stadium Pad” or “New Stadium Site” means that real property shown as the New Stadium Site on Exhibit A-B-A;

“Stadium Pad Infrastructure” means (i) Infrastructure for the Stadium Pad described in Exhibit M, (ii) demolition of any existing structures on the Stadium Pad, and (iii) Environmental Remediation, grading and soil compaction of the Stadium Pad; all so as to make the Stadium Pad a Developable Lot; and

“Stadium Related Infrastructure” means all Infrastructure required to support the New Stadium, as described in Exhibit M, other than the Stadium Pad Infrastructure.

5.2.2 Extension of Cutoff Dates.

(a) The Stadium Condition Cutoff Date shall be extended upon the Agency’s notice to Developer:

(i) for a period of up to one (1) year if (A) the 49ers and the Agency are negotiating, with the NFL’s concurrence, the Preliminary Stadium Agreement and the 49ers agree that they will negotiate only with the Agency and the City, and will not entertain offers for another site for a new football stadium, during such negotiation period, and (B) the Agency Director notifies Developer that he or she believes the Stadium Condition may be satisfied during such period; and

(ii) for a period of up to one (1) year if the 50% Development Condition has not occurred by the Stadium Condition Cutoff Date, as extended under clause (i) above.

(b) The Final Stadium Agreement Cutoff Date shall be extended upon the Agency’s notice to Developer for a period of up to one (1) year if (A) the Agency and the 49ers are negotiating, with the NFL’s concurrence, the Final Stadium Agreement and the 49ers have agreed that during such negotiation period they will negotiate only with the Agency and the City and will not entertain offers for another site for a new football stadium, and (B) the Agency Director notifies Developer that he or she believes that the Final Stadium Agreement will be executed and delivered during such period.

(c) The Agency and City shall keep Developer generally informed of the status of negotiations with the 49ers and the NFL, including any material changes in circumstances, and shall consult with Developer as appropriate during such negotiations.

5.2.3 Developer Obligations if Stadium Condition Timely Satisfied. If the Stadium Condition is satisfied on or before the Stadium Condition Cutoff Date, Developer shall promptly prepare and submit at its expense, in timely fashion so as to have obtained required Approvals and be in a position to Commence the Stadium Pad Infrastructure on or before the later to occur of (i) the Earliest Stadium Pad Commencement Date and (ii) eighteen (18) months after the date that the Stadium Condition is satisfied (the “Stadium Pad Start Date”):

(a) a Complete Major Phase Application for the portion of the Project Site comprising the Stadium Pad Sub-Phases under the Stadium Alternative (the “Stadium Major Phase”);

(b) a Complete Sub-Phase Application for the Stadium Pad under the Stadium Alternative (the “Stadium Pad Sub-Phase”); and

(c) such additional applications, agreements or Authorizations by applicable Governmental Entities, including applications for Subdivision Maps under the CP/HPS Subdivision Code, as may be needed to Commence the Stadium Pad Infrastructure.

5.2.4 Developer Obligations if Final Stadium Agreement is Timely Executed and Delivered. If the Final Stadium Agreement is executed and delivered by the Agency and the 49ers on or before the Final Stadium Agreement Cutoff Date, Developer shall perform the Developer Stadium Obligations as follows:

(a) Developer shall submit such Complete Sub-Phase Applications (the “Stadium Related Sub-Phase” and together with the Stadium Pad Sub-Phase, the “Stadium Sub-Phases”) and applications for Authorizations (including for Subdivision Maps under the CP/HPS Subdivision Code) as are needed to enable Developer to Commence and Complete the Stadium Related Infrastructure on or before the applicable Outside Dates;

(b) Developer shall Commence the Stadium Pad Infrastructure on or before thirty (30) days after the Stadium Pad Start Date, shall diligently and continuously prosecute such work to Completion, shall Complete the Stadium Pad Infrastructure no later than twenty-four (24) months after the Stadium Pad Start Date, and upon Completion shall deliver the Stadium Pad to the 49ers for construction of the New Stadium;

(c) Developer shall Commence the Stadium Related Infrastructure within thirty (30) days of the later to occur of the date that (i) Developer Completes the Stadium Pad Infrastructure and (ii) the 49ers Commence the New Stadium, and shall thereafter diligently and continuously prosecute the Stadium Related Infrastructure to Completion, and shall Complete the Stadium Related Infrastructure no later than thirty (30) months after the Commencement of the Stadium Related Infrastructure;

(d) Developer shall pay the Developer Stadium Contribution in equal monthly installments over a thirty (30) month term beginning thirty (30) days after the date that the 49ers Commence the New Stadium; and

(e) Developer shall deliver the Stadium Assurance as and when required under the Final Stadium Agreement.

5.2.5 Schedule of Performance.

(a) Schedule of Performance. The Schedule of Performance shall be modified by Developer and the Agency to reflect the dates for the performance of the Developer Stadium Obligations set forth in Sections 5.2.3 and 5.2.4. In addition, the time for performance of Developer’s obligations under this Article 5 shall be extended by (i) Excusable Delay that relates to the Developer Stadium Obligations and (ii) regarding the Completion of the Stadium Related Infrastructure, by the period, if any, by which Completion of the New Stadium is later than thirty (30) months after Developer delivers the Stadium Pad to the 49ers. Developer may not use or rely on the Developer Extension to extend any of the dates in this Article 5.

(b) Acceleration of Performance. Upon the request of the Agency, Developer shall expedite the performance of its obligations under Section 5.2.4 if Developer determines it is reasonably feasible to do so and the Agency agrees to reimburse Developer for the actual costs to Developer resulting from expediting such performance (including without limitation the cost of accelerating capital and other expenditures). Upon the Agency’s request, the Parties shall meet and confer in good faith to determine both the extent to which such obligations can be expedited and the estimated costs thereof. If they are able to agree in writing, Developer shall perform the expedited work and submit monthly bills to the Agency for such costs (together with reasonable backup evidence of the costs). If the Agency fails to pay Developer’s costs as set forth above within thirty (30) days following the receipt of an invoice from Developer, then Developer shall have the right to refuse to continue to perform the expedited work unless and until the Agency makes payment in full.

5.2.6 Conveyances to Developer.

(a) In consideration of the Developer Stadium Obligations, upon Substantial Completion of the Stadium Pad Infrastructure and the Stadium Related Infrastructure, the Agency shall convey (or cause to be conveyed) to Developer fee title to the Compensating Land if at that time Developer is not in default in payment of the Developer Stadium Contribution, and in such phases as Developer shall Approve. Such conveyance shall occur irrespective of whether Developer has satisfied the Agency’s other conditions to the close of Escrow as set forth in Article 10. The Parties understand and agree that Developer’s right to the Compensating Land as set forth above is a material part of this DDA, and that Developer would not be willing to perform Developer Stadium Obligations without this provision. Developer shall have the right to enforce this provision by specific performance against the Agency under this DDA and against the City as a third-party beneficiary of the RecPark Land Transfer Agreement.

(b) All conveyances under this Section 5.2.6 shall be made regardless of whether the Agency has granted Major Phase Approval or any Sub-Phase Approval for the Compensating Land, and notwithstanding contrary provisions in the DRDAP, but such conveyances shall be subject to Section 6.2.2 (other than the requirement for a Sub-Phase Approval) and the Proposition G Conveyance Requirement. No Schedule of Performance shall apply to the Compensating Land, although Developer shall have no right or obligation to develop the Compensating Land until receipt of the applicable Major Phase and Sub-Phase Approvals. No right of reverter or power of termination shall be placed upon the Compensating Land, and Developer shall not be required to provide Adequate Security with respect to the Compensating Land except as required by the CP/HPS Subdivision Code. All Compensating Land shall be conveyed to Developer in the same condition other land is required to be conveyed under Article 10.

(c) Notwithstanding anything to the contrary in this Section 5.2.6, the Agency and the City shall have no obligation to convey the Existing Stadium Site to Developer before the 49ers Lease has terminated or expired and the 49ers vacate the Existing Stadium Site (the “49ers Departure”). If there is a delay in conveyance of the Existing Stadium Site for this reason, the Agency and the City shall remain obligated to convey the Existing Stadium Site to Developer upon the 49ers Departure.

5.3 Stadium Termination Event. A “Stadium Termination Event” shall occur if: (i) the Stadium Condition is not satisfied on or before the Stadium Condition Cutoff Date; (ii) the Agency and the 49ers do not execute and deliver the Final Stadium Agreement on or before the Final Stadium Agreement Cutoff Date; (iii) the 49ers irrevocably elect to construct a new football stadium at a location outside of the Project Site; or (iv) the City’s Mayor, the Agency and Developer agree, each in its respective sole discretion, that Developer may proceed under the Non-Stadium Alternative. The 49ers shall be deemed to have “irrevocably elected” if (a) they have commenced construction of a new football stadium located outside the Project Site, or (b) Developer, the Agency and the City, acting by and through its Mayor, mutually agree in writing that the 49ers have irrevocably elected.

5.4 Extension of 49ers Lease. The Agency shall use commercially reasonable efforts to enforce the provisions of the RecPark Land Transfer Agreement that prohibits any extension of or holding over under the 49ers Lease beyond its current outside termination date (May, 2023), unless Developer Approves otherwise in its sole discretion.

6. Land Assemblage and Acquisition. The Project will be constructed on the Project Site, although certain Infrastructure that relates to the Project will be constructed on land outside the Project Site. The Parties anticipate that the land in the Project Site will be acquired or otherwise made available in the manner described below.

6.1 Trust Exchange.

6.1.1 To implement SB 792 and effectuate the planned consolidation and reconfiguration of lands within the Project Site that are or may be held subject to (a) the public trust for commerce, navigation, and fishery, (b) a statutory trust imposed by the Burton Act or SB 792, or (c) both the public trust and a statutory trust (collectively, the “Public Trust”), the Agency agrees to enter into that certain Hunters Point Shipyard/Candlestick Point Title Settlement, Public Trust Exchange and Boundary Line Agreement in substantially the form attached hereto as Attachment 5 (as amended from time to time, the “Public Trust Exchange Agreement”), subject to the approval of the State of California, acting by and through the California State Lands Commission (“State Lands”), the City acting by and through the Board of Supervisors, the City acting by and through the San Francisco Port Commission (the “Port”), and the State of California, acting by and through the California Department of Parks and Recreation (“State Parks”). The Public Trust Exchange Agreement provides that the Public Trust exchange as described therein (the “Public Trust Exchange”) will occur in a series of phased closings (each, a “Trust Exchange Closing Phase”) upon the satisfaction of certain conditions. The lands to be included in the Public Trust Exchange lie within eleven separate areas, as described more fully in the Public Trust Exchange Agreement and including the “Shipyard Site”, the “Parcel A Site”, the “Hilltop Trust Streets”, the “CP State Park Site”, the “Non-Park Commission Land”, the “Yosemite Slough Addition”, the “Navy ROW”, the “Walker Drive Site”, the “Old Stadium Development Site”, the “Park Addition” and the “Port Site”. The Agency and Developer shall each use reasonable efforts to satisfy the conditions and diligently and timely complete the Public Trust Exchange under the Public Trust Exchange Agreement to achieve a configuration of trust and non-trust lands substantially similar to that set forth in the Public Trust Exchange Agreement as and when needed to enable Developer to satisfy its obligations under this DDA in accordance with the Schedule of

Performance, and as otherwise consistent with Sub-Phase Approvals or as may be needed to satisfy the Developer Stadium Obligations. Without limiting the foregoing, Developer shall initiate and complete, at no cost to the Agency that does not constitute an Agency Cost, all mapping and legal descriptions and take such additional actions as may be needed to effectuate the necessary Trust Exchange Closing Phase sufficiently in advance of the anticipated closing date of the Trust Exchange Closing Phase to meet any and all required timelines. The Parties acknowledge that, in accordance with the Public Trust Exchange Agreement, the governing body of State Lands (the State Lands Commission) must approve each Trust Exchange Closing Phase and State Lands may impose certain conditions before it approves a Trust Exchange Closing Phase, including but not limited to certain conditions required by SB 792. Neither Developer nor the Agency shall engage in any activities that would be reasonably expected to jeopardize the Agency’s ability to satisfy the conditions for the Public Trust Exchange or any Trust Exchange Closing Phase as set forth in SB 792 or the Public Trust Exchange Agreement.

6.1.2 The Public Trust Exchange Agreement anticipates that the first Trust Exchange Closing Phase (the “Initial Closing Phase”) will include, among other things, the CP State Park Site (including property that will be used for Alice Griffith Replacement Units), the Parcel A Site, Non-Park Commission Land, the Yosemite Slough Addition, the Walker Drive Site and the Hilltop Trust Streets. Developer and the Agency shall each use reasonable efforts to cause the applicable parties to complete the Initial Closing Phase promptly following the Effective Date.

6.1.3 After the Initial Closing Phase, and except as may otherwise be provided in the Public Trust Exchange Agreement, subsequent Trust Exchange Closing Phases (each, a “Subsequent Closing Phase”) shall occur in the order needed to correlate to Developer’s phased development, as described in the Phasing Plan and the Major Phase Approvals. Promptly following Agency’s receipt of Developer’s written request to initiate a Subsequent Closing Phase, and provided that the Agency has the requisite land and otherwise can or expects to be in a position to satisfy all closing conditions, the Agency will notify the other parties to the Public Trust Exchange Agreement of the Agency’s intention to effectuate that Subsequent Closing Phase. The Agency shall not be required to complete a Subsequent Closing Phase before it has acquired all necessary real property to be conveyed by the Agency as part of that Subsequent Closing Phase, and Developer has: (1) completed all mapping and legal descriptions necessary for the Subsequent Closing Phase; (2) paid or committed to pay all costs required under the applicable Land Acquisition Agreements to effectuate that Subsequent Closing Phase; and (3) submitted a Major Phase Application for the real property to be received by the Agency as part of that Subsequent Closing Phase.

6.2 Assemblage of Specific Portions of the Project Site. Upon satisfaction of the applicable conditions precedent to Agency conveyances of real property to Developer as set forth in this DDA, the Agency shall promptly convey to Developer that portion of the real property received by the Agency that the Agency is obligated to convey to Developer as described below (subject to Section 3.4.2, not including the Public Property).

6.2.1 CP State Park Site.

(a) The State, by and through State Parks and State Lands, currently holds title to the CP State Park Site. The CP State Park Site lies within the boundaries of the CP State Recreation Area. In addition, portions of the CP State Park Site are subject to the Public Trust, portions are or may be subject to the Statewide Interest Restriction (defined in Section 6.2.2(d)(i)), and portions are or may be subject to reversionary interests, including but not limited to the reversionary interest (the “City Reversion”) held by the City under that Quitclaim Deed from the City to the State dated December 6, 1983 and recorded in the Official Records in 1984 as Document No. D454657 (the “City Quitclaim”). Portions of the CP State Park Site are also subject to the requirements of the Land and Water Conservation Fund Act of 1965; 16 U.S.C. §4601-8 (the “LWCF Act”), requiring the Secretary of the Interior to approve any conversion of affected real property to uses other than public outdoor recreation uses, and further requiring the substitution of other recreational property of equal value and usefulness.

(b) To implement the reconfiguration of the CP State Recreation Area and convey certain real property from State Parks and State Lands to the Agency (the “Park Transfer Parcels”), the Agency agrees to enter into that certain Candlestick Point State Recreation Area Reconfiguration, Improvement and Transfer Agreement in substantially the form attached hereto as Attachment 4 (as amended from time to time, the “State Parks Agreement”), subject to the approval of State Parks and State Lands. The State Parks Agreement provides that, following the Initial Closing Phase and upon request of the Agency, the Park Transfer Parcels will be conveyed to the Agency over time in several phases (each a “Park Transfer Closing Phase”) in exchange for the following consideration (assuming closings actually occur for all of the contemplated phases): (i) the quitclaim of the Yosemite Slough Addition and the Park Addition to State Parks and State Lands; and (ii) additional consideration in the form of certain park improvements and contributions toward operation and maintenance of the CP State Recreation Area having a total value of Fifty Million Dollars ($50,000,000) (the “Additional Park Consideration”). The Agency and Developer agree to use reasonable efforts to satisfy the conditions for and complete the Park Transfer Closing Phases under the State Parks Agreement as and when needed to enable Developer to satisfy its obligations under this DDA in accordance with the Schedule of Performance, including as may be needed to satisfy the Developer Stadium Obligations. Developer agrees not to engage in any activities that would be reasonably expected to jeopardize the Agency’s ability to satisfy the conditions for a Park Transfer Closing Phase as set forth in the State Parks Agreement.

(c) After all of the following have occurred: (i) a Sub-Phase Approval that includes a portion of the Park Transfer Parcels; (ii) the Initial Closing Phase and consequent termination and extinguishment of the Public Trust, the Statewide Interest Restriction, and all reversionary interests in that portion of the Park Transfer Parcels that are to be conveyed to Developer within that Sub-Phase; (iii) the satisfaction or waiver by the Agency of all conditions for the Agency’s conveyance of that portion of the Park Transfer Parcels to Developer under this Article 6 and Article 10 (other than conditions requiring completion of the applicable Park Transfer Closing Phase or acquisition of fee title by the Agency); and (iv) the satisfaction of the requirements of the LWCF Act pertaining to the Park Transfer Parcels to be conveyed, the Agency shall notify the other parties to the State Parks Agreement of the Agency’s desire to effectuate the Park Transfer Closing Phase necessary to acquire the Park Transfer Parcels covered by the Sub-Phase Approval. Following the Agency’s notification, the Agency and Developer shall use reasonable efforts to effectuate the applicable Park Transfer Closing Phase.

(d) For each Park Transfer Closing Phase, Developer shall, at Developer’s sole cost and expense, (i) complete all mapping and legal descriptions and shall pay all closing costs and assume all other obligations, including but not limited to provision to the State of the portion of the Additional Park Consideration required to acquire that portion of the Park Transfer Parcels and to satisfy the requirements of the LWCF Act, and (ii) take such additional actions as may be necessary to enable the Agency to effectuate the necessary Park Transfer Closing Phase; all sufficiently in advance to meet the anticipated date of such Park Transfer Closing Phase. Notwithstanding anything in this DDA to the contrary, the Agency shall be under no obligation to acquire any Park Transfer Parcels, or to quitclaim the Park Addition or the Yosemite Slough Addition to the State, before Developer’s full satisfaction of all of the obligations required to effectuate the applicable Park Transfer Closing Phase. If a Park Transfer Closing Phase requires the quitclaim to the State by the Agency of its interest in the Park Addition or the Yosemite Slough Addition. Developer shall have no obligation to provide the Additional Park Consideration, or any portion thereof, unless and until the Agency can, and is prepared to, quitclaim the Park Addition or the Yosemite Slough Addition to the State.

(e) Following the Agency’s acquisition of real property under a Park Transfer Closing Phase, and upon satisfaction or waiver by the Agency of all conditions in this DDA for a conveyance by the Agency to Developer of real property, including but not limited to any conditions set forth in this Article 6 and in Article 10, the Agency shall promptly convey to Developer those portions of the acquired Park Transfer Parcels that are free from the Public Trust and that have been designated for conveyance to Developer under the applicable Sub-Phase Approval.

(f) The Parties acknowledge and agree that while this DDA contemplates that Developer will fund or construct certain Improvements within the CP State Park Site, the State Parks Agreement rather than this DDA shall govern the timing and description of any Improvements to be constructed by Developer within the CP State Park Site if and to the extent there is any conflict between the terms of this DDA and the terms of the State Parks Agreement.

6.2.2 Shipyard Site, Parcel A Site, Hilltop Trust Streets, Old Stadium Development Site, Park Addition, Port Site and Parcel E-2.

(a) Shipyard Site. The Agency shall use good faith efforts to acquire real property on the Shipyard Site in accordance with the Conveyance Agreement. The Agency and Developer shall use good faith efforts to complete the conveyances under the Conveyance Agreement, and under any Early Transfer Agreement, sufficiently in advance of when necessary to permit Developer to Commence Infrastructure promptly following receipt of the applicable Sub-Phase Approval and in any event before the applicable Outside Date and, if applicable, as may be needed to satisfy the Developer Stadium Obligation; provided, however, that in no event shall the Agency be required to acquire real property from the Navy before Developer has obtained a Sub-Phase Approval for the applicable real property. Without limiting the generality of any other conditions precedent to the Agency’s obligation to convey real property under this DDA, the Parties agree it is a condition precedent to the Agency’s obligation to convey any real property at the Shipyard Site to Developer, and for Developer to take title to the same, that the applicable conveyance from the Navy under the Conveyance Agreement has been completed, and that all applicable Trust Exchange Closing Phases for the property have been completed. The Parties further understand and agree that the Shipyard Site may be subject to deed restrictions and other regulatory agency requirements relating to the presence of any Hazardous Substances.

(b) Parcel A Site. Following the Initial Closing Phase under the Public Trust Exchange, the Agency shall convey to Developer the Agency’s interest in the lands within the Parcel A Site that are free of the Public Trust and that have been designated for conveyance to Developer under the applicable Sub-Phase Approval. Such conveyance shall be in accordance with Section 3.4.2.

(c) Hilltop Trust Streets. Before the Initial Closing Phase, the Agency and Developer shall take reasonable efforts to relinquish to the City any right, title and interest of such party in the Hilltop Trust Streets as may be required to complete the Initial Closing Phase.

(d) Old Stadium Development Site and Park Addition.

(i) The Old Stadium Development Site and the Park Addition consist of the Existing Stadium Site, certain City streets, and certain other property included in the Project. Portions of the Old Stadium Development Site and the Park Addition may be restricted to purposes of general statewide interest under state law (Stats. 1958, 1st Ex. Sess., ch. 2, sec. 3; repealed by Stats 2009, ch. 203, sec. 29) and under deeds tendered pursuant to that law (the “Statewide Interest Restriction”). The City will convey its interest in the Old Stadium Development Site and Park Addition to the Agency in accordance with the terms of that certain Agreement for Transfer of Real Estate (Candlestick Point Property) by and between the City and the Agency dated as of the Reference Date, a copy of which is attached hereto as Attachment 3 (as amended from time to time, the “RecPark Land Transfer Agreement”), upon the termination or expiration of the 49ers Lease and the 49ers Departure. The Agency will convey its interest in the Park Addition to State Parks and State Lands in accordance with the Trust Exchange Agreement and the State Parks Agreement. Following the applicable Subsequent Closing Phase, the Agency will convey to Developer that portion of the lands within the Old Stadium Development Site that are free of the Public Trust and that have been designated for conveyance to Developer under the applicable Sub-Phase Approval, in accordance with Section 3.4.2 or 5.2.6, as applicable. Any Subsequent Closing Phase for lands within the Old Stadium Development Site shall extinguish the Statewide Interest Restriction on lands in which the Public Trust is terminated.

(ii) The Agency shall have no obligation to complete a Subsequent Closing Phase or Park Transfer Closing Phase involving any portion of the Park Addition, or to pursue a Subsequent Closing Phase involving the Old Stadium Development Site, before the Agency’s acquisition of the real property to be conveyed by the Agency under the applicable Subsequent Closing Phase or Park Transfer Closing Phase.

(iii) Without limiting the generality of any other conditions precedent to the Agency’s obligation to convey real property under this DDA, the following are conditions precedent to the Agency’s obligation to convey any real property within the Old Stadium Development Site to Developer, and for Developer to take title to the same: (1) the Agency has acquired the Old Stadium Development Site from the City; (2) the Subsequent Closing Phases for the portions of the Old Stadium Development Site within the applicable Sub-Phase have occurred; and (3) any Park Transfer Closing Phase required for the development of lands within the applicable Sub-Phase has been completed and any required consideration under the State Parks Agreement has been paid or provided to the State.

(iv) Developer’s Infrastructure obligations for the Old Stadium Development Site shall include the demolition of the Existing Stadium as and when required by the Sub-Phase Approvals covering the Old Stadium Development Site.

(e) Non-Park Commission Land. The Non-Park Commission Land adjoins, but is not part of, the CP State Park Site. The Non-Park Commission Land is or may be subject to the Public Trust and may be subject to reversionary interests, including but not limited to the City Reversion. The City and the Port will each convey its interest in the Non-Park Commission Land to State Lands, and State Lands will convey the property to the Agency free of the Public Trust, in accordance with the Public Trust Exchange Agreement. Following the applicable Subsequent Closing Phase, the Agency shall convey to Developer that portion of the Non-Park Commission Land that has been designated for conveyance to Developer under the applicable Sub-Phase Approval, in accordance with Section 3.4.2.

(f) Port Site. The Port Site includes real property owned by the Port and subject to the Public Trust, as well as certain Private Parcels. Without limiting the generality of any other conditions precedent to the Agency’s obligation to convey real property under this DDA, the Parties agree it is a condition precedent to the Agency’s obligation to convey any real property within the Port Site to Developer, and for Developer to take title to the same, that the Agency has acquired that portion of the Port Site and that all applicable Trust Exchange Closing Phases for the Port Site have been completed.

(g) Other Lands. The Yosemite Slough Addition, the Navy ROW, and the Walker Drive Site comprise parcels within the Project Site that adjoin, but are not part of, the CP State Park Site. These lands will be subjected to or confirmed in the Public Trust pursuant to the Public Trust Exchange Agreement, but will not be conveyed to Developer.

(h) Parcel E-2. Notwithstanding anything in this DDA to the contrary, Developer understands and agrees that, as set forth in the Interagency Cooperation Agreement, the Agency shall not accept ownership of Parcel E-2 from the Navy unless and until Parcel E-2 has been remediated to the highest practicable level.

6.2.3 Alice Griffith Site.

(a) Alice Griffith DDA; Site Assembly. Developer and the Agency shall cooperate with the Housing Authority to obtain HUD’s consent to (i) a conveyance to the Agency or to Developer or Alice Griffith Developer of the portions of the Alice Griffith Site that will not be retained by the Housing Authority for the Alice Griffith Replacement Projects for development thereof in a manner consistent with the Development Plan, the BVHP Redevelopment Plan, the Candlestick Design for Development and the Below-Market Rate Housing Plan; and (ii) the construction of the Alice Griffith Replacement Projects by Alice Griffith Developer through a sole-source contract. As set forth in the Below-Market Rate Housing Plan, Alice Griffith Developer is expected to enter into the Alice Griffith DDA, pursuant to which Alice Griffith Developer will agree to develop the Alice Griffith Replacement Projects. Developer and the Agency shall use good faith efforts to negotiate and finalize the Alice Griffith DDA consistent with the terms set forth in this DDA, including the Below-Market Rate Housing Plan. Under the Alice Griffith DDA the Parties anticipate that (A) the Agency shall convey to the Housing Authority any portions of the Alice Griffith Site owned or acquired by the Agency upon which the Alice Griffith Replacement Projects are built on or before the Completion of such Alice Griffith Replacement Projects, and (B) the Housing Authority shall convey to the Agency the portions of the Alice Griffith Site owned by the Housing Authority and not used for the Alice Griffith Replacement Projects. The Agency shall convey the portions of the Alice Griffith Site owned by the Agency and not used for the Alice Griffith Replacement Projects to Developer in accordance with the terms of this DDA. In the event that the Parties cannot assemble the land for the Alice Griffith Replacement Projects as and when required under this DDA, then the Agency shall have the right but not the obligation to contribute any real property it owns in the Alice Griffith Site approved by the Housing Authority in order to Commence the Alice Griffith Replacement Projects.

(b) Potential Liquidation of Alice Griffith Obligation.

(i) If on or before the date that is thirty six (36) months after the Effective Date (as extended by Excusable Delay) (the “Alice Griffith Liquidation Trigger Date”) the Housing Authority fails to enter into the Alice Griffith DDA consistent with the Redevelopment Requirements and the terms of this DDA, despite Developer’s, Alice Griffith Developer’s and the Agency’s good faith efforts and Alice Griffith Developer’s willingness to enter into the Alice Griffith DDA, then Developer shall pay to the Agency the “Alice Griffith Liquidation Payments” in accordance with this Section 6.2.3(b). The Alice Griffith Liquidation Trigger Date may be extended (1) by twelve (12) months in the Agency’s or Developer’s respective sole discretion upon notice thereof to the other and (2) by such period as is Approved by the Agency and Developer to permit continued negotiations with the Housing Authority for the Alice Griffith DDA or additional time for Authorizations required therefor. The Alice Griffith Liquidation Payments shall be equal to the amount determined under the following formula (the “Alice Griffith Liquidation Payments Formula”):

(A) the reasonably estimated cost of all of Developer’s and its Affiliates’ obligations related to the Alice Griffith Site, including (w) taxes and assessments paid during the anticipated period of Developer’s ownership of the Alice Griffith Site, (x) payment of the Alice Griffith Subsidy and the Agency Subsidy for the Alice Griffith Replacement Projects, and (y) Completion of all of the Infrastructure (including the parks and open space) required for the Alice Griffith Site; plus

(B) the reasonably estimated cost of Developer’s contingent liability for cost overruns for the Alice Griffith Replacement Units as described in section 5.4(c) of the Below-Market Rate Housing Plan; less

(C) the reasonably estimated revenues and reimbursements that Developer or its Affiliates would have received under the DDA for the development of the Alice Griffith Site, including from (x) the sale of all Lots in the Alice Griffith Site (not including the Alice Griffith Lots), (y) the profits from the sale of market rate Vertical Improvements in the Alice Griffith Site and (z) reimbursements from the Funding Sources (including from any CFD formed in the Alice Griffith Site and any Candlestick Proceeds available in the Initial Major Phase); less

(D) Project Costs incurred by Developer or its Affiliates as of the Alice Griffith Liquidation Trigger Date for Alice Griffith Replacement Project predevelopment activities specifically (and not predevelopment activities for the Project generally).

(ii) The “reasonably estimated” costs and revenues used in the Alice Griffith Liquidation Payments Formula shall be based on then-current projections of such costs and revenues, as adjusted to reflect the timing of costs, revenues and disbursements of the Alice Griffith Liquidation Payments.

(iii) Promptly following the Alice Griffith Liquidation Trigger Date, the Agency shall notify Developer of its election to cause Developer to make the Alice Griffith Liquidation Payments as set forth in this Section 6.2.3(b) (the “Alice Griffith Payment Notice”). Within forty five (45) days following Developer’s receipt of the Alice Griffith Payment Notice, Developer shall provide to the Agency a true and correct statement of all costs and revenues used in the Alice Griffith Liquidation Payments Formula in accordance with clause (ii) above, together with appropriate backup information. Promptly following the Agency’s receipt of such statement and information, the

Parties shall meet and confer in good faith for a period of sixty (60) days (and such additional time as may be mutually Approved) to reach agreement on the aggregate amount of the Alice Griffith Liquidation Payments using the Alice Griffith Liquidation Payments Formula. In the event that the Agency and Developer are not able to agree upon the amount of the Alice Griffith Liquidation Payments within such meet and confer period, then either the Agency or Developer may submit an Arbitration Notice to the other and the aggregate amount of the Alice Griffith Liquidation Payments will then be determined by arbitration in accordance with Section 15.2.

(iv) The Agency shall use the Alice Griffith Liquidation Payments for the development of two hundred fifty six (256) Alice Griffith Replacement Units, two hundred forty eight (248) Agency Units and supporting infrastructure on the Alice Griffith Site and for no other purpose. Subject to the balance of this clause (iv), Developer shall make the Alice Griffith Liquidation Payments in three (3) equal annual installments. The first installment shall be due one hundred twenty (120) days after the date that the amount of the Alice Griffith Liquidation Payments is finally determined under this Section 6.2.3(b), and the second and third installments shall be due twelve (12) and twenty-four (24) months, respectively, after the first installment is due. However, to the extent that any such installment is not needed to pay costs for the Alice Griffith Replacement Projects at the time such installment is otherwise due, then Developer shall have the right, in lieu of paying such installment or portion thereof, to deliver Adequate Security therefor to the Agency on or before the date when the installment is otherwise due. Any installment (or portion thereof) for which Adequate Security is so provided shall then be due in full on the earliest to occur of the date: (1) such installment (or portion thereof) is needed to pay costs for the Alice Griffith Replacement Projects, as reasonably determined by the Agency Director; (2) any Subsidy true-up becomes due under section 2.6(c) of the Below-Market Rate Housing Plan (provided, that the Parties understand and agree that the Alice Griffith Liquidation Payments are not a part of or subject to the Cumulative Subsidy Cap); (3) of termination of this DDA as to Developer in accordance with its terms for any reason other than a Material Breach by the Agency; and (4) of occurrence of a Material Breach by Developer. Any Adequate Security provided by Developer in accordance with this Section 6.2.3(b) shall be released upon the Agency’s receipt of the relevant installment, and shall be proportionately reduced upon the Agency’s receipt of a partial installment.

(v) Upon the Agency’s delivery of the Alice Griffith Payment Notice, the Alice Griffith Site shall be severed from this DDA and Developer shall be released from all of Developer’s remaining obligations under this DDA related to the Alice Griffith Site, including the obligation to pursue the Alice Griffith DDA, to file Applications related to the Alice Griffith Site, to pay prospective Agency Costs related to the Alice Griffith Site, to construct the Alice Griffith Replacement Projects and the Infrastructure within the Alice Griffith Site (not including the Infrastructure within Gillman Avenue, Arelious Walker Drive and Caroll Avenue), and to pay the Alice Griffith Subsidy and the applicable portions of the Agency Subsidy related to the Alice Griffith Replacement Projects but excluding the obligation to pay the Alice Griffith Liquidation Payments; provided, that any such severance shall not affect Developer’s or any Vertical Developer’s other rights and obligations under this DDA. Upon payment of each Alice Griffith Liquidation Payment (or the delivery of Adequate Security therefor as set forth in this Section 6.2.3(b)), Developer shall obtain the Below-Market Rate Credits applicable to such payment as set forth in Exhibit F-D of the Below-Market Rate Housing Plan. Failure to make the Alice Griffith Liquidation Payments in the manner and at the times determined in accordance with this Section 6.2.3(b), following the notice and cure period set forth in Section 16.2.1(e), shall be a Material Breach.

(c) Conditions. Without limiting the generality of any other conditions precedent to the Agency’s obligation to convey real property under this DDA, the Parties agree it is a condition precedent to the Agency’s obligation to convey any real property within the Alice Griffith Site to Developer, and for Developer to take title to the same, that the Agency has acquired that portion of the Alice Griffith Site, and that any necessary Trust Exchange Closing Phase and Park Transfer Closing Phase have been completed.

(d) Relationship of Alice Griffith DDA and this DDA. The Parties acknowledge and agree that while this DDA contemplates that Developer and Alice Griffith Developer will construct certain Improvements within the Alice Griffith Site, the Alice Griffith DDA rather than this DDA shall govern the timing and description of the Alice Griffith Replacement Projects and the conveyance of real property from the Housing Authority if and to the extent there is any conflict between the terms of this DDA and the terms of the Alice Griffith DDA.

6.2.4 Private Parcels. There are several Private Parcels within and outside of the Project Site, including those shown in Exhibit A-A. The Agency’s and Developer’s obligations related to such Private Parcels are set forth in Section 3.5. Any Private Parcel acquired by Developer shall be subject to all of the terms of this DDA, except that (i) there will be no Reversionary Quitclaim Deed and the Agency shall not have any of the rights set forth in Section 16.5 with respect to such Private Parcel, (ii) the provisions of Article 10 shall not apply to such Private Parcel and (iii) except to the extent required under the CP/HPS Subdivision Code, no Adequate Security shall be required for such Private Parcel. Nothing in this DDA shall prohibit the Agency from entering into an owner participation agreement with the owner of a Private Parcel, although any such owner participation agreement shall be consistent with the Redevelopment Requirements.

6.3 Relationship of the Public Trust Exchange Agreement, the State Parks Agreement, and this DDA. The Parties acknowledge and agree that the parcels described in this DDA are intended to conform to those parcels described and depicted in the Public Trust Exchange Agreement and the State Parks Agreement, as those agreements are finally approved and as may be amended from time to time.

7. Construction of Infrastructure.

7.1 Related Infrastructure. “Related Infrastructure” is Infrastructure that is designated in the Infrastructure Plan or the Phasing Plan as part of or relating to development of a particular Sub-Phase, as it may be changed in a Major Phase Approval or Sub-Phase Approval (as set forth in the DRDAP), and may include Infrastructure located outside of the Sub-Phase. Developer shall (i) following each Sub-Phase Approval and Developer acquisition of the required real property under Article 10 or otherwise, Commence the Related Infrastructure for the Sub-Phase on or before the applicable Outside Date and (ii) diligently and continuously prosecute the Related Infrastructure to Completion in accordance with this Article 7, and in any event before the applicable Outside Date (the “Infrastructure Obligations”).

7.2 Unrelated Infrastructure. “Unrelated Infrastructure” is Infrastructure contemplated by the Infrastructure Plan but not yet required for development of a Sub-Phase for which Developer has obtained Sub-Phase Approval. Developer may elect to construct Unrelated Infrastructure before receipt of any particular Sub-Phase Approval upon applying to and receiving Approval to do so from the Agency Director. Such Approval may be withheld by the Agency Director if he or she reasonably determines that such construction will materially interfere with the Phasing Plan or with the timing of the availability of Shipyard Increment or Candlestick Increment for other development within the Project Site. In connection with any such Approval, the Agency shall reasonably consider any request by Developer to enter into one (1) or more Permits to Enter under which Developer may construct the Unrelated Infrastructure.

7.3 Compliance with Standards. Developer shall Complete, or cause to be Completed, all Infrastructure (i) in accordance with this DDA (including the Infrastructure Plan, the Transportation Plan, the Project MMRP and the Schedule of Performance), and (ii) in a good and workperson-like manner, without material defects, in accordance with the Construction Documents and all applicable Authorizations and the CP/HPS Subdivision Code. Without limiting the foregoing, the Infrastructure located on and serving the Public Property must be equivalent in quality, sizing, capacity and all other features to the Infrastructure located on and serving the Market Rate Lots, subject to any variations specifically set forth in the Infrastructure Plan and any reasonable variations related to physical conditions (such as sloping), use, or intensity of development.

7.3.1 Sustainability Requirements. Developer shall use commercially reasonable efforts to secure certification of the Project from the US Green Building Council under the LEED™ for Neighborhood Development (based on the standards in effect as of the Reference Date). Before the Outside Date for submittal of a Major Phase Application for Major Phase 2, Developer shall submit a completed application for LEED certification to the US Green Building Council and provide a progress report to the Agency on the status of the certification process upon request. Certain other sustainability requirements that have been incorporated into the design of the Project are set forth on Exhibit K.

7.4 Agency Conditions to Developer’s Commencement of Infrastructure. The following conditions precedent shall be satisfied before Developer may Commence any Infrastructure, unless expressly waived by the Agency in accordance with Section 7.5:

7.4.1 Developer shall have obtained (i) a Major Phase Approval and a Sub-Phase Approval for the real property on which the Infrastructure is to be constructed (except for Unrelated Infrastructure and Related Infrastructure outside of the Sub-Phase), and (ii) all other Authorizations required herein from the Agency or any other Governmental Entities to Commence such Infrastructure;

7.4.2 Developer shall have recorded in the Official Records a Transfer Map or Subdivision Map covering the real property on which the Infrastructure is to be constructed (except for Unrelated Infrastructure and Related Infrastructure outside of the Sub-Phase);

7.4.3 Developer shall have performed its obligations under the Financing Plan related to the applicable Sub-Phase as and when required, including having voted in favor of the formation of a CFD or similar financing device in accordance with the Financing Plan, subject to the Agency having performed its obligations pertaining to such formation as and when required under the Financing Plan;

7.4.4 Developer shall have submitted to the Agency the Construction Documents for such Infrastructure for review and have obtained the Approval of same under the DRDAP;

7.4.5 any demolition or grading permit required in order to Commence the Infrastructure shall have been issued by the City;

7.4.6 Developer shall have (i) certified in writing to the Agency the date that Developer anticipates that it will Commence the Infrastructure and (ii) provided evidence reasonably satisfactory to the Agency Director that it is ready, willing and able to Commence the Infrastructure and to Complete the same in accordance with this DDA and the Construction Documents;

7.4.7 Developer shall not be in Material Breach with respect to any obligations arising in the applicable Sub-Phase or with respect to Developer’s Infrastructure Obligations in the applicable Major Phase related to the Infrastructure being constructed;

7.4.8 to the extent that such Infrastructure is to be located on Private Parcels, Developer shall have acquired such Private Parcels in fee or otherwise made such arrangements with the owners of such Private Parcels as are necessary (and reasonably satisfactory to the Agency) to Commence and Complete such Infrastructure; and

7.4.9 Developer shall have provided the Reversionary Quitclaim Deed and Developer shall have provided, and the Agency Director shall have Approved, Adequate Security for Completion of the Infrastructure in favor of the Agency and, to the extent required under the CP/HPS Subdivision Code, the City.

7.5 Conditions for Benefit of the Agency. The conditions set forth in Section 7.4 are solely for the benefit of the Agency and may be waived only by the Agency Director. Provided that Developer has not committed a Material Breach that remains uncured beyond any applicable cure period, the Agency shall take such actions as are required of the

Agency under the DRDAP and this DDA to review, consider and grant Developer’s request for necessary Approvals to satisfy the above conditions. If any of the conditions are not timely satisfied, they may be waived by the Agency Director or the Agency may extend the time for satisfaction of the conditions, as Approved by the Agency Director in his or her sole discretion.

7.6 Developer Efforts to Satisfy Agency Conditions. Provided that the Agency has not committed a Material Breach that remains uncured beyond any applicable cure period, Developer shall use its diligent and reasonable efforts, and otherwise take such actions as are required under this DDA, to cause the conditions set forth in Section 7.4 to be satisfied before the applicable Outside Dates; provided, that the foregoing shall not require Developer to pay any sum of money not otherwise required under this DDA.

7.7 Effect of Failure of Condition. The Parties expressly acknowledge and agree that a failure of condition in favor of the Agency for one Major Phase, Sub-Phase, Lot or Vertical Project shall not by itself be deemed the failure of a condition for any other Major Phase, Sub-Phase, Lot or Vertical Project except to the extent that such failure directly pertains to the other Major Phase, Sub-Phase, Lot or Vertical Project (e.g., the failure to satisfy a condition may prevent subsequent Sub-Phase Approvals if the Infrastructure needed to service the proposed Sub-Phase has not Commenced), nor shall such failure relieve Developer or the Agency of an obligation that arose before the failure of such condition. The failure of a condition shall not, in and of itself, be an Event of Default; provided, that (i) the failure of Developer or the Agency to comply with Section 7.6 may, following notice and the cure period set forth in Article 16, be an Event of Default, and (ii) the failure of the Agency to act upon an Application as and when required under the DRDAP shall not be a Material Breach but shall give rise to an Excusable Delay.

7.8 Completion of Developable Lots. As part of its Infrastructure obligations, Developer shall Complete all work necessary to create Developable Lots within the Project Site. To be a “Developable Lot”, the following conditions shall be met:

7.8.1 a Subdivision Map creating a separate legal parcel for the Lot has been Approved and recorded in the Official Records or the Lot is otherwise in compliance with the California Subdivision Map Act (provided that such compliance shall not rely or be based upon a governmental agency exemption);

7.8.2 the Lot has been graded and soil compacted in accordance with the applicable grading permit;

7.8.3 the Lot is served by the Infrastructure described in the Infrastructure Plan with respect to the Lot; and

7.8.4 the environmental regulatory condition of the Lot is as follows:

(a) for a Lot in the Candlestick Site that is subject to Mitigation Measure HZ-1a, the Health Department has determined that all prerequisites to the issuance of a building permit under Health Code article 22A are met;

(b) for a Lot in the Candlestick Site that is not subject to Mitigation Measure HZ-1a, Developer shall certify to the Agency that any Environmental Remediation known to Developer to be required by any Governmental Entity has been completed and Approved by such Governmental Entity; and

(c) for a Lot in the Shipyard Site, the Navy shall have conveyed the property to the Agency after completing a CERCLA Record of Decision and issuing either a Finding of Suitability to Transfer (“FOST”) or a Finding of Suitability for Early Transfer (“FOSET”). For a Lot for which the Navy has issued a FOST, the condition of the Lot shall comply with all applicable requirements in the FOST, Petroleum Corrective Action Plan, or Risk Management Plan and any applicable restrictions in deeds or covenants. For a Lot for which the Navy has issued a FOSET: (1) the condition of the Lot shall comply with any applicable requirements in the FOSET, Petroleum Corrective Action Plan, Risk Management Plan, any restrictions imposed in deeds or covenants and the Administrative Order on Consent; and (2) Developer shall have performed the Environmental Remediation obligations specified in the Remediation Agreement, other than long-term monitoring obligations that will continue from and after the date of a conveyance of the real property;

7.8.5 all other obligations outside the boundaries of the Lot as required by applicable Governmental Entities have been fulfilled, or appropriate guarantees, bonds and/or subdivision improvement agreements acceptable to the City are in place, in each case as necessary to enable a Vertical Developer to obtain a Building Permit to Commence construction on the Lot; and

7.8.6 for the Open Space Lots, Developer shall Complete the surface Improvements in accordance with the Parks and Open Space Plan and the applicable Sub-Phase Approval.

7.9 ICT Rights. Developer shall have the right through private contracts with Vertical Developers to provide information and communications technology (“ICT”) design, site development, installation, operations and services for all Vertical Improvements at the Project Site, excluding the Agency Affordable Projects and other Public Property (the “ICT Rights”). In connection with the ICT Rights, Developer shall have the right to install equipment related to the ICT in or on the real property that is or will become public right of way, subject to City and Agency Approvals in accordance with the Applicable City Regulations. Developer’s right shall not restrict the City or regulated entities (including certificated telecommunications carriers and franchised video providers) from installing communications and other facilities in or on the real property that is or will become public right of way. The ICT Rights shall be transferable by Developer and, to the extent that Developer Transfers portions of the Project Site to Vertical Developers as permitted in this DDA, Developer shall have the right to impose ICT requirements on the Vertical Improvements. The ICT Rights shall mean the right to: (i) define and establish the high level ICT designs, standards, architectures, plans, minimum specifications for all equipment, including any Internet Protocol (“IP”) enabled devices, that may connect to the regulated public communications networks and fiber optic networks, whether wireless or fixed line, in buildings and common areas, excluding regulated telecommunications services (“ICT Design”); (ii) define and establish functional equipment standards for all ICT hardware and software products and solutions, including any IP enabled devices (“ICT Products and

Solutions”), compliant with the ICT Design; and (iii) review and approve any ICT Products and Solutions for compliance with the ICT Design. Notwithstanding anything to the contrary in this Section 7.9, a termination of this DDA by the Agency shall terminate Developer’s rights under this Section 7.9 with respect to any portion of the Project Site as to which Developer’s development rights are terminated. Nothing in this Section 7.9 shall prevent an Owner/Occupant at the Project Site from purchasing communications, video and other IP services from regulated entities including certificated telecommunications carriers and franchised video providers.

8. Construction of Vertical Improvements. Upon receipt of a Vertical Approval, a Vertical Developer shall have the right to Commence and Complete the applicable Vertical Improvements at any time, although Commencement and Completion of an Alice Griffith Replacement Project or a Stand-Alone Workforce Project shall be in accordance with the Schedule of Performance. Once a Vertical Developer has Commenced the Vertical Improvements, it shall diligently and continuously prosecute such construction to Completion. Vertical Developer and the Agency shall each at all times comply with the provisions of the DRDAP with respect to the Vertical Improvements.

8.1 Compliance with Standards. Once it has Commenced Vertical Improvements, Vertical Developer shall Complete them in a good and workperson-like manner, without material defects, in accordance with the applicable Vertical Approval, the applicable Assignment and Assumption Agreement and all applicable laws and Authorizations.

8.2 Agency Conditions to Commence a Vertical Improvement. Before a Vertical Developer may Commence a Vertical Improvement, the following conditions precedent shall have been satisfied, to the extent not expressly waived by the Agency in accordance with Section 8.3:

(a) Vertical Developer shall have obtained (i) a Vertical Approval for the Lot on which the Vertical Improvements are to be constructed, (ii) Approval of the Assignment and Assumption Agreement in accordance with Section 4.1, and (iii) all other necessary Authorizations provided for herein by the Agency or any other Governmental Entity required to Commence the Vertical Improvement, including a Building Permit (or if the Site Permit process is used, an addendum to the Site Permit);

(b) a Subdivision Map creating a separate legal parcel for the Lot on which the Vertical Improvements are to be constructed has been Approved and recorded in the Official Records or the Lot is otherwise in compliance with the California Subdivision Map Act (provided that such compliance shall not rely or be based upon a governmental agency exemption);

(c) Vertical Developer shall have certified in writing to the Agency that it is willing and able to Commence and Complete the Vertical Improvement under this DDA, the applicable Assignment and Assumption Agreement and the Vertical Approval; and

(d) Vertical Developer shall not be in Material Breach.

8.3 Conditions for Benefit of the Agency; Suspension of Obligations. The conditions set forth in Section 8.2 are solely for the benefit of the Agency and may be waived only by the Agency. If any such conditions are not satisfied or waived by the time that Vertical Developer requests the right to Commence the Vertical Improvement, the Agency shall notify Vertical Developer (with a copy to Developer) describing the condition or conditions that have not been satisfied or waived.

9. Issuance of Authorizations; Issuance of Certificates of Completion.

9.1 Authorizations.

9.1.1 Developer and Vertical Developer, as applicable, must obtain from any City Agency or other Governmental Entity having jurisdiction over all or a portion of the Project Site any permit, approval, entitlement, agreement, permit to enter, utility service, subdivision map (including under the CP/HPS Subdivision Code), Building Permit or other authorization for the work they are required to perform under this DDA and as may be necessary or desirable to effectuate and implement such work (each, an “Authorization”). Authorizations required for the Project from the Agency or a City Agency shall be consistent with the Applicable City Regulations. The Agency will reasonably cooperate with Developer and Vertical Developers on request in obtaining these Authorizations, including, without limitation, executing any such Authorizations to the extent the Agency is required to execute the same as co-applicant or co-permittee, or as otherwise Approved by the Agency Director so long as such Authorizations are consistent with this DDA. None of the Agency, Developer or any Vertical Developer will agree to the imposition of any conditions or restrictions in connection with obtaining any such Authorization if the same would create any obligations on the Agency’s part not otherwise contemplated under this DDA, without the Approval of the Agency, which may be given or withheld in the Agency’s sole discretion. A signature by the Agency staff on any Authorization or application for an Authorization shall be conclusive evidence that the content of such application or Authorization is consistent with the Redevelopment Requirements, except to the extent the signature is based on material error or incorrect information supplied by the applicant.

9.1.2 Developer, with respect to Infrastructure, and Vertical Developers, with respect to Vertical Improvements, at no cost or expense to the Agency that does not constitute Agency Costs, shall be solely responsible for ensuring that the design and construction of their respective Improvements comply with any and all applicable laws and conditions or restrictions imposed by any City Agency or other Governmental Entity in connection with any Authorization, whether such conditions are to be performed on the Project Site or require the construction of Improvements or other actions off the Project Site. Developer and any Vertical Developer shall have the right to appeal or contest any condition in any manner permitted by law; provided, however, the Agency shall have the right to Approve such appeal or contest if the Agency is a co-applicant or co-permittee. Any fines, penalties or corrective actions imposed as a result of the failure of Developer or a Vertical Developer to comply with the terms and conditions of any such Authorization shall be paid or otherwise discharged by Developer or Vertical Developer, as the case may be, and (i) the Agency shall have no liability, monetary or otherwise, for such fines and penalties, and (ii) such fines or penalties shall not be Project Costs.

9.1.3 Application for Building Permits shall be made directly to DBI. Developer and Vertical Developer are advised that the Central Permit Bureau of the City forwards all Building Permit applications to the Agency, and that the Bureau of Streets, Use and Mapping, a department within the Department of Public Works, forwards all subdivision map applications to the Agency for its Approval with respect to compliance with the Redevelopment Requirements. The Agency’s review of such applications does not include review of compliance with requirements and standards other than the Redevelopment Requirements, and the Agency shall have no obligations or responsibilities for such compliance.

9.1.4 Notwithstanding anything to the contrary above, the Agency shall have no obligation to execute any application for any Authorization that would impose costs or fees on the Agency that do not constitute Agency Costs.

9.2 Issuance of Certificates of Completion.

9.2.1 Generally. When (i) Developer reasonably believes that it has Completed Related Infrastructure, or a portion thereof, or Unrelated Infrastructure, or a portion thereof, Developer shall request the Engineer to issue an Engineer’s Certificate verifying that Developer has Completed the specified Infrastructure in accordance with the Construction Documents or (ii) Vertical Developer reasonably believes that it has Completed Vertical Improvements, or a portion thereof, Vertical Developer shall request the Architect to issue an Architect’s Certificate verifying that Vertical Developer has Completed the specified Vertical Improvements in accordance with the Construction Documents. Upon issuance, Developer or Vertical Developer, as applicable, shall deliver to the Agency the Engineer’s Certificate or the Architect’s Certificate, as applicable, and, for a Residential Project, Vertical Developer shall also deliver to the Agency evidence of compliance with the requirements of the Below-Market Rate Housing Plan, including the number and AMI Percentages of the Below-Market Rate Units within such Residential Project and any recorded restrictions for such Below-Market Rate Units. Within twenty (20) days after the Agency’s receipt of any such Engineer’s Certificate or Architect’s Certificate, as applicable, the Agency shall either issue to Developer or such Vertical Developer, as applicable, a Certificate of Completion for the applicable Infrastructure or Vertical Improvements or provide to Developer or such Vertical Developer a statement of the reasons for the failure to issue the Certificate of Completion as more particularly set forth in Section 9.2.4.

9.2.2 Effect of Certificate of Completion on Developer and Vertical Developer. For purposes of this DDA only, the issuance of a Certificate of Completion shall be a conclusive determination of the Completion of the applicable Infrastructure or Vertical Improvements in accordance with this DDA, including without limitation with respect to the obligations to Commence and Complete the Infrastructure or Vertical Improvements, as applicable, in accordance with the Construction Documents; provided, however, such determination shall not impair the Agency’s right to Indemnification under Article 22 or the City’s or the Agency’s right to require correction of any defects in accordance with the CP/HPS Subdivision Code. Developer or a Vertical Developer shall record the Certificate of Completion within forty five (45) days following receipt thereof.

9.2.3 Effect of Certificate of Completion on Any Person. Following recordation of the Certificate of Completion, any Person then owning or later purchasing, leasing or otherwise acquiring any interest in the applicable Major Phase, Sub-Phase, Lot or Vertical Project shall not, solely by virtue of such ownership, purchase, lease, or acquisition, or by virtue of such Person’s actual or constructive knowledge of the contents of this DDA, incur any obligation or liability under this DDA for which the Certificate of Completion has been recorded; provided, that such Person shall be subject to any Assignment and Assumption Agreement to which it is a party (including the applicability of any Agency Policies and Section 27.30) and the Redevelopment Documents. The Agency’s issuance of any Certificate of Completion shall not relieve Developer, Vertical Developer or any other Person from any applicable building, fire or other construction code requirement, conditions to occupancy of any Improvement, or other applicable laws.

9.2.4 Agency Refusal to Issue a Certificate of Completion. If the Agency refuses or fails to issue a Certificate of Completion in accordance with Section 9.2.1, then the Agency shall provide to Developer or Vertical Developer, as applicable, a written statement setting forth the basis for such refusal or failure and the reasonable acts or measures that must be taken by Developer or Vertical Developer, as applicable, to obtain a Certificate of Completion.

9.2.5 Agency and City Cooperation Regarding Certain Certificates of Completion. The Parties acknowledge and agree that the Agency will forward all Engineer’s Certificates for Infrastructure that constitutes public improvements under the CP/HPS Subdivision Code (the “Public Improvements”) and the results of any inspection thereof to the Department of Public Works for its review and potential acceptance of such Public Improvements in accordance with the CP/HPS Subdivision Code and any applicable subdivision improvement agreement entered into by Developer and the City. The Agency shall use commercially reasonable efforts to cause the Department of Public Works to expeditiously review and the Board of Supervisors to accept such Public Improvements. The Parties acknowledge and agree that the Agency will forward all Architect’s Certificates for Vertical Improvements and the results of any inspection thereof to DBI for its review in accordance with applicable City Authorizations. The Agency will use commercially reasonable efforts to cause DBI to expeditiously review and Approve the Vertical Improvements.

9.2.6 Use of Public Improvements Before Certificate of Completion. The Parties acknowledge and agree that Developer shall not be obligated to allow use of any Public Improvements by any Person, including the Agency, any City Agencies, any other Governmental Entity or any Third Parties, before the acceptance of such Public Improvements by the City and the issuance of a Certificate of Completion for such Public Improvements by the Agency.

9.2.7 Certain Certificates of Completion. The Agency may condition the issuance of a Certificate of Completion:

(a) for a Lot, on the Agency’s determination that such Lot is a Developable Lot;

(b) for an Open Space Lot, on the Agency’s determination that such Open Space Lot is a Developable Lot;

(c) for Public Improvements, on receipt of a certificate of completion from the City Engineer with respect to such Public Improvements delivered in accordance with any applicable subdivision improvement agreement; and

(d) for Vertical Improvements, on receipt from the City’s Building Official of (i) with respect to a Residential Project, a Certificate of Occupancy and (ii) with respect to all other Vertical Projects, a Temporary Certificate of Occupancy.

9.3 Substantial Completion. When (i) Developer reasonably believes that it has Substantially Completed Related Infrastructure, or a portion thereof, or Unrelated Infrastructure, or a portion thereof, or (ii) Vertical Developer reasonably believes that it has Substantially Completed Vertical Improvements, or a portion thereof, then such Person may request the Agency to determine that Substantial Completion of such Improvements has occurred; such request shall be accompanied by appropriate documentation to support such belief. Within sixty (60) days after the Agency’s receipt of such request, the Agency shall take such actions as are reasonably necessary to reasonably determine whether such Improvements satisfy the applicable requirements for Substantial Completion set forth in the definition thereof and either issue to Developer or such Vertical Developer, as applicable, a notice of Substantial Completion of such Improvements or provide to Developer or such Vertical Developer a statement of the reasons for the failure to issue such notice. Any notice of disapproval shall set forth the basis for such disapproval and the reasonable acts or measures that must be taken by Developer or Vertical Developer, as applicable, to obtain such notice of Substantial Completion.

10. Terms for Conveyances to Developer.

10.1 General. Subject to the receipt of applicable Sub-Phase Approvals (except as otherwise provided in Section 5.2.6) and the terms of this DDA, (a) the Agency agrees to convey to Developer, on a phased basis, certain real property owned or acquired by the Agency, as more particularly set forth in Section 3.4.2, and (b) Developer agrees to acquire such real property from the Agency, to Complete the Infrastructure and then sell Lots to Vertical Developers, all to the extent required under and consistent with this DDA. Any real property conveyance from the Agency to Developer under this DDA shall be by an Agency Quitclaim Deed.

10.2 Escrow and Title.

10.2.1 Escrow. No later than sixty (60) days before the first scheduled conveyance from the Agency to Developer, Developer shall establish an escrow (“Escrow”) in the City with the Title Company and shall promptly notify the Agency in writing of the Escrow number and contact person.

10.2.2 Title. Promptly after Escrow opens, Developer shall cause the Title Company to deliver to the Agency and Developer preliminary title reports or commitments for title insurance for the property to be so conveyed, together with copies of all documents relating to title exceptions shown in the “Title Report” (collectively, a “PTR Package”). Other than exceptions (i) existing at the time the Agency acquired the applicable real property if after the Effective Date, and existing as of the Effective Date if owned by the Agency on the Effective

Date (the “Existing Exceptions”) and (ii) created by or on behalf of Developer (which exceptions shall be deemed to include a Reversionary Quitclaim Deed delivered under Section 16.5 and deed restrictions required as part of a real property conveyance from the Navy or another Governmental Entity, the Mitigation Measures or under the Below-Market Rate Housing Plan), Developer may object to any exceptions shown on the PTR Package that would materially and adversely affect Developer’s use of the real property as permitted under this DDA (excluding any Public Trust exception that will be removed in connection with a Public Trust Exchange). Developer must notify the Agency in writing of any such objection within twenty (20) days after Developer receives the complete PTR Package (the “Title Objection Period”). If Developer fails to so object within the twenty (20) day period, then all of the exceptions shown on the PTR Package will be deemed to be Permitted Exceptions. If Developer does so object within the twenty (20) day period, the Agency at its cost may, in its sole discretion, elect to remove or otherwise cause the Title Company not to show any exception to which Developer objected on the owner’s title insurance policy to be issued to Developer at close of Escrow. The Agency shall not permit or cause to be created during the period of its ownership any exceptions to title other than the Existing Exceptions. If the Agency does so elect, it will notify Developer within thirty (30) days after receipt of Developer’s objection. If the Agency elects not to remove the exception or fails to respond within the thirty (30) day period, then Developer shall have the right to (i) terminate this DDA as to the real property affected by such exception, by notice to the Agency delivered within ten (10) days after Developer receives the Agency’s notice that it has elected not to remove the exception or expiration of the thirty (30) day period, whichever occurs earlier, in which case the Agency can proceed to market the property to others without any cost reimbursement or other obligation to Developer, or (ii) accept title to the real property subject to such exception. If Developer fails to so terminate within the ten (10) day period, then it shall be deemed to have elected to accept title as set forth in clause (ii) above. Exceptions that the Agency elects not to remove, or is deemed to have elected not to remove, and that Developer elects to accept, or is deemed to have accepted, will also be deemed to be Permitted Exceptions.

10.2.3 Quiet Title Action. The Agency, with Developer’s cooperation and at Developer’s cost, shall complete an action under the “Destroyed Land Records Relief Law” (California Code of Civil Procedure § 751.01 et seq., commonly referred to as the McEnerney Act) to remove any exception for claims by reason of the record title to the land not having been established and quieted under the provisions of the Destroyed Land Records Relief Law that show on the PTR Package and to which Developer timely objected under Section 10.2.2 (the “Quiet Title Action”). In the event that Developer accepts title subject to exceptions that would be eliminated by such Quiet Title Action, the Agency, with Developer’s cooperation, shall complete the Quiet Title Action as soon as commercially reasonable and the Parties shall then undertake to cause the issuance of the title insurance prescribed above, or an amendment or endorsement, reflecting the elimination of such exceptions. At each close of Escrow, the Agency shall convey to Developer all of its right, title and interest to the property that is the subject of such close of Escrow by an Agency Quitclaim Deed, subject to the Agency’s rights under the Reversionary Quitclaim Deed.

10.2.4 Title Policy. It is a condition to Developer’s obligation to close Escrow on conveyances from the Agency to Developer that the Title Company shall be irrevocably committed to issue to Developer a CLTA owner’s title insurance policy (or at Developer’s option an ALTA owner’s title insurance policy), with such endorsements, reinsurance and direct access agreements as Developer shall reasonably designate and the Title Company shall accept. The title policy will be in an amount designated by Developer and acceptable to the Title Company, and will insure that fee title to the property at issue and all appurtenant easements are vested in Developer, subject only to the Permitted Exceptions. If Developer elects to obtain an ALTA owner’s policy, Developer shall be responsible for securing any and all surveys, engineering studies and other documents required to obtain an ALTA owner’s policy in sufficient time to permit close of Escrow as required by this DDA.

10.2.5 New Title Matters. If after the Title Objection Period has expired a new title exception not shown on the PTR Package arises that would materially and adversely affect Developer’s use of the real property in question or the Project Site and that is not a Permitted Exception and is not caused by Developer or its Affiliates, then Developer may object to such new exception by notice to the Agency given within five (5) Business Days after Developer receives written notice from the Title Company of the new exception. If Developer fails to object within such period, then the new exception will be deemed to be a Permitted Exception. If Developer does object then the Agency may elect in the Agency’s sole discretion, at its cost, to remove any new exceptions created by the Agency that are not Permitted Exceptions before the close of Escrow, or to remove or otherwise cause the Title Company not to show any other new exception on the owner’s title insurance policy to be issued to Developer at close of Escrow. If the Agency does so elect, it will notify Developer within thirty (30) days after receipt of Developer’s objection. If the Agency elects not to remove the exception or fails to respond within the thirty (30) day period, then Developer shall have the right to (i) terminate this DDA as to the affected property by notice to the Agency delivered within ten (10) days after Developer receives the Agency’s notice that it has elected not to remove the exception or expiration of the thirty (30) day period, whichever occurs earlier, in which case the Agency can proceed to market the property to others without any cost reimbursement or other obligation to Developer, or (ii) accept title to the property in question subject to such exception. If Developer fails to so terminate within the ten (10) day period, then it shall be deemed to have elected clause (ii) above. Exceptions that the Agency elects not to remove, or is deemed to have elected not to remove, and that Developer elects to accept, or is deemed to have accepted, are also Permitted Exceptions.

10.3 Conditions Precedent to Close of Escrow for Real Property Conveyances from the Agency to Developer.

10.3.1 Developer Conditions to Close of Escrow. The following are conditions precedent to Developer’s obligation to close Escrow for the conveyance of real property from the Agency to Developer, to the extent not expressly waived by Developer by notice to the Agency:

(a) The Agency shall have performed all obligations under this DDA required to be performed by the Agency on or before the date for close of Escrow for such property and that affect the development of the applicable property; and

(b) The Agency shall not be in Material Breach.

10.3.2 Agency Conditions to Close of Escrow. The following are conditions precedent to the Agency’s obligation to close Escrow for the conveyance of real property from the Agency, to the extent not expressly waived by the Agency by notice to Developer:

(a) Developer shall have performed all obligations under this DDA required to be performed by Developer on or before the date for close of Escrow for such property and that affect the development of such property, including, without limitation, (i) paying all Agency Costs then due and owing from Developer to the Agency, (ii) providing a Corporate Guaranty or other form of Adequate Security covering Developer’s obligations in the Sub-Phase as set forth in Section 26.4, (iii) providing the Stadium Assurance, if applicable, as set forth in Article 5 and (iv) executing and delivering the Reversionary Quitclaim Deed and irrevocable instructions from Developer to the Title Company as required by Section 16.5;

(b) unless previously Approved by the Agency, Developer shall have provided, and the Agency shall have Approved, a detailed construction cost estimate for the Infrastructure prepared by a cost estimator Approved by the Agency;

(c) all of the Agency’s conditions to Commence the Infrastructure as set forth in Section 7.4 shall have been satisfied or waived by the Agency;

(d) Developer shall have certified to the Agency in writing that Developer is ready, willing and able to Commence and Complete the applicable Infrastructure on or before the applicable Outside Dates;

(e) Developer shall have furnished certificates of insurance or duplicate originals of insurance policies as and to the extent required under the Insurance Requirements;

(f) Developer shall not be in Material Breach and the Agency shall not have delivered notice of an Event of Default by Developer, unless that Event of Default has been cured as set forth in Article 16;

(g) in the event there are tenants or other occupants lawfully occupying any portion of the property who are entitled by applicable law (including, to the extent applicable, the California Relocation Act (sections 7260 et seq. of the California Government Code)), to relocation assistance, Developer shall have relocated such tenants or occupants in accordance with such applicable law at no cost to the Agency that does not constitute an Agency Cost (the “Relocation Requirements”) including, as applicable, pursuant to the Artist Relocation Plan; and

(h) for the conveyance of the Existing Stadium Site, or a portion thereof, the Agency Director shall have reasonably determined that as of the applicable close of Escrow Developer has Completed or provided Adequate Security for new public parks or open space land areas in the Project Site at least equal in size to the real property in the Existing Stadium Site previously conveyed and to be then conveyed to Developer in accordance with Proposition G (the “Proposition G Conveyance Requirement”); provided, that if and to the extent that the Agency Director is not so able to make such a finding, the Agency shall convey the Existing Stadium Site to Developer in a series of phases as and to the extent the Agency Director is so able to make such finding.

10.3.3 Mutual Conditions to Close of Escrow. The following are conditions precedent to both Parties’ obligations to close Escrow for each fee conveyance of real property from the Agency to Developer, to the extent not expressly waived by both Developer and the Agency in writing (although the provisions of paragraphs (a) through (c) are not waivable):

(a) the conditions in Article 6 regarding any applicable Public Trust Exchange have been met;

(b) the City has approved, and the Agency with Developer’s Approval has recorded, a Transfer Map for the applicable property or has otherwise complied with the California Subdivision Map Act;

(c) this DDA shall not have terminated as to such real property;

(d) the Agency shall have fee title to the real property being conveyed;

(e) the Title Company shall be irrevocably committed to issue to Developer, upon Developer’s payment of the premium, the title insurance required by Section 10.2.4 for the real property, although Developer may elect to take title subject to completion of the Quiet Title Action necessary to remove the exceptions subject to those actions, in which event the Agency and Developer will complete the Quiet Title Action as soon as commercially reasonable following close of Escrow;

(f) if real property at the Shipyard Site does not meet the closing conditions set forth in section 3(e) of the Conveyance Agreement, then on or before close of Escrow for the initial conveyance from the Agency to Developer of such real property (i) the Agency and Developer shall have Approved in their respective sole discretion an Early Transfer Cooperative Agreement between the Navy and the Agency (an “Early Transfer Agreement”) and a Remediation Agreement that together provide for the assumption by the Agency or Developer of the responsibility for the completion of the remaining Environmental Remediation obligations at such property and includes access to funds provided by the Navy that the Agency and Developer agree in their respective sole discretion are sufficient to perform such Environmental Remediation and (ii) the agreed-upon instruments therefor shall have been formally adopted by the Agency Commission and the Board of Supervisors, as and to the extent required; and

(g) if not previously approved as part of a Major Phase Approval or Sub-Phase Approval, the Agency and Developer shall have identified the specific location of the Community Facilities Lots and the Agency Lots within the real property being conveyed, if any.

10.4 Close of Escrow.

10.4.1 Closing Deliveries. At least fifteen (15) days before the date specified for close of Escrow for each real property conveyance from the Agency to Developer, each Party shall furnish the Title Company with appropriate Escrow instructions consistent with, and sufficient to implement the terms of this Article 10, and will contemporaneously furnish a copy of these instructions to the other Party. At least two (2) Business Days before the date specified for the applicable close of Escrow, each Party shall deposit into Escrow all documents and instruments it is obligated to deposit under this DDA, and at least one (1) Business Day before the date specified for close of Escrow, Developer shall deposit into Escrow all funds it is obligated to deposit under Section 10.4.3.

10.4.2 Conveyance of Title and Delivery of Possession. Provided that the conditions to the Agency’s obligations and the conditions to Developer’s obligations for the conveyance of the real property have been satisfied or expressly waived by the applicable Party, each as set forth herein, and the mutual conditions have be satisfied or mutually waived (subject to the limitation on waiver set forth in Section 10.3.3), the Agency shall convey to Developer, and Developer shall accept, the applicable real property at the close of Escrow.

10.4.3 Closing Costs and Prorations. Developer shall pay to the Title Company or the appropriate payee all title insurance premiums and endorsement charges, transfer taxes, recording charges and any and all Escrow fees in connection with each conveyance to Developer. Ad valorem taxes and assessments, if any, shall be prorated as of the applicable close of Escrow. Any such taxes and assessments, including supplemental taxes and escaped assessments, levied, assessed, or imposed for any period up to recordation of the Agency Quitclaim Deed, shall be borne by the Agency.

10.4.4 Outside Closing Dates. Each of Developer and the Agency will use commercially reasonable efforts to satisfy the closing conditions set forth in Section 10.3 that are in its control, and will reasonably cooperate with the other Party (not including, unless otherwise required under this DDA or constituting Agency Costs, the expenditure of funds) to satisfy conditions that are in the other Party’s control. The Agency in its sole discretion may terminate this DDA without cost or liability by notice to Developer if the Agency has not acquired fee title to at least a portion of Parcel B or Parcel G by the fifth (5th) anniversary of the Effective Date. Upon such termination, the Parties shall have no further rights or obligations to each other under this DDA, except for rights and obligations that are expressly stated to survive termination of this DDA.

10.5 Post-Closing Boundary Adjustments. The Parties acknowledge that as development of the Project Site advances, the description of each parcel of real property may require further refinements, which may require minor boundary adjustments between the Agency Lots or other property the Agency owns (or acquires as contemplated herein) and parcels conveyed to Developer. The Parties agree to cooperate in effecting any such boundary adjustments required, consistent with this DDA.

10.6 Title Clearance. If the title policy issued to Developer upon the close of Escrow contains exceptions that would adversely affect the development of the real property or the Completion of the Infrastructure as required under this DDA, and such exceptions may be removed by means of a Quiet Title Action or street vacation, then the Parties agree to take reasonable actions to eliminate such exceptions, at Developer’s sole cost, by means of Quiet Title Action or a supplemental street vacation ordinance.

10.7 Conditions Precedent for Transfers of Lots to Vertical Developers. The following are conditions precedent to Developer’s right to convey Lots to Vertical Developers, unless waived by the Agency Director (although the provisions of paragraphs (a), (d) and (e) are not waivable):

(a) the Agency Director shall have Approved the form of Assignment and Assumption Agreement to be executed by Developer and Vertical Developer, together with any agreements or documents required by this DDA to be incorporated in the Assignment and Assumption Agreement, in accordance with Article 4;

(b) Developer shall have satisfied the then current obligations under the Below-Market Rate Housing Plan and the Community Benefits Plan for the Lot;

(c) Developer shall not be in Material Breach with respect to the Sub-Phase in which the Lot is located;

(d) for the Transfer of any Lot under Section 17.3 or 17.4, the Agency and Developer have Approved the purchase price for the Lot in accordance with Section 17.5; and

(e) a Subdivision Map shall have been recorded in the Official Records covering the Lot or the Lot shall otherwise comply with the California Subdivision Map Act (provided such compliance shall not rely or be based upon a governmental entity exemption).

11. Property Condition.

11.1 As Is.

11.1.1 The Parties acknowledge that the Agency will receive the Shipyard Site in phases by quitclaim deeds from the Navy under the Conveyance Agreement. Subject to Article 10, the Agency shall convey the Shipyard Site and any and all property to be conveyed by the Agency to Developer under this DDA strictly in its “as is, where is” condition with all faults and defects, and shall not prepare or improve the property in any manner whatsoever before conveyance to Developer, without the Approval of Developer. Subject to Article 10, Developer agrees to accept the Project Site in its condition at the close of Escrow, acknowledges that notwithstanding anything to the contrary in Article 6 the Agency makes no express or implied representation or warranty as to the condition or title of any real property to be conveyed by the Agency to Developer under this DDA and acknowledges that all necessary physical and title due diligence shall be performed by Developer in accordance with this DDA.

11.1.2 Developer has been given the opportunity to investigate the Project Site fully, using experts of its own choosing, and the Agency shall continue to give

Developer such opportunity under a Permit to Enter, with such reasonable conditions as the Agency may impose for any testing. In connection with such investigations, the Agency, at no cost to the Agency that does not constitute an Agency Cost, shall cooperate reasonably with Developer and shall afford Developer access, upon not less than five (5) days’ prior notice to the Agency, and otherwise at all reasonable times, to such non-privileged books and records as the Agency shall have in its possession or control relating to the prior use and/or ownership of the Project Site.

11.1.3 Developer acknowledges that no City Party has made any representation or warranty, express or implied, with respect to the Project Site, and Developer expressly releases the City Parties from all Losses arising out of or relating to the condition of any improvements, the size, suitability or fitness of the land, the existence of Hazardous Substances, compliance with any Environmental Laws, or otherwise affecting or relating to the condition, development, use, value, occupancy or enjoyment of the Project Site, excluding any Losses arising from any Release of a Hazardous Substance to the extent that it is caused, contributed to or exacerbated by a City Party from and after the Reference Date. Developer expressly understands that the portions of the Project Site conveyed by the Agency to Developer are being conveyed strictly in their “as is, where is” condition with all faults and defects. The provisions of this Section 11.1.3 shall survive the close of Escrow.

Developer acknowledges that it is familiar with section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Developer waives and relinquishes any right or benefit that it has or may have under section 1542 of the California Civil Code or any similar or successor provision of law pertaining to the foregoing release.

11.1.4 After the close of Escrow, Developer shall comply with all provisions of Environmental Laws applicable to the real property conveyed to Developer, although Developer shall only be obligated to perform Environmental Remediation as follows:

(a) at the Candlestick Site and the Shipyard Site (except for any conveyance under an Early Transfer Agreement, which shall be handled as set forth in paragraph (b) below), Developer shall perform all Environmental Remediation that may be required under any Environmental Law or this DDA, the cost of which shall be deemed a Project Cost, subject to the applicable limitations set forth in the Financing Plan; and

(b) at any portion of the Shipyard Site that is conveyed to the Agency pursuant to an Early Transfer Agreement, the extent of Developer’s obligation to comply with Environmental Laws and perform Environmental Remediation shall be limited to the obligations undertaken by Developer under the terms of a Remediation Agreement in connection with such early transfer. Costs incurred by Developer in implementing a Remediation Agreement shall be deemed to be Project Cost to the extent that Developer is required to expend its own funds (as opposed to funds provided by the Navy or others) in such implementation. Reimbursements to Developer of such expenditures, whether by funds provided by the Navy or proceeds from environmental insurance, shall be deemed to be Gross Revenues.

(c) Developer shall have no obligation to perform any Environmental Remediation at any portion of the Shipyard Site that is and remains the Navy’s responsibility under the Conveyance Agreement or applicable Law, except (i) as part of an approved Remediation Agreement or (ii) to the extent that Developer’s timely performance of its obligations under this DDA to construct Infrastructure in accordance with the Schedule of Performance and any applicable Mitigation Measure requires Developer, rather than the Navy, to perform Environmental Remediation in conjunction with the construction of such Infrastructure.

11.1.5 Subject to Section 11.1.4(c), Developer shall perform such Environmental Remediation as may be required to perform it obligations under this DDA regardless of whether there has been a close of Escrow, including any Environmental Remediation required by a Mitigation Measure or as required to construct Infrastructure in accordance with the Schedule of Performance.

11.1.6 The Agency releases Developer, its partners, Affiliates and owners, and the officers, partners, agents, employees and members of each of them (each, a “Developer Party”), for any Losses suffered by the Agency relating to (i) the Navy’s violation of any Environmental Law or the Navy’s failure to comply with a requirement of the Conveyance Agreement or the Federal Facilities Agreement for the Shipyard, or (ii) any Release of a Hazardous Substance, or any pollution, contamination or Hazardous Substance-related nuisance on, under or from the Project Site, or any other physical condition on the Project Site, to the extent the Release, pollution, contamination, nuisance or physical condition occurred or existed before the conveyance of such property to Developer; provided, however, that this release does not extend to (A) to any Release of a Hazardous Substance to the extent that it is caused, contributed to or exacerbated by a Developer Party or (B) obligations assumed by a Developer Party under any Remediation Agreement or any other agreement (including this DDA) under which the Developer Party assumes responsibility for any Environmental Remediation. The Agency reserves its rights to enforce Developer’s obligations under this DDA and any and all of the foregoing agreements and to take such additional actions as may be set forth in such agreements.

The Agency acknowledges that it is familiar with section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Agency waives and relinquishes any right or benefit that it has or may have under section 1542 of the California Civil Code or any similar or successor provision of law pertaining to the foregoing release.

11.2 Hazardous Substance Indemnification.

11.2.1 In addition to the Indemnifications set forth in Section 22, Developer shall Indemnify the City Parties from and against any and all Losses incurred by or asserted against any City Party in connection with, arising out of, in response to, or in any manner relating to: (i) Developer’s breach of any obligation under this DDA with respect to Hazardous Substances; (ii) Developer’s violation of any Environmental Law on or relative to the Project Site; (iii) a City Party’s indemnification of the State under the Public Trust Exchange Agreement or the State Parks Agreement for the environmental condition of certain land conveyed to the State; provided that if this DDA is terminated for any reason, Developer’s Indemnification under this clause (iii) with respect to any real property for which Developer did not obtain a Sub-Phase Approval shall terminate on the earlier of (A) the date that the Agency enters into a new disposition and developer agreement or similar agreement with a developer that covers the applicable real property, and (B) four (4) years following the date of termination of this DDA with respect to such real property; or (iv) any Release or threatened Release of a Hazardous Substance, or any condition of pollution, contamination or Hazardous Substance-related nuisance on, under or from real property at the Project Site (including any Public Property) to the extent the Release, threatened Release, condition, contamination or nuisance occurred during the period of Developer’s ownership of such real property or was caused, contributed to, or exacerbated by Developer or others for whom Developer is responsible; provided that this clause (iv) shall not apply as to the Agency and any other City Party to the extent that such violation, Release, threatened Release, condition, contamination or nuisance was caused, contributed to or exacerbated by the Agency or such other City Party, respectively. In addition, notwithstanding the termination language in clause (iii) of the foregoing sentence, Developer’s Indemnification under this Section 11.2.1 shall not terminate (x) with respect to the real property for which Developer obtained a Sub-Phase Approval or (y) to the extent the Indemnification obligation is covered under clauses (i), (ii), or (iv) of this Section 11.2.1. Subject to the foregoing, Developer’s obligations under this Section 11.2.1 shall: (1) apply regardless of the availability of insurance proceeds; and (2) survive the expiration or other termination of this DDA and the Agency’s issuance of the Certificate of Completion for all of the Infrastructure related to such Lot. If it is reasonable to assert that a claim for Indemnification under this Section 11.2.1 is covered by a pollution liability insurance policy under which the Agency and/or such other City Party is an insured party, any indemnity or other provision of any of the Land Acquisition Agreements or any indemnification under applicable law, then the Agency shall reasonably cooperate with Developer in asserting a claim or claims under such insurance policy, indemnification or other provisions but without waiving any of its rights under this Section 11.2.1 including the right to Indemnification during the assertion of any such claims. Developer specifically acknowledges and agrees that it has an immediate and independent obligation to defend the City Parties from any claim that may reasonably fall or is otherwise determined to fall within the Indemnification provision of this Section 11.2.1, even if allegations are or may be groundless, false or fraudulent. Developer’s obligation to defend shall arise at the time such claim is tendered to Developer and shall continue at all times thereafter.

11.2.2 In addition to the Indemnifications set forth in Section 22, Vertical Developers shall each Indemnify the City Parties from and against any and all Losses incurred by or asserted against any City Party in connection with, arising out of, in response to, or in any manner relating to (i) such Vertical Developer’s violation of any Environmental Law on or relative to the Project Site or (ii) any Release or threatened Release of a Hazardous Substance, or any condition of pollution, contamination or Hazardous Substance-related nuisance on, under or from real property at the Project Site (including any Public Property) to the extent the Release, threatened Release, condition, contamination or nuisance occurred during the period of such Vertical Developer’s ownership of such real property or was caused, contributed to, or exacerbated by such Vertical Developer or others for whom such Vertical Developer is responsible; provided that this clause (ii) shall not apply as to the Agency and any other City Party to the extent that such violation, Release, threatened Release, condition, contamination or nuisance was caused, contributed to or exacerbated by the Agency or such other City Party, respectively. A Vertical Developer’s obligations under this Section 11.2.2 shall (1) apply regardless of the availability of insurance proceeds and (2) survive the expiration or other termination of this DDA and the Agency’s issuance of the Certificate of Completion for all of the Vertical Improvements for such Vertical Developer. If it is reasonable to assert that a claim for Indemnification under this Section 11.2.2 is covered by a pollution liability insurance policy under which the Agency and/or such other City Party is an insured party, any indemnity or other provision of any of the Land Acquisition Agreements or any indemnification under applicable law, then the Agency shall reasonably cooperate with Vertical Developer in asserting a claim or claims under such insurance policy, indemnification or other provisions but without waiving any of its rights under this Section 11.2.2 including the right to Indemnification during the assertion of any such claims. Each Vertical Developer specifically acknowledges and agrees that it has an immediate and independent obligation to defend the City Parties from any claim that may reasonably fall or is otherwise determined to fall within the Indemnification provision of this Section 11.2.2, even if allegations are or may be groundless, false or fraudulent. A Vertical Developer’s obligation to defend shall arise at the time such claim is tendered to such Vertical Developer and shall continue at all times thereafter.

11.2.3 The term “Hazardous Substance” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent”, “hazardous substance”, “hazardous waste constituent”, “infectious waste”, “medical waste”, “biohazardous waste”, “extremely hazardous waste”, “pollutant”, “toxic pollutant”, or “contaminant”, or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources, wildlife or human health or safety, including, without limitation, ignitability, infectiousness, corrosiveness, radioactivity, carcinogenicity, toxicity and reproductive toxicity. Hazardous Substance includes, without limitation, any form of natural gas, petroleum products or any fraction thereof, asbestos, asbestos-containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing materials, and any substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures or byproducts, damages or threatens to damage the environment, natural resources, wildlife or human health or safety.

11.2.4 The term “Environmental Laws” includes all applicable present and future federal, State and local laws, statutes, rules, regulations, ordinances, standards,

directives, and conditions of approval, all administrative or judicial orders or decrees and all permits, license approvals or other entitlements, or rules of common law pertaining to Hazardous Substances, the protection of the environment, natural resources, wildlife, human health or safety, or employee or community right-to-know requirements related to the work being performed under this DDA.

11.2.5 The term “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the air, land, surface water, groundwater or environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

11.3 Environmental Insurance. For each parcel or Lot for which a Remediation Agreement is executed, the Parties anticipate that the Remediation Agreement will specify the environmental insurance requirements for pollution legal liability insurance, “cost cap” or “stop loss” insurance and contractors’ pollution liability insurance for the parcel or Lot and shall establish procedures and protocols for procuring such insurance and making claims and notices under the respective policies. For each parcel or Lot for which a Remediation Agreement is not executed, the Parties shall obtain, at Developer’s sole cost, pollution legal liability insurance as specified in the Insurance Requirements. The Agency, Developer and Vertical Developer, as applicable, each will use commercially reasonable efforts to obtain the environmental insurance policy proceeds when applicable, and will reasonably cooperate with each other in connection with pursuing claims under the policies.

11.4 Damage and Destruction. From and after the Effective Date, Developer shall assume all risk of damage to or destruction of real property to be conveyed to Developer under this DDA, subject to this Section 11.4. Since Developer plans to develop the Project Site, any existing improvements that are not required by a Major Phase Approval to remain do not have significant value for Developer, and therefore damage to or destruction of such improvements will not affect the Parties’ rights and obligations under this DDA, which will continue in full force and effect without any modification except as set forth below. If permitted by applicable law, the Agency shall assign to Developer at close of Escrow any and all unexpended insurance proceeds and any uncollected claims and rights under insurance policies covering such damage or destruction, if any. But, if solely as a result of an earthquake, flood or other act of God after the Effective Date but before close of Escrow for the real property in a Sub-Phase, the estimated cost to construct the Infrastructure for such Sub-Phase, net of any available insurance proceeds, exceeds Developer’s then current construction cost estimates (without reference to the damage or destruction) by more than twenty percent (20%), Developer shall have the right, as its sole remedy, to terminate this DDA as to the Sub-Phase in question by notice to the Agency. In addition, if an earthquake or other event referenced above occurs, Developer will promptly arrange to have an updated construction cost estimate for the Infrastructure for such Sub-Phase prepared by a construction cost estimator Approved by the Agency Director. The updated construction cost estimate will reflect any additional costs caused by the earthquake or other event referenced above, and the estimator shall be instructed to deliver copies of its estimate to Developer and the Agency, each of whom will confirm receipt by notice to the other. If the updated construction cost estimate exceeds Developer’s most recent prior construction cost estimate by at least the percentage specified above, then Developer may terminate this DDA for the real property in question by notice to the Agency within ninety (90) days after receipt of the updated estimate. If the updated estimate does not exceed the prior construction cost estimate by such percentage, Developer does not elect to terminate, or Developer fails to respond within such ninety (90) day period, the Parties’ rights and obligations under this DDA will not be affected and this DDA shall continue in full force and effect without regard to such damage or destruction, provided, that Developer and the Agency shall reasonably revise the Schedule of Performance to reflect any additional time Developer may need to make adjustments to the Infrastructure or other plans for the applicable property. The Agency will have no obligation to repair any improvements on the Project Site or have any liability for their damage or destruction, however caused.

11.5 Proportionality. If Developer’s proposed termination under Section 11.4 would result in a violation of the proportionality principle set forth in Section 1.5, as reasonably determined by the Agency Director, then the Agency Director shall so notify Developer and the Parties shall negotiate in good faith for a proposed resolution that maintains the benefit of the bargain for both Parties. The period of such good faith negotiations shall be Administrative Delay. If Developer and the Agency are unable to reach agreement within ninety (90) days after Developer’s receipt of the Agency’s notice, then either Developer or the Agency may submit the matter to binding arbitration under Section 15.2.

11.6 Deed Restrictions for Non-Stadium Alternative. The Parties anticipate that the environmental remedies selected by the Navy in Final Records of Decision for certain real property in the Shipyard Site will require the imposition of land use and activity restrictions on such property. Such land use restrictions will be contained in quitclaim deeds from the Navy for such property or in other enforceable restrictions imposed on such property. The Parties acknowledge and agree that the Non-Stadium Alternative described in this DDA as of the Reference Date is (i) the basis for Developer’s financial expectations for development of the Project Site if the Stadium Termination Event occurs and (ii) preferred by Developer, the Agency and the City over other non-stadium alternatives analyzed in the Project EIR. However, in order to develop the residential component of the Non-Stadium Alternative on the Shipyard Site, the approval of the Navy and environmental regulatory agencies will be required. If the Stadium Termination Event occurs, Developer may seek such necessary third-party approvals or modifications to restrictions to permit the residential component of the Non-Stadium Alternative, and the Agency shall reasonably cooperate with Developer in such actions. If, despite such efforts, Developer has not obtained all such necessary third-party approvals or modifications by the Outside Date for submittal of a Major Phase Application for Major Phase 2 in the Non-Stadium Alternative, then such Outside Date shall be automatically extended by one (1) year. Developer shall thereafter submit a Major Phase Application for Major Phase 2 that is consistent with the applicable third-party approvals, land use restrictions and modifications thereto that Developer obtains, if any. Following the Major Phase Approval thereof, if any, the Parties shall make adjustments to this DDA (including the Development Plan and other Exhibits) and use their respective commercially reasonable efforts to make adjustments to the Redevelopment Documents, in each case to the extent necessary to enable development consistent with such Major Phase Approval.

12. Amendments to Redevelopment Documents. Except as may be required by a Conflicting Law, the Agency shall not approve, recommend, or forward to the Board of Supervisors or any City Agency or Governmental Entity for approval any termination of or amendment, supplement, or addition to any component of the Redevelopment Documents related to the Shipyard Site, the Candlestick Site or any portion of either (an “Amendment Action”) unless consistent with this Article 12. Nothing in this Section 12 shall limit the Agency’s right to amend the BVHP ECP as set forth in Section 14.2.1.

12.1 Before Issuance of the Last Certificate of Completion. Before issuance of the last Certificate of Completion for the Project (including all Improvements contemplated under this DDA as of the Reference Date or Approved by the Agency at any time thereafter) within the Shipyard Site, the Candlestick Site or a portion of either, the Agency may take an Amendment Action without Developer’s Consent only: (i) with respect to the Shipyard Site, as and to the extent permitted under section II.D of the Shipyard Redevelopment Plan as amended by the Shipyard Plan Amendment; (ii) with respect to the Candlestick Site, as and to the extent permitted under section 4.3.15 of the BVHP Redevelopment Plan as amended by the BVHP Plan Amendment; and (iii) with respect to either the Candlestick Site or the Shipyard Site, if such Amendment Action would not:

12.1.1 modify the exterior boundaries of the Shipyard Site or the Candlestick Site;

12.1.2 increase the height, bulk, density or intensity of development permitted on the Public Property if such increase would result in a material decrease in the height, bulk, density or intensity of development contemplated or permitted under this DDA on the non-Public Property as of the Reference Date or Approved by the Agency at any time thereafter;

12.1.3 reduce the number of Units or buildings in the Shipyard Site or the Candlestick Site; or

12.1.4 increase by more than twenty five percent (25%) (i) the number of Alice Griffith Units permitted on the Candlestick Site or (ii) the number of Agency Units permitted on either the Candlestick Site or on the Shipyard Site.

12.2 Following Issuance of the Last Certificate of Completion. Following issuance of the last Certificate of Completion for the Project (including all Improvements contemplated under this DDA as of the Reference Date or at any time thereafter) within the Shipyard Site or the Candlestick Site, as applicable, the Agency may take an Amendment Action without Developer’s Consent only if the Amendment Action would not (i) alter the permitted use or increase the current restrictions on the reconstruction of the same following damage or destruction of the same, (ii) decrease the maximum height of any building, (iii) decrease the density or intensity of the development permitted, (iv) expand or increase Development Fees or Exactions, (v) have the effect of materially increasing or adversely affecting any obligations of Developer or any Vertical Developer under this DDA remaining after the issuance of a Certificate of Completion or (vi) reduce the number of Entitled Units or buildings in the Shipyard Site or the Candlestick Site. The provisions of this Section 12.2 shall survive the termination of this DDA.

12.3 Before Completion of Reimbursements under Financing Plan or Acquisition and Reimbursement Agreements. So long as the Agency has any outstanding obligations to Developer under the Financing Plan or any Acquisition and Reimbursement Agreement, the Agency may not without Developer’s Consent take an Amendment Action that would adversely affect in any material respect (i) the continuing rights and obligations of Developer under this DDA, (ii) the Agency’s ability to satisfy its obligations to Developer under this DDA or any Acquisition and Reimbursement Agreement or (iii) the amount or timing of any payments due to Developer from the Funding Sources under this DDA (including the Financing Plan) or any Acquisition and Reimbursement Agreement.

12.4 Developer’s Consent. As used in this Article 12, “Developer’s Consent” means the prior written consent of CP Development Co., LP, except to the extent that the right to provide such consent (i) has been Transferred under Article 21, in which case Developer’s Consent shall mean the prior written consent of the applicable Transferee, (ii) has been pledged to a Mortgagee, in which case Developer’s Consent shall also mean the prior written consent of the Mortgagee to the extent the Mortgage documentation so requires or (iii) has been Transferred under Article 17, in which case Developer’s Consent shall mean the prior written consent of the applicable Vertical Developer; provided, that Developer’s Consent shall only apply to a Party if that Party is affected by the proposed Amendment Action. Any Person entitled to give Developer’s Consent shall have the right to grant or deny such consent in its sole discretion. Developer’s Consent shall not be required of a Person that is then in Material Breach unless and until the Material Breach has been cured.

12.5 Notice Regarding Amendment Action. At least fifteen (15) Business Days before proposing or taking any Amendment Action, the Agency shall provide notice of such Amendment Action to Developer and each Vertical Developer, including the text of any such Amendment Action.

13. Project Financing.

Developer and the Agency shall each at all times comply with the provisions of the Financing Plan.

14. Community and Public Benefits; Agency Policies; Relocation.

14.1 Community and Public Benefits. Developer, the Agency and, to the extent required in its Assignment and Assumption Agreement, each Vertical Developer, shall at all times comply with the applicable provisions of:

14.1.1 the Below-Market Rate Housing Plan; and

14.1.2 the Community Benefits Plan.

14.2 Agency Policies. Developer, the Agency and each Vertical Developer shall at all times comply with the applicable provisions of the following rules, regulations and official policies of the Agency that are applicable to and govern the overall design, construction, fees, use or other aspect of development of the Project Site, each of which may, subject to the restrictions set forth in the Redevelopment Plans as in effect on the Effective Date, be revised from time to time by the Agency upon notice thereof to Developer and any affected Vertical Developer (such policies, as so revised from time to time, the “Agency Policies”):

14.2.1 the Bayview Hunters Point Employment and Contracting Policy (adopted by Resolution No. 127-2007, Dec. 4, 2007) attached as Exhibit X-A, as revised by the revisions and interpretations attached as Exhibit X-B (collectively, the “BVHP ECP”); provided that, notwithstanding anything in this DDA or the Plan Documents to the contrary, (A) if the City changes its local hiring or first source hiring policies City-wide to require local hire mandates instead of “good faith efforts” to meet hiring goals, then the Parties agree that (i) the Agency Commission shall have the right to make conforming changes to the BVHP ECP without the Approval of Developer or any Vertical Developer, (ii) such changes do not and shall not be deemed to conflict with the development permitted by the Redevelopment Plans, the Plan Documents or this DDA and (iii) such changes shall not be subject to the restrictions set forth in the Redevelopment Plans regarding New City Regulations or New Construction Requirements (each as defined in the Redevelopment Plans), and (B) nothing in this Section 14.2.1 would require the Agency or the Developer to make or impose changes to the BVHP ECP that would violate the terms of a then-existing project labor agreement;

14.2.2 the Small Business Enterprise Policy (adopted by Resolution No. 82-2009, July 27, 2009) attached as Exhibit Y (the “SBE Policy”);

14.2.3 the Nondiscrimination in Contracts and Equal Benefits Policy (adopted by Resolution No. 175-1997, Sep. 9, 1997) attached as Exhibit Z;

14.2.4 with respect to the Agency, the Minimum Compensation Policy (adopted by Resolution No. 34-2009, April 7, 2009) attached as Exhibit AA-1 (the “Agency MCP”) and with respect to Developer, Vertical Developer and all other CP-HPS2 Employers (as defined in the Project MCP), the Minimum Compensation Policy (Candlestick Point and Phase 2 of the Hunters Point Shipyard) attached as Exhibit AA-2, reflecting the revisions and interpretations to the Agency MCP set forth in Section 14.2.4(a) (the “Project MCP”);

(a) All employers retaining employees to perform work at the Project Site shall, subject to sections 6 through 9 of the Agency MCP, be required to provide to each employee, for each hour worked at the Project Site, not less than the Minimum Compensation set forth in section 3 of the Agency MCP. Only workers who work at least ten (10) hours per week at the Project Site, and who are not excluded from coverage pursuant to section 2.7(b) of the Agency MCP, are covered by this Section 14.2.4. This Section 14.2.4 shall apply to employment by Developer, Vertical Developers, Transferees, contractors, tenants, and any other entities hiring workers for employment at the Project Site. This Section 14.2.4 does not apply to the employment of any worker for the performance of construction services, and does not apply to employers with fewer than twenty (20) employees. Developer and Vertical Developers shall ensure that all employers at the Project Site agree to terms of the Project MCP through contractual commitments enforceable directly against project employers. The requirements of this Section 14.2.4 shall be administered and enforced as described in the Project MCP, with employers that are covered pursuant to this Section 14.2.4 considered, for purposes of administration and enforcement, as Contractors subject to section 3 of the Agency MCP;

14.2.5 the Health Care Accountability Policy (adopted by Resolution No. 34-2009, April 7, 2009) attached as Exhibit BB;

14.2.6 the Prevailing Wage Policy (adopted by Resolution No. 327-1985, Nov. 12, 1985) attached as Exhibit CC; and

14.2.7 the Card Check Neutrality Policy (adopted by Resolution No. 204-99, Dec. 7, 1999) attached as Exhibit DD. While the Agency is not a party to the CCBA, the Agency acknowledges that the CCBA provides that the Vertical Developer of any Hotel or Restaurant Project (as such term is defined in section 23.51 of the San Francisco Administrative Code) shall comply with the provisions of sections 23.50 to 23.56 of the San Francisco Administrative Code (the “City Card Check Policy”), irrespective of any proprietary interests or, with respect to clauses (i) and (ii) below, industry limitations contained therein. Further, the Agency acknowledges that under the CCBA, Developer or Vertical Developer, as applicable, shall require that (i) any agreement to which it is a party for the provision of security, custodial or stationary engineers in the Project Site for which the total annual economic consideration paid for such service exceeds Twenty-Five Thousand Dollars ($25,000) for security, Twenty-Five Thousand Dollars ($25,000) for custodial, and Fifty Thousand Dollars ($50,000) for stationary engineers; and (ii) each party to any agreement to which Developer is also a party for the lease or sale of land to be used as a grocery store in the Project, will each similarly comply with the general requirements of the City Card Check Policy.

14.3 Relocation Plans. Developer shall consult with the Agency regarding, and the Agency and Developer shall cooperate in effecting, any relocations required pursuant to the Relocation Requirements in an efficient manner and in accordance with relocation plans prepared by Developer and Approved by the Agency, including but not limited to the Artist Relocation Plan. Notwithstanding the foregoing, any and all relocation obligations shall be performed and satisfied by Developer in accordance with applicable law.

15. Resolution of Certain Disputes.

15.1 Arbitration Matters.

15.1.1 Each of the following is an “Arbitration Matter” following notice from one Party to another Party that a dispute exists as to such matter: (i) disapproval by the Agency of Construction Documents, but not the failure of the Agency to grant a Certificate of Completion (and any consent necessary from the Department of Public Works shall not be governed by this DDA); (ii) the Parties’ failure to reach agreement under Section 11.5 [Proportionality]; (iii) the failure of the Agency Director to Approve an Assignment and Assumption Agreement; (iv) disputes under Articles 17 [Sale of Lots], 19 [Agency Costs] and 24 [Excusable Delay]; (v) the sufficiency of Adequate Security provided under Article 26, but not any disputes regarding the right to call or act upon Adequate Security or the failure of an obligor under any Adequate Security to perform its obligations under the Adequate Security; (vi) the sufficiency of Stadium Assurance provided under Article 5, but not any disputes regarding the right to call or act upon Stadium Assurance or the failure of an obligor under any Stadium Assurance to perform its obligations under the Stadium Assurance; (vii) the amount of the Alice Griffith Liquidation Payments as provided in Section 6.2.3(b); (viii) the amount of the Final Public Improvement Cost as provided in Section 26.7; and (ix) disputes under provisions set forth in Exhibits to this DDA that call for or permit arbitration.

15.1.2 Following the receipt of notice of an Arbitration Matter the Parties will have thirty (30) days (or such longer time as they may agree) to attempt to resolve the Arbitration Matter through informal discussions. The Parties agree that the circumstances of such matter make it imperative that the dispute be resolved at the earliest possible date.

15.2 Arbitration. If an Arbitration Matter is not resolved by discussion as set forth in Section 15.1.2, then either Party may submit the Arbitration Matter to a single Qualified Arbitrator at JAMS in the City (“JAMS”) in accordance with the applicable rules of JAMS. The Party requesting arbitration shall do so by giving notice to that effect to the other Party or Parties affected (the “Arbitration Notice”). The Arbitration Notice must include a summary of the issue in dispute and the reasons why the Party giving the Arbitration Notice believes that the other Party is in breach.

15.2.1 The Parties will cooperate with JAMS and with one another in selecting an arbitrator with appropriate expertise in the Arbitration Matter from a JAMS panel of neutrals, and in scheduling the arbitration proceedings as quickly as feasible. If the Parties are not able to agree upon the arbitrator, then each will select one arbitrator, and the two selected arbitrators shall select a third arbitrator. The third arbitrator selected shall resolve such dispute in accordance with the laws of the State pursuant to the JAMS Streamlined Arbitration Rules and Procedures.

15.2.2 The Parties shall bear their own attorneys’ fees, costs and expenses during the arbitration proceedings, and each Party shall bear one-half of the costs assessed by JAMS. The Parties shall use good faith efforts to conclude the arbitration within thirty (30) days after selection of the arbitrator, and the arbitrator shall be requested to render a written decision and/or award consistent with, based upon and subject to the requirements of this DDA (including the available remedies set forth in Article 16) within ten (10) days after the final submission by the Parties to the arbitrator. The arbitrator shall have no right to modify any provision of this DDA. If a Party chooses to submit any documents or other written communication to the arbitrator or JAMS, it shall deliver a complete and accurate copy to the other Party at the same time it submits the same to the arbitrator or JAMS. Neither Party shall communicate orally with the arbitrator regarding the subject matter of the arbitration without the other Party present.

15.2.3 Subject to this Section 15.2, the Parties will cooperate to provide all appropriate information to the arbitrator. The arbitrator will report his or her determination in writing, supported by the reasons for the determination. As part of that determination, the arbitrator shall have the power to determine which Party or Parties prevailed, wherein the prevailing Party or Parties shall recover all of their reasonable fees, costs and expenses (including the fees and costs of attorneys as provided in Section 27.5) from the non-prevailing Party or Parties, to be paid within ten (10) days after the final decision of the arbitrator with regard to such fees, costs and expenses. Except as provided in sections 1286.2, 1286.4, 1286.6 and 1286.8 of the California Code of Civil Procedure, the determination by the arbitrator shall be conclusive, final and binding on the Parties. The arbitrator’s decision and/or award may be entered as a judgment in any court having competent jurisdiction and shall constitute a final judgment as between the Parties and in that court.

15.3 Mediation. If Developer or the Agency Director (but not the Agency Commission) fails to Approve a matter as to which it is required by this DDA to be reasonable, the Party who requested the Approval shall have the right to submit the matter of whether the failure to Approve was reasonable to non-binding mediation as follows:

15.3.1 The Party may request the non-binding mediation by delivering a written request for mediation (“Mediation Request”) to the other Party. The Mediation Request must include a summary of the issue in dispute and the reasons why the requesting Party believes that the other Party is acting unreasonably, together with any backup information or documentation it elects to provide. Within fifteen (15) days after receipt of the Mediation Request, the responding Party may agree to meet and confer promptly with the requesting Party to attempt to resolve the matter. In the absence of such agreement, or if the “meet and confer” does not resolve the matter promptly, the Party who requested Approval may submit the matter for mediation to JAMS in the City.

15.3.2 The Parties will cooperate with JAMS and with one another in selecting a mediator from a JAMS panel of neutrals and in scheduling the mediation proceedings as quickly as feasible. The Parties agree to participate in the mediation in good faith. Neither Party may commence or if commenced, continue, a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session. The Parties will each pay their own costs and expenses in connection with the mediation, and the Party that requested mediation will pay all costs and fees of the mediator. Without limiting the foregoing, the provisions sections 1115 through 1128 of the California Evidence Code, inclusive, will apply in connection with any mediation.

15.4 Use of Evidence. The provisions of sections 1152 and 1154 of the California Evidence Code will apply to all settlement communications and offers to compromise made during the mediation or arbitration.

16. Event of Default; Remedies.

16.1 General. Except as otherwise provided in Article 15, if a Party breaches any of its obligations under this DDA, the Party to whom the obligation was owed (the “Notifying Party”) may notify the breaching Party of such breach. The notice shall state with reasonable specificity the nature of the alleged breach, the provisions under which the breach is claimed to arise and the manner in which the failure of performance may be satisfactorily cured. Failure to cure such breach within the time period specified in Section 16.2 shall be an “Event of Default” by the breaching Party under this DDA; provided, an Event of Default by Developer or an Affiliate of Developer shall be, at the Agency’s option, an Event of Default by Developer and all of Developer’s Affiliates, subject to the effect of Section 16.4; but provided further that (A) no Event of Default by Developer or an Affiliate of Developer with respect to the horizontal obligations of Developer under this DDA (i.e., all obligations other than Developer or an Affiliate of Developer acting as a Vertical Developer, if applicable) shall be deemed to be an Event of Default by Developer or an Affiliate of Developer in its capacity as a Vertical Developer, and (B) no Event of Default by a Vertical Developer (including Developer and Affiliates of Developer when acting as a Vertical Developer) shall be deemed to be an Event of Default by Developer or an Affiliate of Developer with respect to its horizontal obligations under this DDA.

16.1.1 Upon delivery of a notice of breach, the Notifying Party and the breaching Party shall promptly meet to discuss the breach and the manner in which the breaching Party can cure the same. If before the end of the applicable cure period the breach has been cured to the reasonable satisfaction of the Notifying Party, the Notifying Party shall issue a written acknowledgement of the other Party’s cure of the matter which was the subject of the notice of breach.

16.1.2 If the alleged breach has not been cured or waived within the time permitted for cure, the Notifying Party may (i) extend the applicable cure period or (ii) institute such proceedings and/or take such action as is permitted in this DDA with reference to such breach.

16.2 Particular Breaches by the Parties.

16.2.1 Event of Default by Developer or Vertical Developer. The Parties agree that each of the following shall be deemed to be an Event of Default by Developer or a Vertical Developer, as the case may be, under this DDA:

(a) Developer or a Vertical Developer causes or allows to occur, as to itself, a Significant Change or a Transfer not permitted under this DDA, and the Significant Change or Transfer is not reversed or voided within thirty (30) days following such Person’s receipt of notice thereof from the Agency;

(b) following a Sub-Phase Approval, Developer (i) fails to Commence or Complete the Infrastructure in the Sub-Phase by the applicable Outside Dates for Commencement and Completion or (ii) except during the period of any delay permitted under Article 24 or Article 27, abandons its work on such Infrastructure without the Approval of the Agency Director for more than forty-five (45) consecutive days or a total of ninety (90) days, and such failure or abandonment continues for a period of thirty (30) days following Developer’s receipt of notice thereof from the Agency;

(c) having Commenced construction of Vertical Improvements, a Vertical Developer fails to pursue such construction diligently to Completion, including by abandoning or substantially suspending the work for more than forty-five (45) consecutive days, or a total of ninety (90) days, and such failure, abandonment or suspension continues for a period of thirty (30) days following Vertical Developer’s receipt of notice thereof from the Agency;

(d) Developer or a Vertical Developer defaults under the provisions of any Exhibit and fails to cure the same within the time provided in such Exhibit or, if not so provided, within thirty (30) days following such Person’s receipt of notice from the Agency;

(e) Developer or a Vertical Developer fails to pay any amount required to be paid to the Agency under this DDA or an Assignment and Assumption Agreement, and such failure continues for thirty (30) days following such Person’s receipt of notice thereof from the Agency;

(f) Developer fails to obtain appropriate Authorizations to Commence the Infrastructure following a Sub-Phase Approval by the applicable Outside Date, and such failure continues for thirty (30) days following Developer’s receipt of notice thereof from the Agency;

(g) Developer or Vertical Developer fails to provide Adequate Security as required under this DDA, or once it has provided Adequate Security fails to maintain the same as required under this DDA, and such failure continues for forty-five (45) days following such Person’s receipt of notice thereof from the Agency; provided, that such Person shall immediately, upon receiving such notice from the Agency Director to such effect, suspend all activities (other than those needed to preserve the condition of improvements or as necessary for health or safety reasons) on affected portions of the Project Site during any period during which Adequate Security is not maintained as required by this DDA);

(h) the obligor under any Adequate Security, including the Base Security, commits a default under the applicable security instrument or revokes or refuses to perform as required under the Adequate Security, and Developer does not replace the Adequate Security within forty-five (45) days following Developer’s receipt of notice thereof from the Agency; provided, that (i) Developer shall immediately, upon receiving such notice from the Agency Director to such effect, suspend all activities (other than those needed to preserve the condition of improvements or as necessary for health or safety reasons) on affected portions of the Project Site during any period during which the Adequate Security is not maintained as required by this DDA, (ii) any cure period for a default under the Adequate Security shall run concurrently with the above forty-five (45) day period, and (iii) upon receipt by the Agency of any replacement Adequate Security the Agency shall release the replaced Adequate Security;

(i) Developer fails to Commence, diligently prosecute or Complete the Developer Stadium Obligations as required under Article 5, and such failure continues for sixty (60) days following Developer’s receipt of notice thereof from the Agency;

(j) Developer fails to perform its obligations relating to the Alice Griffith Replacement Projects as set forth in Section 6.2.3 and the Below-Market Rate Housing Plan and such failure continues for sixty (60) days following Developer’s receipt of notice thereof from the Agency;

(k) Developer’s Affiliate fails in any material respect to perform any of its material obligations under the Alice Griffith DDA, if the same is executed and delivered by such Affiliate, the time for cure of such failure under the Alice Griffith DDA has expired and such failure continues for sixty (60) days following Developer’s receipt of notice thereof from the Agency;

(l) Developer fails to convey to the Agency or to another Governmental Entity any of the Public Property that is has acquired as and when required under this DDA, and such failure continues for thirty (30) days following Developer’s receipt of notice thereof from the Agency;

(m) Developer fails to cure an Event of Default by a Transferee of Developer’s rights and obligations for the Sub-Phase containing the Commercial Lots in Parcel C within two (2) years following Developer’s receipt of notice thereof; provided, that for such a Transferee that is an Affiliate of Developer, this two (2) year cure period shall instead be a sixty (60) day cure period; or

(n) Developer or a Vertical Developer fails to perform any other agreement or obligation to be performed by Developer or a Vertical Developer, respectively, under this DDA, and such failure continues past any cure period specified in this DDA, or if no such cure period is specified, then within sixty (60) days after receipt by such Person of notice thereof from the Agency (and, for a failure that is not susceptible of cure within sixty (60) days, if Developer or Vertical Developer fails to promptly commence such cure within thirty (30) days after its receipt of such notice and thereafter diligently prosecute the same to completion within a reasonable time, but in no event to exceed one hundred twenty (120) days from the receipt of such notice.

16.2.2 Event of Default by the Agency. The Parties agree that each of the following shall be deemed an Event of Default by the Agency under this DDA:

(a) The Agency fails to convey real property to Developer as and when required by this DDA, and such failure continues for thirty (30) days following the Agency’s receipt of notice thereof from Developer;

(b) the Agency fails to perform its obligations under the Financing Plan or any Acquisition and Reimbursement Agreement, including but not limited to a failure to make payments owing to Developer from the Funding Sources in accordance with the terms of the Financing Plan or any Acquisition and Reimbursement Agreement, and such failure continues for thirty (30) days following the Agency’s receipt of notice thereof from Developer (and, for a failure that is not susceptible of cure within thirty (30) days, if the Agency fails to promptly commence such cure within thirty (30) days following its receipt of such notice and thereafter diligently prosecutes the same to completion within sixty (60) days thereafter);

(c) the Agency defaults under any agreement attached to this DDA to which it is a party (including the Interagency Cooperation Agreement, the Planning Cooperation Agreement or any of the Land Acquisition Agreements), the time given for cure in such agreement has expired and such failure continues for thirty (30) days following the Agency’s receipt of notice thereof from Developer (and, for a failure that is not susceptible of cure within thirty (30) days, if the Agency fails to promptly commence such cure within thirty (30) days following its receipt of such notice and thereafter diligently prosecutes the same to completion within a reasonable time, but in no event to exceed one hundred and twenty (120) days from the receipt of such notice);

(d) the Agency fails to perform any other agreement or obligation to be performed by the Agency under this DDA, and such failure continues past any cure period specified in this DDA, or if no such cure period is specified, then within sixty (60) days after receipt by the Agency of notice thereof from Developer or Vertical Developer, as applicable (and, for a failure that is not susceptible of cure within sixty (60) days, if the Agency fails to promptly commence such cure within thirty (30) days after its receipt of such notice and thereafter diligently prosecute the same to completion within a reasonable time, but in no event to exceed one hundred and twenty (120) days from the receipt of such notice).

16.2.3 Material Breach. “Material Breach” means:

(a) for the Agency, an Event of Default that materially adversely affects Developer’s or a Vertical Developer’s ability to proceed timely with the Project or any significant portion thereof without substantially increased costs, including (i) an Event of Default by the Agency arising from the failure to make payments from the Funding Sources in accordance with the Financing Plan or any Acquisition and Reimbursement Agreement and (ii) an Event of Default by the Agency arising from its failure to convey real property as required under Section 5.2.6;

(b) for Developer, an Event of Default under Section 6.2.3(b) [Alice Griffith Liquidation Payments], Section 16.2.1(a) [Unpermitted Transfers], Section 16.2.1(b) [Infrastructure] (but for purposes of this paragraph (b) the term “Complete” in the second line of said Section 16.2.1(b) shall be deemed to read “Substantially Complete”), Section 16.2.1(i) [Developer Stadium Obligations], Section 16.2.1(j) [Alice Griffith Replacement Projects], Section 16.2.1(k) [Alice Griffith DDA] or Section 16.2.1(m) [Parcel C];

(c) for Vertical Developers, an Event of Default under Section 16.2.1(c) [Vertical Improvements] (but for purposes of this paragraph (c) the term “Completion” in the second line of said Section 16.2.1(c) shall be deemed to read “Substantial Completion”); and

(d) for the Agency, Developer, and Vertical Developers, an arbitration or judicial action that resulted in a final judgment for payment or performance (beyond any applicable appeal period), and the Party against whom the judgment was made fails to make the required payment or perform the required action in accordance with the judgment within sixty (60) days following the final, unappealable judgment or any longer period as may be specified in the judgment itself.

16.3 Remedies.

16.3.1 Specific Performance. Upon an Event of Default, the aggrieved Party may institute proceedings to compel injunctive relief or specific performance to the extent permitted by law (except as otherwise limited by or provided in this DDA) by the Party in breach of its obligations. Nothing in this Section 16.3.1 shall require a Party to postpone instituting any injunctive proceeding if it believes in good faith that such postponement will cause irreparable harm to such Party.

16.3.2 Limited Damages. The Parties have determined that except as set forth in this Section 16.3.2, (i) monetary damages are generally inappropriate, (ii) it would be extremely difficult and impractical to fix or determine the actual damages suffered by any Party as a result of a breach hereunder and (iii) equitable remedies and remedies at law not including damages are particularly appropriate remedies for enforcement of this DDA. Except as otherwise expressly provided below to the contrary (and then only to the extent of actual damages and not consequential or special damages, each of which is hereby expressly waived by the Parties), no Party would have entered into or become a Party to this DDA if it were to be liable in damages under this DDA. Consequently, the Parties agree that no Party shall be liable in damages to any other Party by reason of the provisions of this DDA, and each covenants not to sue the other for or claim any damages under this DDA and expressly waives its right to recover damages under this DDA, except as follows: actual damages only shall be available as to breaches that arise out of (a) the failure to pay amounts as and when due and owing (1) under this DDA (including under the Financing Plan, the Below-Market Rate Housing Plan, the Community Benefits Plan, Article 5 (with respect to the Developer Stadium Contribution only) and Article 19), but subject to any express conditions for such payment set forth in this DDA or (2) under any Acquisition and Reimbursement Agreement, but subject to any express conditions for such payment as set forth therein, (b) the failure to make payment due under any Indemnification in this DDA, (c) the requirement to pay attorneys’ fees and costs as set forth in Section 27.5, or when required by an arbitrator or a court with jurisdiction, and (d) to the extent damages are expressly permitted under any agreement among or between any of the Parties other than this DDA, including but not limited to any Permit to Enter. For purposes of the foregoing, “actual damages” shall mean the actual amount due and owing under this DDA, with interest as provided by law, together with such judgment collection activities as may be ordered by the judgment, and no additional amount.

16.3.3 Certain Exclusive Remedies. The exclusive remedy:

(a) for the failure to submit any Complete Major Phase Application or any Complete Sub-Phase Application, or to obtain any Major Phase Approval or Sub-Phase Approval, shall be the remedies of the Agency set forth in Sections 3.6.1 and 3.6.2;

(b) for the failure to Commence Infrastructure or to provide Adequate Security upon such Commencement, shall be the remedy of the Agency set forth in Section 16.4 or Section 16.5;

(c) for the failure to Complete Infrastructure that has been Commenced, shall be (1) first, an action on the Adequate Security for that Infrastructure to the extent still available, and (2) thereafter, if the Agency is unable to recover upon such Adequate Security within a reasonable time (including by causing the obligor under any Adequate Security to Commence and Substantially Complete such infrastructure), the remedies of the Agency set forth in Section 16.4 and Section 16.5. The Agency shall release any unused portion of the Adequate Security following the Agency’s termination under Section 16.4 and the Agency’s recordation of a Reversionary Quitclaim Deed under Section 16.5;

(d) for the failure to pay money, shall be a judgment (in arbitration or a competent court) to pay such money (with interest as provided by law), together with such costs of collection as are awarded by the judge or arbitrator, subject to Sections 16.2.3(d) and 16.3.3(f) and (g);

(e) for a breach under an Assignment and Assumption Agreement by a Vertical Developer, the available equitable remedies to enforce the Redevelopment Requirements, including but not limited to the recovery of monies due, subject to Section 16.2.3(d);

(f) notwithstanding paragraphs (a) – (d) above, for the failure to perform the Developer Stadium Obligations shall be (1) first, an action on the Adequate Security, Stadium Assurance or other financial assurances provided to the 49ers, the Agency or the City for the Developer Stadium Obligations, if applicable, (2) second, the remedy in paragraph (c) above for the failure to Complete Infrastructure, if applicable, and (3) finally, if (A) neither of the remedies in clause (1) or (2) above is applicable, or neither causes such failure to be cured within a reasonable time, or (B) Developer fails to (i) obtain Approval of the Stadium Major Phase or Stadium Sub-Phases, (ii) Commence Infrastructure or (iii) provide the Stadium Assurance, each as and when required under Article 5, the remedy of the Agency set forth in Section 16.4; and

(g) notwithstanding paragraph (d) above, for the failure to make an Alice Griffith Liquidation Payment, (1) first, an action on any Adequate Security provided under Section 6.2.3(b)(iv) and (2) if Adequate Security is not provided when due or if the Adequate Security fails to produce the required Alice Griffith Liquidation Payment within a reasonable time, the remedy of the Agency set forth in Section 16.4.

16.4 Termination. Upon the occurrence of a Material Breach by Developer or an Affiliate of Developer, the Agency may, subject to the last sentence of Section 16.1, terminate this DDA in whole or in part as to Developer and/or one or more Affiliates of Developer upon an Agency Commission determination to terminate following a public meeting. Upon the occurrence of a Material Breach by the Agency, Developer, an Affiliate of Developer or a Vertical Developer, as the case may be, may terminate this DDA as to the terminating Party only. The Party alleging a Material Breach shall provide a Notice of Termination to the breaching Party, which Notice of Termination shall state the Material Breach, the portions of the real property covered by this DDA (or the Major Phases and Sub-Phases) to be terminated, and the effective date of the termination (which shall, in no event, be sooner than ninety (90) days from the date of delivery of the Notice of Termination); provided, that the Agency Director may give this Notice of Termination before the date of the Agency Commission action on the proposed termination so that the Agency termination notice period may run simultaneously with the public notice period for the Agency Commission action. If such termination occurs, neither the breaching Party nor the Notifying Party shall have any further rights against or liabilities to the other under this DDA as to the terminated portions of this DDA except as set forth in Section 27.29. By way of illustration of the foregoing sentence, if on the date of termination by the Agency Developer is constructing Infrastructure in a Sub-Phase and the Material Breach is not related to that Sub-Phase, then Developer shall have the right to Complete such Infrastructure and to hold and sell the Lots in the Sub-Phase to which such Infrastructure relates in accordance with the terms of this DDA.

16.5 Agency’s Exercise of Reversion Right upon Failure to Substantially Complete Infrastructure.

16.5.1 Except as set forth in Section 5.2.6 [Conveyances to Developer], a condition precedent to the Agency’s obligation to close Escrow for the conveyance of real property from the Agency to Developer shall be Developer’s execution and delivery to the Title Company of a recordable quitclaim deed in the form attached hereto as Exhibit U (with only such changes as may be Approved by Developer and the Agency Director, the “Reversionary Quitclaim Deed”) conveying fee title to the applicable property from Developer to the Agency. The Reversionary Quitclaim Deed shall be delivered with irrevocable instructions from Developer to the Title Company, in a form Approved by the Agency, directing the Title Company to comply with the Agency’s direction to record the Reversionary Quitclaim Deed upon receipt of the Reversionary Recordation Notice and releasing and indemnifying the Title Company from any and all liability resulting from the Title Company’s compliance with such instructions.

(a) The Agency’s right to exercise the remedy contained in this Section 16.5:

(i) shall be limited to an Event of Default under Section 16.2.1(b) (a “Reversionary Default”);

(ii) shall not become operative until the Agency has delivered notice (the “Reversionary Cure Notice” which may be coupled with a Notice of Termination) to Developer and all affected Mortgagees, as the case may be, or their successors for whom the Agency has been provided an address, detailing the facts and circumstances of the Reversionary Default and providing all such Persons with a concurrent period of sixty (60) days from the delivery of such notice to commence to cure, or cause Developer to cure, the Reversionary Default; provided, that the Agency may not direct the Title Company to record the Reversionary Quitclaim Deed if Developer or such Persons commence the cure within the sixty (60) day period specified above and continue to diligently prosecute the cure without interruption to Substantial Completion (provided, that the Agency may exercise such right if the Reversionary Default is not cured within one hundred eighty (180) days following the date on which the Reversionary Cure Notice was sent by the Agency);

(iii) shall be subject to Article 20, although any cure periods provided in Article 20 shall run concurrently with the sixty (60) day cure period provided above; and

(iv) shall automatically and without further documentation terminate upon the earliest to occur of:

(A) Substantial Completion of the applicable Infrastructure;

(B) issuance of the applicable Certificate of Completion;

(C) as provided in paragraph (b) below; and

(D) as provided in paragraph (c) below;

(b) The Agency Director shall have the right, in his or her sole discretion, to release a Reversionary Quitclaim Deed and terminate the Agency’s rights under this Section 16.5 upon (i) the Completion of a significant portion of the Infrastructure within the real property described in the Reversionary Quitclaim Deed, as determined by the Agency Director following receipt of appropriate backup information from Developer, including a certificate from the Engineer confirming the degree of Completion, and (ii) the Agency holding Adequate Security for the Completion of the applicable Infrastructure, in form and content satisfactory to the Agency Director, that, together with all other Adequate Security provided to the City and/or the Agency for such Infrastructure, is in an amount equal to not less than one hundred fifty percent (150%) of the remaining cost to Complete the Infrastructure.

(c) Notwithstanding any other provision of this Article 16, following a Reversionary Default, the Agency shall not be entitled to cause the Reversionary Quitclaim Deed to be recorded if (1) the Agency recovers the cost of causing the Infrastructure to be Completed from the Adequate Security provided by Developer for that purpose or (2) the obligor under any Adequate Security Commences to cure the Reversionary Default within sixty (60) days following demand by the Agency and such Infrastructure is diligently prosecuted and Substantially Completed within a reasonable time thereafter. In the event that the Agency elects not to pursue such Adequate Security or pursues such Adequate Security but is unable, in the normal course and utilizing good faith efforts, to achieve the results in clause (1) or clause (2) above within a reasonable time, then the Agency may record the Reversionary Quitclaim Deed in accordance with this Section 16.5 and the Agency shall thereafter release the unused portion of any Adequate Security upon the expiration of the Reversionary Contest Period (if there has been no challenge or contest to such recordation) or upon or in accordance with a final, unappealable judicial determination (if there has been such a challenge or contest to the Agency’s recordation of the Reversionary Quitclaim Deed).

(d) Subject to paragraph (a) above, if the Agency believes that it is entitled to exercise the right to direct the Title Company to record the Reversionary Quitclaim Deed, then, with the Approval of the Agency Commission following a public meeting (which meeting may be the same as an Agency Commission meeting for declaring a Material Breach and authorizing a Notice of Termination), the Agency may send to the Title Company a notice that Developer has committed a Reversionary Default for the property in question, with a copy to Developer and to any Mortgagee that has requested notice as set forth in Section 20.4, and direct the Title Company to record the appropriate Reversionary Quitclaim Deed and provide a conformed copy of such recorded Reversionary Quitclaim Deed to the Agency, such Mortgagee and Developer (such notice, the “Reversionary Recordation Notice”).

(e) If the Agency’s right to direct the Title Company to record a Reversionary Quitclaim Deed terminates for any reason, then the Agency shall, upon Developer’s request, promptly instruct the Title Company to return the Reversionary Quitclaim Deed to Developer.

(f) The Title Company’s recordation of the Reversionary Quitclaim Deed shall not affect in any manner the rights of any Mortgagee or Developer to contest the Agency’s right to exercise the remedy contained in this Section 16.5. No Mortgagee or Developer shall have any rights against the Title Company for recording the Reversionary Quitclaim Deed following receipt of the Reversionary Recordation Notice. However, Developer or any affected Mortgagee must bring any action contesting the Agency’s right to exercise the remedy contained in this Section 16.5 (i) in any judicial proceeding concerning such recordation initiated by the Agency before the recordation, if Developer and the affected Mortgagee (if it requested notice under Section 20.4) receive notice of such action as set forth in Section 20.4 (i.e., any Mortgagee that fails to request notice under Section 20.4 cannot complain about its failure to receive notice, and shall be treated as if it had received notice for purposes of this Section 16.5), or (ii) if no such action is initiated by the Agency, then within sixty (60) days following recordation of the Reversionary Quitclaim Deed (in either case, the “Reversionary Contest Period”); otherwise, Developer and the affected Mortgagees shall be precluded from challenging the Agency’s action. In the event that the Agency’s recordation of the Reversionary Quitclaim Deed is denied through legal proceedings initiated by Developer or any Mortgagee, (1) the Agency shall promptly take corrective action to abrogate the effect of the Reversionary Quitclaim Deed, (2) the Schedule of Performance shall be equitably adjusted, (3) Developer or the Mortgagee shall thereafter prosecute to Completion the applicable Infrastructure in accordance with the terms of this DDA and (4) the Agency’s right to cause the recordation of the Reversionary Quitclaim Deed shall terminate upon Substantial Completion of the Infrastructure as set forth in paragraph (a) above, provided that such termination shall not diminish the Agency’s right to exercise any and all other remedies available to the Agency hereunder if Developer fails to Complete the applicable Infrastructure.

16.5.2 Payment of Special Taxes Following Recordation of Reversionary Quitclaim Deed. Following the recordation of any Reversionary Quitclaim Deed, the property covered thereby shall remain a Taxable Parcel, notwithstanding the Agency’s ownership of such property, and the Agency shall pay any ad valorem taxes, Project Special Taxes, Maintenance Special Taxes or other taxes or fees used to secure or pledged for payment of debt service with respect to any Public Financing as and when such taxes are due for such property or would have been due but for the Agency’s recordation of the Reversionary Quitclaim Deed.

16.5.3 Resale of Property Following Recordation of Reversionary Quitclaim Deed. Following recordation of the Reversionary Quitclaim Deed and either (i) the expiration of the Reversionary Contest Period without Developer or any affected Mortgagee having contested the Agency’s right to record the Reversionary Quitclaim Deed or (ii) if such contest is filed, the entry of a final, non-appealable judgment upholding such recordation or the expiration of any relevant appeal periods without an appeal having been filed, the Agency shall diligently market and sell the property acquired pursuant to the Reversionary Quitclaim Deed to any Qualified Buyer for not less than the fair market value of such property, as determined by the

Agency Director after due inquiry. The proceeds of any such sale shall be distributed in the following order of priority: (1) to the Agency to the extent of its actual costs and expenses incurred in connection with the Reversionary Default; (2) to pay any Project Special Taxes and Maintenance Special Taxes due and owing with respect to such property, up to the date of sale; (3) to repay the amounts due under each Mortgage applicable to such property in the priority of their liens on such property before the recordation of the Reversionary Quitclaim Deed; (4) to the Agency to the extent of any unpaid Agency Costs; (5) with respect to property acquired from State Parks under the State Parks Agreement, to Developer to the extent of any consideration paid by or on behalf of Developer for such property (including any cash contributions or the cost of any improvements) but not previously reimbursed; and (6) the remainder, if any, to the Agency for use within the Project Site.

16.5.4 Impairment of Financing. Upon Developer’s request and delivery of documentation demonstrating that (i) the requirement that Developer provide a Reversionary Quitclaim Deed or that the Agency hold the Reversionary Quitclaim Deed for the period of time set forth in this DDA substantially impairs Developer’s ability to obtain financing and (ii) Developer has an alternative proposal that provides equivalent protection to the Agency, Developer and the Agency Director shall meet and confer for a period of up to forty five (45) days to discuss the matter, or such longer period as may be agreed to by Developer and the Agency Director. Following such meet and confer period, the Agency Director agrees to take a final proposal by Developer regarding the matter to the Agency Commission at its next regularly-scheduled meeting (as set forth in Section 27.24(c)) for review and consideration and possible action, in the Agency Commission’s sole discretion. The Agency Director shall have the right, in his or her sole discretion, to recommend for or against such final proposal or take some other position or no position relative to the matter before the Agency Commission. Any waiver or revision to this DDA relative to the Reversionary Quitclaim Deed is subject to all necessary governmental approvals under a sole discretion standard. Nothing in this Section 16.5.4 nor any response to Developer’s request or other action by the Agency under this Section 16.5.4 shall create or establish, or be construed as creating or establishing, any Agency obligation or liability relative to Developer’s ability or inability to obtain financing for the Project.

16.6 Independence of Major Phases, Sub-Phases and Vertical Improvements. Subject to the Agency’s termination rights as set forth in Sections 3.6.1, 3.6.2, 16.3.3 and 16.4, the Parties expressly recognize and agree that (i) an Event of Default as to one Sub-Phase shall not by itself be the basis for an Event of Default for other Sub-Phases for which Developer or an Affiliate of Developer has obtained a Sub-Phase Approval, and (ii) an Event of Default for a Vertical Developer shall not be an Event of Default for Developer, an Affiliate of Developer or other Vertical Developers. Notwithstanding the foregoing, an Event of Default pertaining to the failure to Commence or to Complete Infrastructure in a Major Phase or Sub-Phase will be deemed an Event of Default for all future Major Phases for which there has not been a Major Phase Approval and all Sub-Phases for which there has not been a Sub-Phase Approval; provided, that this sentence shall not apply to a Major Phase or Sub-Phase that has been assigned to a Third Party pursuant to an Assignment and Assumption Agreement that was Approved by the Agency Director. Nothing in this Article 16 shall be deemed to supersede or preclude the rights and remedies of the City or the Agency to require compliance with any Approval, Authorization, or other entitlement granted for the development or use of the Major Phase, Sub-Phase or Vertical Improvement, which rights and remedies shall be in addition to the rights and remedies under this Article 16.

16.7 Conflicting Law; Developer’s Right to Terminate.

16.7.1 “Conflicting Law” means legislation enacted by the Congress of the United States, by the legislature of the State or the enactment of a regulation or statute by any Governmental Entity (other than a City Party) with jurisdiction that precludes or substantially increases the cost of performance or compliance with any provision of this DDA by Developer.

16.7.2 If a Conflicting Law is enacted, Developer and the Agency shall meet and confer in good faith for a period of not less than thirty (30) and not more than ninety (90) days to determine the feasibility of any proposed modification to this DDA or the Redevelopment Requirements in response to the Conflicting Law. If, after the exercise of good faith efforts and due diligence, either Party determines in the exercise of its reasonable business judgment that there is no feasible modification that is mutually acceptable, then Developer may terminate this DDA by sixty (60) days’ prior notice to the Agency; provided, that if Developer does not elect to terminate, then there shall be no change to this DDA (unless Developer’s performance is precluded in any material way by the Conflicting Law, in which case the Agency can terminate this DDA by notice to Developer). Nothing in this DDA shall preclude either the Agency or Developer from challenging the validity of the Conflicting Law, and any termination of this DDA shall be tolled during the period of such challenge.

16.7.3 If Developer so notifies the Agency to terminate this DDA and the Conflicting Law is susceptible to satisfaction by the payment of a liquidated sum of money within such sixty (60) day period, then the Agency may, in the exercise of its sole discretion, notify Developer that the Agency will pay such sum (which sum shall not constitute an Agency Cost), in which case Developer’s Notice of Termination shall be null and void.

16.7.4 The terminating Party may cause its Notice of Termination to be recorded as provided in Section 27.36.

16.8 Rights and Remedies Cumulative. Except as expressly limited by this DDA (such as in Sections 16.3.2 and 16.3.3), the rights and remedies of the Parties contained in this DDA shall be cumulative, and the exercise by any Party of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other remedies contained in this DDA for the same breach by the applicable Party. In addition, the remedies provided in this DDA do not limit the remedies provided in other agreements and documents, including without limitation, the remedies set forth in the Agency Policies. Otherwise, except as provided in this Section 16.8, neither Party shall have any remedies for a breach of this DDA by the other Party except to the extent that such remedy is expressly provided for in this DDA.

16.9 No Implied Waiver. No waiver made by a Party for the performance or manner or time of performance (including an extension of time for performance) of any obligations of the other Party or any condition to its obligations under this DDA shall be considered a waiver of the rights of the Party making the waiver for a particular obligation of the other Party or condition to its own obligation beyond those expressly waived in writing.

17. Sale of Lots.

17.1 In General. After issuance of a Certificate of Completion for the Infrastructure on a particular Lot or series of Lots (or earlier, if the Vertical Developer has sufficient access to undertake Vertical Improvements), Developer will Transfer such Lot(s) to Vertical Developers (including Developer and Affiliates of Developer, when acting as a Vertical Developer) for the construction of Vertical Improvements on such Lots in accordance with the terms of this DDA, although there is no Outside Date for the Transfer of Lots. Except as set forth in this Article 17, and subject to the requirements of this DDA including Section 4.1 and Section 10.7, Developer shall have the right to Transfer Lots to Vertical Developers under terms determined in Developer’s reasonable discretion.

17.2 Auction of Market Rate Lots. At least twenty five percent (25%) of the Residential Lots, excluding Agency Lots, Alice Griffith Lots and Community Builder Lots (each, an “Auction Lot”), in each Major Phase that contains Residential Projects shall be offered for sale by an auction or other competitive process Approved by Developer and the Agency as set forth in a Major Phase Approval or Sub-Phase Approval (the “Auction Methodology”). The proposed location of the Auction Lots shall be first identified in the Major Phase Application, but shall be subject to change in the Sub-Phase Applications as set forth in the DRDAP. The Auction Methodology shall: (i) include a qualification or prequalification component for bidding; (ii) include a minimum bid price (the “Auction Minimum”) that is equal to at least seventy-five percent (75%) of the Fair Market Value of the Auction Lot; and (iii) prohibit Developer and its Affiliates from submitting bids. If the auction of the Auction Lots held in accordance with the Auction Methodology does not result in a sale of the subject Auction Lot, then Developer or its Affiliates may purchase the Auction Lot at the Auction Minimum or at a lower price Approved by the Agency and Developer, each in their sole discretion. If Developer or its Affiliates elect not to purchase the Auction Lot, then the Lot will be available for sale to any Person in accordance with Section 17.3 or as may otherwise be agreed to by Developer and the Agency. Auction Lots may include Community Builders Lots, as Approved by the Agency Director.

17.3 Developer and Affiliate Sales. If Developer wishes to be a Vertical Developer for a Lot or to Transfer a Lot to an Affiliate of Developer to be the Vertical Developer for such Lot, then Developer or Developer and such Affiliate, as applicable, may deliver notice thereof to the Agency, together with an Assignment and Assumption Agreement for such Lot. Developer may retain such Lot or Transfer such Lot to its Affiliate for a purchase price at least equal to the Minimum Purchase Price of the Lot as determined in accordance with Section 17.5. If Developer elects to retain such Lot, Developer will prepare an Assignment and Assumption Agreement that will govern Developer’s role as Vertical Developer, the Lot will be deemed “Transferred” under this DDA and the Minimum Purchase Price of such Lot will be deemed Gross Revenues, in each case as of the date of the Assignment and Assumption Agreement. If Developer elects to Transfer such Lot to an Affiliate, it will do so in accordance with the same processes and procedures as are applicable to Transfers to Third Parties, including preparation of an Assignment and Assumption Agreement under Section 4.1 and payment of the Minimum Purchase Price.

17.4 Community Builder Lots.

17.4.1 Within thirty (60) days after the date that a Lot Appraisal for a Community Builder Lot is initiated (the “Community Builder Election Period”), the Community Builder assigned to that Lot under the Community Benefits Plan must elect to participate in the Community Builder Program under one of the models of participation described in the Community Benefits Plan by providing written notice of its selected model of participation to Developer and the Agency. For a period of ninety (90) days following receipt of such notice by Developer, which period may be extended by the Community Builder for an additional sixty (60) days if reasonably necessary in order to reach agreement (the “Community Builder Negotiation Period”), Developer, an Affiliate of Developer or a Qualified Buyer (the “Developer Community Builder Partner”) shall negotiate in good faith with the applicable Community Builder to enter into the agreements applicable to such model of participation, in forms agreed to by Developer and the Community Builder, that provide for the Community Builder to participate in the development or purchase of the Lot “as is, where is” (subject to Developer’s obligations to Complete the Lot as required under this DDA) and, for purchases, at a purchase price at least equal to the Minimum Purchase Price of the Lot, payable in full to seller at closing (collectively, the “Community Builder Agreements”). The Developer Community Builder Partner shall keep the Agency Director reasonably informed of the status of negotiations during the Community Builder Negotiation Period, including any issues that the Developer Community Builder Partner and the Community Builder are not able to resolve.

17.4.2 If (i) the assigned Community Builder does not elect to participate in the Community Builder Program during the Community Builder Election Period in accordance with Section 17.4.1, (ii) the intended parties to the Community Builder Agreements are unable to execute and deliver such Community Builder Agreements within the Community Builder Negotiation Period, or (iii) the Community Builder defaults under the Community Builder Agreements and does not cure such default in accordance with the terms thereof, then the Developer Community Builder Partner shall notify the Agency of the facts and circumstances surrounding the failure or default and the Agency shall have the right, but not the obligation, for a period of sixty (60) days to help find a resolution acceptable to the Developer Community Builder Partner and the Community Builder or to require Developer to select a different Community Builder from the Community Builders Pool in the manner set forth in the Community Benefits Plan to participate in the development of the Community Builder Lot as set forth in Section 17.4.1 above; provided the Agency shall not have the right to require the selection of a different Community Builder more than once for each Community Builder Lot. If application of the above process does not result in a Community Builder Agreement, then Developer may elect to terminate the Community Builder Program as applied to the Community Builder Lot by notification to the Agency (the “Community Builder Termination Notice”), and the Agency may elect to purchase the Community Builder Lot “as is, where is” (subject to Developer’s obligations under this DDA) at the Minimum Purchase Price by delivering written notice to Developer within ninety (90) days after receipt of the Community Builder Termination Notice. The closing for such purchase shall be on a date Approved by Developer and the Agency. Upon such closing, Developer shall deliver a Developer Quitclaim Deed for the applicable real property to the Agency and the Agency shall pay to Developer the Minimum Purchase Price. There will be no purchase and sale agreement for such transaction. If the Agency does not elect to purchase the Community Builder Lot as provided above, or does not deliver the Minimum Purchase Price on the closing date, then the Community Builder Lot will no longer be considered a Community Builder Lot and may be otherwise sold in accordance with this Article 17 (but not subject to Section 17.2).

17.5 Appraisal for Sales to Affiliates and Community Builders.

17.5.1 If Developer wishes to sell a Lot or series of Lots pursuant to Section 17.3 or 17.4, it shall first initiate a “Lot Appraisal” for the Lot to be performed by a licensed land appraiser selected by Developer and Approved by the Agency Director (the “Land Appraiser”). Developer shall instruct the Land Appraiser to determine the Fair Market Value of the Lot or Lots under an appraisal instruction letter and an appraisal certification form Approved by the Agency Director in accordance with this Section 17.5. Developer’s notice to the Agency Director requesting Approval shall include the actual text of such letter and form, and a statement of any deviation from similar previously Approved letters and forms. The Agency Director shall respond to any notice requesting Approval not less than fifteen (15) days after receipt of Developer’s request; provided that if there are no deviations from the most recent Approved letter or certification form then the Agency Director shall respond not less than five (5) days after receipt of Developer’s request. The Agency Director’s failure to respond within the time periods set forth above shall be deemed an Approval of the request. The Agency Director’s review and Approval of such letter or form shall be limited to determining the accuracy of the facts contained in such letter or form and the conformance of such letter or form with the requirements of this Section 17.5.

17.5.2 Upon such Approval, Developer shall engage the Land Appraiser, using the Approved letter and form, to prepare an appraisal of the Fair Market Value of the subject Lots (on an individual basis and not as a bulk sale) and to deliver each Lot Appraisal to the Agency and Developer within thirty (30) days. The Fair Market Value shall be based on the highest permitted use of the applicable Lots under the Redevelopment Requirements or on such other use anticipated to be contained in the Assignment and Assumption Agreement and Approved by Developer and the Agency Director. The Land Appraiser shall be instructed to determine the cash purchase price (the “Fair Market Value”) that a willing buyer would pay to a willing seller for the subject Lot at the time of sale, neither being under a compulsion to buy or sell and both being fully aware of the relevant facts, including:

(a) the Infrastructure serving the Lot upon Completion thereof;

(b) the attributes (including views, if any) and the location of the Lot;

(c) the status of the Project as, and the Lot as within, a master planned community in an urban setting;

(d) the benefits and obligations related to the Lot or a Vertical Developer thereof under (w) this DDA, (x) the form of Assignment and Assumption Agreement, including without limitation the requirements related to Below-Market Rate Units and the Schedule of Performance, if any, (y) the Redevelopment Requirements and (z) the project labor agreement for the Project, if any;

(e) the fees, costs and assessments accruing to residents or users of Vertical Improvements developed on the subject Lot, including costs imposed by homeowners’ associations and assessments to be imposed on such residents or users by virtue of the inclusion of the subject Lot in a CFD or other assessments imposed by application of the Financing Plan;

(f) fees and costs associated with the development of the subject Lots, including but not limited to Agency Costs and the cost of all required Authorizations; and

(g) the carrying costs required if Vertical Improvements on the Lot are not able to be developed promptly after the purchase closes because of market conditions, including the inability to obtain commercially reasonable financing for the construction of Vertical Improvements on the Lot, or delay in the receipt of required Authorizations or Approvals.

17.5.3 Developer will bear the cost of the Lot Appraisal. The Fair Market Value of a Lot contained in the Lot Appraisal will be conclusive on both Parties unless they Approve otherwise; provided however, that (1) Developer and the Agency may at any time Approve the initiation of a replacement Lot Appraisal for such Lot and (2) if an Assignment and Assumption Agreement for a Lot appraised in a Lot Appraisal has not been executed and delivered by a date that is: (x) more than six (6) months and less than twelve (12) months from the date of the applicable Lot Appraisal, then at any time during such period Developer may initiate a replacement Lot Appraisal for such Lot; or (y) twelve (12) months or more from the date of the applicable Lot Appraisal, then as a condition to a sale of the Lot pursuant to Section 17.3 or 17.4 Developer shall initiate a replacement Lot Appraisal for such Lot; provided that the Agency Director and Developer may agree to waive such requirement in their respective sole discretion. Any such replacement Lot Appraisal shall be made using the same procedure described above for the initial Lot Appraisal. Unless otherwise Approved by Developer and the Agency, in their respective sole discretion, the “Minimum Purchase Price” of a Lot shall be the Fair Market Value of such Lot.

17.5.4 In connection with a Lot Appraisal, the Land Appraiser shall make a personal inspection of the real property, shall use methodologies generally recognized by appraisers as necessary to produce credible appraisals, and shall complete the Lot Appraisal in accordance with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics of the American Society of Appraisers. The Lot Appraisal shall include a final opinion of the Fair Market Value as a specific amount (and not a range of values) based on the parameters set forth in this Section 17.5. The Lot Appraisal shall contain all pertinent information supporting the conclusions, including comparable sales data, as well as a clear and detailed description of the assumptions and any limiting conditions, qualifications or omissions, and of the method of analysis used in reaching the conclusions.

17.6 Commercial Lots in Parcel C. Following the issuance of a Certificate of Completion for all of the Infrastructure required for a Sub-Phase containing Commercial Lots in Parcel C, Developer shall use good faith efforts to promptly sell such Commercial Lots on commercially reasonable terms Approved by Developer. If Developer is unable to sell any such Commercial Lots to a Vertical Developer within eighteen (18) months following the issuance of such Certificate of Completion, then Developer shall notify the Agency of such inability and thereafter (i) Developer shall use commercially reasonable efforts to promptly negotiate and close the sale of any such unsold Commercial Lots to any Qualified Buyer on commercially reasonable terms Approved by Developer, (ii) the Agency Director shall have the right, but not the obligation, to establish a minimum purchase for any such unsold Commercial Lots equal to or greater than seventy five percent (75%) of the applicable Commercial Lot Purchase Price, which price shall be applicable to any purchaser proposed by the Agency, (iii) the Agency shall use good faith efforts to identify potential purchasers of the unsold Commercial Lot and (iv) Developer shall keep the Agency Director reasonably informed of its marketing efforts and notify the Agency Director of any and all purchase offers it receives for the unsold Commercial Lots that are equal to or greater than seventy five percent (75%) of the applicable Commercial Lot Purchase Price. If the Agency Director establishes a minimum purchase price as set forth above (which minimum purchase price need not be publicly disclosed), it shall not be reasonable for Developer to reject any offer from a Qualified Buyer at or above that minimum purchase price unless it contains other commercially unreasonable conditions or requirements. Either Party shall have the right to request an update to Exhibit EE to reflect then current market conditions, which update shall be subject to the Approval of both Developer and the Agency Director.

18. Mitigation Measures; Preservation Alternative.

18.1 Mitigation Measures. Developer and the Agency agree that the construction and subsequent operation of the Infrastructure and Vertical Improvements shall be in accordance with the mitigation measures identified in the Project MMRP (the “Mitigation Measures”). Developer and Vertical Developers shall each comply with and perform the Mitigation Measures as and when required by the Project MMRP except for those Mitigation Measures or portions of Mitigation Measures for which the performance obligations are expressly obligations of the Agency, the City or another Governmental Entity. The responsibility to implement applicable Mitigation Measures shall be incorporated by Developer, Vertical Developer or the Agency, as applicable, into any applicable contract or subcontract for the construction or operation of the Improvements. The Agency shall comply with and perform the Mitigation Measures or portions of Mitigation Measures that are the obligation of the Agency as and when required, and shall use good faith efforts, consistent with the Interagency Cooperation Agreement, to cause the necessary City Agencies to comply with and perform the Mitigation Measures or portions of Mitigation Measures that are the obligations of the City as and when required.

18.2 Preservation Alternative. The Parties acknowledge and agree that (i) it is not economically feasible to preserve the Historic Structures under the Stadium Alternative,

(ii) the feasibility of preserving the Historic Structures under the Non-Stadium Alternative is currently uncertain and (iii) development of the real property containing the Historic Structures is not anticipated for some time. Under the Non-Stadium Alternative (i.e., if a Stadium Termination Event occurs), Developer shall notify the Agency not later than one hundred twenty (120) days before Developer submits a Major Phase Application for Major Phase 2 if Developer believes that preservation of one or more of such Historic Structures is not economically feasible. Following such notification, Developer and the Agency staff shall meet and confer for a period of not less than ninety (90) days (and such additional time as may be mutually agreed upon), and the Agency shall perform such analysis as may be necessary in order to determine the feasibility of preserving the Historic Structures in accordance with applicable standards under CEQA. Developer agrees to provide such additional information as may be reasonably requested by the Agency to perform this analysis. All of the Agency’s costs in performing the additional analysis shall be Agency Costs. Any final determination of the feasibility of preserving some or all of the Historic Structures under the Non-Stadium Alternative shall be made by the Agency Commission in its sole discretion as and to the extent required by law. If the Agency Commission so determines that it is not feasible to preserve one or more of the Historic Structures following such analysis, then it will adopt findings in support of this determination as required by CEQA before the Agency’s consideration of the Major Phase Application for Major Phase 2. Developer’s Major Phase Application for Major Phase 2 shall reflect the preservation or elimination of the Historic Structures as set forth in any CEQA findings made by the Agency Commission; provided, that if no additional CEQA findings are made or the CEQA findings support the preservation of one or more of the Historic Structures, then Developer’s obligations with respect to the retained Historic Structures shall be limited to the Completion of the Infrastructure to support the potential reuse of such Historic Structures by a Vertical Developer or others and Developer shall not be obligated to rehabilitate or cause the construction of improvements to such Historic Structures required for their reuse. The period of any meet and confer and feasibility analysis by the Agency, beyond the ninety (90) days set forth above, shall be considered Administrative Delay. Notwithstanding anything to the contrary in this DDA, in no event shall Developer have the right to remove the Historic Structures, or take development actions premised on the removal of the Historic Structures, under the Stadium Alternative before the Stadium Condition Cutoff Date, or if the Stadium Condition is satisfied, before the Final Stadium Agreement Cutoff Date.

18.3 SFMTA Responsibilities. Subject to Developer’s obligation to Complete the Infrastructure that will be under the jurisdiction of SFMTA as set forth in the Infrastructure Plan and the Transportation Plan (the “SFMTA Infrastructure”) and SFMTA’s acceptance of the SFMTA Infrastructure, the Parties acknowledge that SFMTA will be responsible for implementation of the Transit Operating Plan (as attached to the Transportation Plan) and delivery of transit services as identified in the Mitigation Measures (the “SFMTA Responsibilities”). Implementation of the SFMTA Responsibilities is subject to future City discretionary actions and appropriations in accordance with applicable law. The Agency shall monitor SFMTA’s implementation of the SFMTA Responsibilities. Notwithstanding anything to the contrary in this DDA, if the Agency determines that SFMTA has not been able to fulfill any of the SFMTA Responsibilities as contemplated by the Project MMRP, the Agency shall be responsible for performing such additional environmental review as may be required under CEQA before taking further discretionary actions related to the Project, and the period of any such review shall be CEQA Delay. In addition, once SFMTA has commenced providing any transit services consistent with the SFMTA Responsibilities, SFMTA shall promptly notify the Agency if, due to a fiscal emergency and the unavailability of needed funds, SFMTA must reduce transit services throughout the network, including transit services provided to the Project Site. The cost of any additional environmental review required of the Agency as a result of any such reduction shall, subject to the requirements and limitations set forth in Article 19, be an Agency Cost.

19. Agency Costs.

19.1 Reasonable Estimates. The Agency and Developer acknowledge and agree that the first Annual Agency Budget and each Annual Agency Budget thereafter will contain their reasonable estimate of the Agency Costs that will be incurred during the applicable period. The Agency and Developer shall use their respective good faith efforts to cause the Agency Costs not to materially exceed the amounts set forth in each Annual Agency Budget or materially accelerate the period during which such Agency Costs are incurred.

19.2 Definition. “Agency Costs” means the reasonable costs and expenses actually incurred and paid by the Agency in performing its obligations under this DDA and, to the extent required under the CCRL, the Redevelopment Plans, in each case to the extent that those obligations relate to the Project Site, including (and limited to) (i) the hourly costs of Agency employees who perform such obligations, determined by the salary of such employees determined on an hourly basis plus an amount not to exceed sixty-five percent (65%) of such salary for general overhead, benefits and administration multiplied by the number of actual hours (billed in not more than quarter hour increments) worked by such employees in performing such obligations, (ii) fees of third-party professionals engaged by the Agency to perform such obligations, (iii) costs incurred and paid by the Agency (a) to City Agencies under the Interagency Cooperation Agreement (excluding costs incurred for any City permit application or processing fees paid directly by Developer or Vertical Developers to the City and any indemnification costs incurred by the Agency under section 10.5 of the Interagency Cooperation Agreement that are not Approved by Developer in its sole discretion), (b) to the Planning Department under the Planning Cooperation Agreement (excluding any costs incurred for any City permit application or processing fees paid directly by Developer or Vertical Developers to the City) and (c) under any Land Acquisition Agreement, to the extent Approved by Developer, (iv) costs of the City Attorneys’ Office, at the lowest rates regularly charged by the City Attorneys’ Office to similarly situated third-party developers (which shall in no event exceed comparable rates charged by private law firms in the City with approximately the same number of attorneys as employed by the City Attorneys’ Office), including the costs of defending any suits or actions in defense of this DDA and the Project EIR relied upon by the Agency in approving this DDA and (v) costs specifically identified as Agency Costs under this DDA (but subject to this Article 19). Agency Costs do not include (1) general and administrative costs or overhead of the Agency except as permitted in clause (i) above, (2) costs incurred before the Reference Date that have been reimbursed or paid by Developer or other Persons, (3) fees or costs incurred in connection with an amendment of the Redevelopment Requirements for which there has been no Developer’s Consent, (4) dispute resolution costs for disputes between the Agency and Developer, which shall be awarded by the arbitrator or court, as applicable, (5) costs recovered by the Agency from permits, fees or other third-party payments, (6) costs associated with the Agency’s or the City’s improvement of Public Property and (7) Mandated Payments.

19.3 Annual Budget. Promptly following the Effective Date and on or before May 1 with respect to each subsequent Agency Fiscal Year during the term of this DDA, the Agency and Developer shall meet and confer regarding the Agency Costs reasonably expected to be charged to Developer or Vertical Developers during that succeeding Agency Fiscal Year based upon the Agency’s likely performance of its obligations under this DDA and, to the extent required under the CCRL, the Redevelopment Plans. Before such meetings, the Agency shall prepare a draft of such budget that shall identify (i) the name and hourly or other rate of each Agency and City employee (based upon the criteria set forth in Section 19.2) whose cost is expected to be part of Agency Costs during such year, (ii) the number of hours each such employee is estimated to spend on the Project, (iii) a general description of the duties of each such employee relative to the Project and (iv) an identification of each third-party professional expected to be paid by the Agency during such year together with a description of the expected duties of such professional, the method of compensation and the expected total cost of such professional for such year. Based on such meetings and other relevant information available to the Agency, the Agency shall update such preliminary budget for Agency Costs for such Agency Fiscal Year, broken down by fiscal quarter and including the information set forth in clauses (i) through (iv) above (an “Annual Agency Budget”) and deliver the same to Developer. The Parties acknowledge and agree that the Annual Agency Budget may need to be modified by the Agency from time to time during the Agency Fiscal Year. The Parties further acknowledge that the Agency’s overall annual budget is subject to review and approval by the Agency Commission and the Board of Supervisors under section 33606 of the CCRL, and that particular expenditures may require additional review and approval under the CCRL, including the legislative body’s findings regarding Agency payment for public improvements under section 33445 of the CCRL.

19.4 Third-Party Professionals. The Agency may retain third-party professionals on any matter that does not pose a potential conflict between the interests of the Agency and the interests of (i) Developer, with respect to matters involving Developer, and (ii) Vertical Developer, with respect to matters involving Vertical Developer. Before doing so (or renewing the retention of such third-party professional), the Agency agrees to meet and confer with Developer or Vertical Developer, as applicable, about the type and identify of third-party professionals and the cost and scope of work to ensure that third-party professionals are used in an efficient manner and avoid redundancies. Any contracts with such a third-party professional shall provide for a specified term and maximum fee for the specified scope of work.

19.5 Reporting. Within ninety (90) days following the end of each calendar quarter during the term of this DDA, the Agency Director shall deliver to Developer or Vertical Developer, as applicable, a summary of Agency Costs incurred during such quarter together with a comparison of the Agency Costs incurred with those set forth in the relevant Annual Agency Budget (an “Agency Costs Report”). Each Agency Costs Report shall contain a certification by the Agency Director that such Agency Costs Report, to his or her knowledge, is complete and complies with the terms of this Article 19. The summary shall be in a reasonably detailed form and shall include (i) a general description of the services performed and Agency Costs incurred, (ii) the total hours spent by all Agency employees and each Agency employee, (iii) the hourly rates for employees as set forth in Section 19.2, (iv) the fees and costs incurred and paid by the Agency under the Interagency Cooperation Agreement, the Planning Cooperation Agreement and the Land Acquisition Agreements, and (v) the fees and costs of third-party professionals and copies of invoices from such third-party professionals. The Agency shall provide such supporting documentation as Developer may reasonably request to verify that the Agency Costs were incurred in accordance with this DDA. The Agency and Developer shall cooperate with one another to develop a reporting format that satisfies the reasonable informational needs of Developer to justify expenditures of Agency Costs in accordance with this DDA without divulging any privileged or confidential information of the Agency, the City, or their respective contractors. The Agency Costs Report shall be binding on Developer or Vertical Developer, as applicable, in the absence of error demonstrated by Developer or Vertical Developer, as applicable, within six (6) months of Developer’s or Vertical Developer’s, as applicable, receipt of the same.

19.6 Payment of Agency Costs. The Agency may from time to time establish a fee for service mechanism for Agency Costs incurred by it pursuant to this DDA, although such mechanism may not result in higher Agency Costs than if the system outlined in Section 19.2 were observed. Any such fees collected shall be shown in the Agency Costs Report for purposes of determining the Agency Costs due and owing from Developer or Vertical Developers under this DDA. Developer or a Vertical Developer, as the case may be, shall reimburse the Agency for Agency Costs described in each Agency Costs Report no later than sixty (60) days after the receipt of the Agency Costs Report from the Agency. While the Parties currently anticipate the Agency Cost Reports will be delivered quarterly, the Agency shall have the right to submit monthly Agency Cost Reports. The Parties shall meet and confer in good faith to resolve any disputes regarding an Agency Costs Report. The Agency shall have the right to terminate or suspend any work for a Party under this DDA upon such Party’s failure to pay amounts due and owing hereunder, and continuing until such Party makes payment in full to the Agency. No such failure to pay by a Party shall affect the Agency’s obligations to any other Party under this DDA.

19.7 Developer and Vertical Developer Responsibility for Agency Costs. Agency Costs chargeable to Developer shall be those incurred in respect of Major Phase and Sub-Phase Applications and Approvals, Infrastructure and other obligations of Developer under this DDA, monitoring Developer’s compliance with such obligations and, to the extent required under the CCRL, Agency Costs incurred under the Redevelopment Plans. Agency Costs chargeable to Vertical Developer shall be those incurred with respect to Vertical Applications and Approvals, Vertical Improvements and other obligations of Vertical Developer under this DDA. Agency Costs chargeable to Developer and Vertical Developers shall be made without duplication. To the extent the Agency or a City Party receives fees for plan checks or other review and approval requests under the Applicable City Regulations, the Parties shall not include the staff time incurred in such work as part of the Agency Costs but instead will look to the applicable fees under the Applicable City Regulations for payment of the applicable staff in keeping with the City’s standard practices.

19.8 Agency Annual Fee.

19.8.1 Developer shall pay the Agency an “Agency Annual Fee” in the following amounts and within thirty (30) days of the following dates:

(a) One Hundred Fifty Thousand Dollars ($150,000) on the date that is ninety (90) days following the date that Developer obtains Major Phase Approval for the Initial Major Phase;

(b) One Hundred Fifty Thousand Dollars ($150,000) on the first (1st) and second (2nd) anniversaries of the date payment is date in clause (a) above; and

(c) One Hundred Thousand Dollars ($100,000) on the third (3rd) and each successive anniversary of the date payment is due in clause (a) above; provided that such amount shall be increased as of the end of each Developer Fiscal Year (beginning with the fourth (4th) anniversary of the date in clause (a) above) by the net percentage increase in the Consumer Price Index, if any, occurring on or after such third (3rd) anniversary up to the end of such Developer Fiscal Year.

19.8.2 Developer’s obligation to pay the Agency Annual Fee will end on upon the Completion of Infrastructure for all Sub-Phases for which a Sub-Phase Approval has been granted and the termination or expiration of Developer’s rights and obligations for any remaining Sub-Phases.

19.8.3 During any meet and confer regarding the Annual Agency Budget or as otherwise requested by the Agency from time to time, Developer and the Agency shall consider changes to or one-time increases of the Agency Annual Fee requested by the Agency in order to provide the Agency with funds required to supplement federal or state grants for the Agency’s improvement of the Project Site. Developer may grant or deny any such request in its sole discretion. The Agency shall use the Agency Annual Fee for expenses that benefit the Project Site.

20. Financing; Rights Of Mortgagees.

20.1 Right to Mortgage. Developer, Vertical Developer and any Person to whom any of them Transfers its interest in this DDA as permitted under this DDA (collectively and individually, as the case may be, a “Mortgagor”) shall have the right, at any time and from time to time during the term of this DDA, to grant a mortgage, deed of trust or other security instrument (each a “Mortgage”) encumbering all or a portion of a Mortgagor’s ownership interest in the Project Site together with such Mortgagor’s interest in the Project Accounts relating to such portions of the Project Site (including the right to receive payments from the Funding Sources or other revenue emanating from the Project Site) for the benefit of any Person (together with its successors in interest, a “Mortgagee”) as security for one or more loans related to the Project Site made by such Mortgagee to the Mortgagor to pay or reimburse costs incurred in connection with obligations under this DDA, subject to this Article 20. Without limiting the foregoing, no Mortgage shall be granted to secure obligations unrelated to the Project Site or to provide compensation or rights to a Mortgagee in return for matters unrelated to the Project Site. A Mortgagee may Transfer all or any part of or interest in any Mortgage without the consent of or notice to any Party; provided, however, that the Agency shall have no obligations under this DDA to a Mortgagee unless the Agency is notified of such Mortgagee. Furthermore, the Agency’s receipt of notice of a Mortgagee following the Agency’s delivery of a notice or demand to Developer or to one or more Mortgagees under Section 20.4 shall not result in an extension of any of the time periods in this Article 20, including the cure periods specified in Section 20.5.

20.2 Certain Assurances. The Agency agrees to cooperate reasonably with each Mortgagor or prospective Mortgagor in confirming or verifying the rights and obligations of the Mortgagee hereunder.

20.3 Mortgagee Not Obligated to Construct. Notwithstanding any other provision of this DDA, including those that are or are intended to be covenants running with the land, a Mortgagee, including any Person who obtains title to all or any portion of or any interest in the Project Site as a result of foreclosure proceedings, or conveyance or other action in lieu thereof, or other remedial action, including (a) any other Person who obtains title to real property in the Project Site or such portion from or through such Mortgagee or (b) any other purchaser at foreclosure sale, shall in no way be obligated by the provisions of this DDA to Commence or Complete Infrastructure or Vertical Improvements or to provide any form of Adequate Security for such Commencement or Completion. Nothing in this Section 20.3 or any other Section or provision of this DDA shall be deemed or construed to permit or authorize any Mortgagee or any other Person to devote all or any portion of the Project Site to any uses, or to construct any improvements, other than uses or Improvements consistent with the Redevelopment Requirements.

20.4 Copy of Notice of Default and Notice of Failure to Cure to Mortgagee. Whenever the Agency shall deliver any notice or demand to a Mortgagor for any breach or default by such Mortgagor in its obligations or covenants under this DDA, the Agency shall at the same time forward a copy of such notice or demand to each Mortgagee having a Mortgage on the portion of the Project Site or any interest in the revenues therefrom or related thereto that is the subject of the breach or default who has previously made a written request to the Agency for a copy of any such notices. The Agency’s notice shall be sent to the address specified by such Mortgagee in its most recent notice to the Agency. In addition, if such breach or default remains after any cure period permitted under this DDA has expired, the Agency shall deliver a notice of such failure to cure such breach or default to each such Mortgagee at such applicable address. A delay or failure by the Agency to provide such notice required by this Section 20.4 shall extend, for the number of days until notice is given, the time allowed to the Mortgagee for cure.

20.5 Mortgagee’s Option to Cure Defaults. Before or after receiving any notice of failure to cure referred to in Section 20.4, each Mortgagee shall have the right, at its option, to commence within the same period as Developer to cure or cause to be cured any Event of Default, plus an additional period of (a) thirty (30) days to cure a monetary Event of Default and (b) sixty (60) days to cure a non-monetary Event of Default that is susceptible of cure by the Mortgagee without obtaining title to the applicable real property. If an Event of Default is not cured within the applicable cure period, the Agency nonetheless shall refrain from exercising any of its remedies for the Event of Default if, within the Mortgagee’s applicable cure period: (i) the Mortgagee has a recorded security interest in the applicable real property and notifies the Agency in writing that the Mortgagee intends to proceed with due diligence to foreclose the Mortgage or otherwise obtain title to the subject real property; (ii) such Mortgagee commences foreclosure proceedings within sixty (60) days after giving such notice, and diligently pursues such foreclosure to completion; and (iii) after obtaining title, the Mortgagee diligently proceeds to cure those Events of Default: (A) that are susceptible of cure by the Mortgagee; and (B) of which the Mortgagee has been given notice by the Agency under Section 20.4 or thereafter. Although no Mortgagee is obligated to do so, any Mortgagee that directly or indirectly obtains title and that properly Completes the Infrastructure or other Improvements relating to the applicable portion of Project Site in accordance with this DDA shall be entitled, upon written request made to the Agency, to a Certificate of Completion.

20.6 Mortgagee’s Obligations with Respect to the Property. Except as set forth in this Article 20, no Mortgagee shall have any obligations or other liabilities under this DDA unless and until it acquires title by any method to all or some portion of or interest in the Project Site (referred to as “Foreclosed Property”) and assumes Developer’s rights and obligations under this DDA in writing. A Mortgagee that acquires title to any Foreclosed Property (a “Mortgagee Acquisition”) shall take title subject to all of the terms and conditions of this DDA, to the extent applicable to the Foreclosed Property, including any claims for payment or performance of obligations that are due as a condition to enjoying the benefits under this DDA from and after the Mortgagee Acquisition. The Agency shall have no right to enforce any obligation under this DDA personally against any Mortgagee unless such Mortgagee assumes and agrees to be bound by this DDA in a form Approved by the Agency. However, the Agency shall have the right to (i) terminate this DDA with respect to the Foreclosed Property if the Mortgagee does not agree to assume the rights and obligations of Developer relating to the Foreclosed Property in writing within ninety (90) days following a Mortgagee’s acquisition of title to the Foreclosed Property, and (ii) exercise its rights under Section 16.5 with respect to Foreclosed Property (regardless of whether there has been a foreclosure) in the event that a Mortgagee does not cure a Reversionary Default within the time permitted for cure herein. If a Mortgagee or any Person who acquires title to real property in the Project Site from a Mortgagee assumes obligations to construct Improvements under this DDA, the Schedule of Performance with respect to the Foreclosed Property shall be extended as needed to permit such construction.

20.7 No Impairment of Mortgage. No default by a Mortgagor under this DDA shall invalidate or defeat the lien of any Mortgagee. Neither a breach of any obligation secured by any Mortgage or other lien against the mortgaged interest nor a foreclosure under any Mortgage shall defeat, diminish, render invalid or unenforceable or otherwise impair Developer’s rights or obligations or constitute, by itself, a default under this DDA.

20.8 Multiple Mortgages. If at any time there is more than one Mortgage constituting a lien on a single portion of the Project Site or any interest therein, the lien of the Mortgagee prior in time to all others on that portion of the mortgaged property shall be vested with the rights under this Article 20 to the exclusion of the holder of any other Mortgage; provided, however, that if the holder of a senior Mortgage fails to exercise the rights set forth in this Article 20, each holder of a junior Mortgage shall succeed to the rights set forth in this Article 20 only if the holders of all Mortgages senior to it have failed to exercise the rights set forth in this Article 20 and holders of junior Mortgages have provided written notice to the Agency under Section 20.4. No failure by the senior Mortgagee to exercise its rights under this Article 20 and no delay in the response of any Mortgagee to any notice by the Agency shall extend any cure period or Developer’s or any Mortgagee’s rights under this Article 20. For purposes of this Section 20.8, in the absence of an order of a court of competent jurisdiction that is served on the Agency, a title report prepared by a reputable title company licensed to do business in the State and having an office in City, setting forth the order of priorities of the liens of Mortgages on real property may be relied upon by the Agency as conclusive evidence of priority.

20.9 Cured Defaults. Upon the curing of any Event of Default by a Mortgagee within the time provided in Section 20.5, the Agency’s right to pursue any remedies for the cured Event of Default shall terminate.

21. Transfers and Assignment.

21.1 Developer’s Right to Transfer Major Phases and Certain Sub-Phases. Developer shall have the right to Transfer to a Transferee, in each case upon compliance with the provisions of this Section 21.1: (i) the right to submit Major Phase Applications for one or more Major Phases, excluding the Initial Major Phase and the Stadium Major Phase; (ii) the right to develop any Major Phases for which a Major Phase Approval has been obtained, excluding the Initial Major Phase and the Stadium Major Phase; and (iii) the right to submit one (1) Sub-Phase Application for each of the following: (A) the Sub-Phases containing all of the Commercial Lots in Parcel C; (B) the Sub-Phase containing all of the stand-alone retail on the Candlestick Site; and (C) the Marina; and, upon the grant of a Sub-Phase Approval, the right to develop these areas under this DDA, provided that any such Sub-Phase Approval shall be subject to the Agency’s Approval of the amount of, and each Transferee’s right to, the Net Available Increment in that Sub-Phase in order to ensure the financial feasibility of the independent development of each such Sub-Phase. The Agency Commission’s Approval shall be required for a Transfer pursuant to this Section 21.1. Such Approval will not be unreasonably withheld, delayed or conditioned if the Transferee or Persons Controlling the Transferee:

(a) have experience acting as the developer of projects similar in size and complexity to the development opportunity being Transferred (the “Experience Requirement”), as determined by the Agency Commission in its reasonable discretion;

(b) satisfy the Net Worth Requirement;

(c) if the Transfer is under clause (i) or clause (iii) above, commit to submit a Major Phase Application or Sub-Phase Application, as the case may be, for the development opportunity being Transferred, by the later to occur of (A) the Outside Date for submission of the Major Phase Application or Sub-Phase Application, as applicable, or (B) ninety (90) days following the Agency Commission’s Approval of the Transfer if the Agency’s Approval occurs within the ninety (90) day period before the Outside Date for submission of the Major Phase Application or Sub-Phase Application, as applicable;

(d) enter into an Approved Assignment and Assumption Agreement as set forth in Section 21.6;

(e) provide Base Security and any Adequate Security as and to the extent required under Article 26; and

(f) have not been suspended, disciplined, debarred or prohibited from contracting with the City or the Agency.

Developer and any proposed Transferee shall provide detailed information to the Agency to demonstrate the Transferee’s satisfaction of the above requirements, a proposed Assignment and Assumption Agreement, any request for changes to the Schedule of Performance that may be necessary for the Transfer, and such additional documents and materials as are reasonably requested by the Agency Director. Upon the Agency Director’s receipt of the foregoing, the Agency Director shall submit the proposed Transfer to the Agency Commission at the next regularly-scheduled meeting of the Agency Commission for which an agenda has not yet been finalized and for which the Agency can prepare and submit a staff report in keeping with the Agency’s standard practices. The Agency Commission shall Approve or disapprove a request for Transfer. The consideration, if any, paid by the Transferee to Developer in connection with the proposed Transfer shall be Gross Revenues and placed by Developer in a Project Account, and shall also be a Project Cost for the Transferee.

If Developer Transfers its rights and obligations for the Sub-Phase containing Commercial Lots in Parcel C to a Transferee (other than an Affiliate of Developer) as set forth above, then Developer shall retain appropriate cure rights to ensure the Completion of Infrastructure for such Sub-Phase in accordance with the Schedule of Performance. If the Transferee of the rights and obligations (other than an Affiliate of Developer) of such Sub-Phase commits an Event of Default before the Completion of Infrastructure, the Agency shall give notice of such Event of Default to the Transferee and to Developer. Without limiting the Agency’s rights against the Transferee, if Developer fails to cure or cause the cure of the Event of Default for such Sub-Phase within twenty four (24) months as set forth in Section 16.2.1(m), then such Event of Default shall be deemed a Material Breach by Developer.

21.2 Developer’s Right to Transfer Lots.

21.2.1 Subject to satisfaction of the conditions set forth in Section 10.7, Developer (and any Transferee) shall have the right to Transfer Lots to Vertical Developers in accordance with the requirements of this DDA, including Article 17.

21.2.2 Developer shall have the right to Transfer, without Approval of the Agency, any Private Parcels that it acquires and any portion of the Project Site that it acquires pursuant to Article 5; provided, that if such property is so acquired it shall be subject to this DDA.

21.3 Developer Affiliate Transfers; Reorganizations. Developer shall have the right at any time to Transfer all or a portion of its rights and corresponding obligations under this DDA without the Approval of the Agency (except as set forth in this Section 21.3) if (i) Developer is not then in Material Breach, (ii) the Transferee is Controlled by Developer or by a Person that Controls Developer, or the Transferee is Approved by the Agency Director if the Transferee is an Affiliate of Developer that is not Controlled by Developer or by a Person that Controls Developer and (iii) the Transferee or Persons Controlling the Transferee satisfy the Experience Requirement. Any such Transfer may be effected by the consolidation or merger of Developer into or with any other business organization whether or not Developer is the surviving entity under applicable law if the foregoing requirements are otherwise met. Any Transferee under this Section 21.3 shall be deemed an Affiliate of Developer, and therefore a Developer Party, under this DDA, and accordingly, (A) Developer’s Base Security and any Adequate

Security shall apply to the obligations assumed by the Transferee unless replacement Base Security or Adequate Security is provided by the Transferee and Approved by the Agency Director in accordance with Article 26, and (B) the cross-default provisions set forth in Sections 3.6, 16.1 and 16.4 shall apply to Events of Default by Developer and the Transferee, subject to the limitations in Section 16.6. Notwithstanding the foregoing, Developer may request that the cross-default provisions of this DDA not apply as between Developer and the Transferee in connection with any Transfer to an Affiliate under this Section 21.3, provided, that any such request shall be subject to review and Approval by the Agency Commission in its sole discretion.

21.4 One Developer for All Infrastructure Within Each Major Phase. Before the receipt of a Major Phase Approval, Developer may Transfer all of its rights and obligations under this DDA for the entirety of a Major Phase to a Transferee subject to the Agency Commission’s Approval as set forth in Section 21.1. Following a Major Phase Approval, Developer (or a Transferee, if applicable) shall be responsible for submitting all Sub-Phase Applications and Completing all Infrastructure within that Major Phase (excluding any Infrastructure within a Lot that is to be constructed by a Vertical Developer), and Developer may not Transfer the obligation under this DDA to submit Sub-Phase Applications or to Complete Infrastructure within that Major Phase to any other Person, except as permitted under Section 21.1 (for the remainder of a Major Phase) or Section 21.3 or Approved by the Agency under Section 21.5. Developer may enter into construction contracts and similar agreements with third-parties as may be needed to assist Developer in satisfying its obligations under this DDA, but the obligation to submit Sub-Phase Applications and to Complete all Infrastructure within that Major Phase shall remain with Developer or the Transferee, as applicable.

21.5 Agency’s Approval of a Transfer. In addition to the other Transfers permitted by this Article 21, Developer may Transfer some or all of its interest in this DDA with the Approval of the Agency Commission, which the Agency Commission may give or withhold in its sole discretion. As part of such Approval, the Agency Commission may provide that the Transferee who is otherwise an Affiliate of Developer shall not be deemed to be an Affiliate of Developer or Controlled by Developer for purposes of the application of the cross-default provisions under this DDA. Developer may also Transfer a portion of its interest in this DDA that is less than an entire Major Phase but includes the remainder of an entire Major Phase, together with the corresponding rights and obligations of Developer under this DDA, if the Agency Commission Approves the proposed Transferee and the proposed Assignment and Assumption Agreement, which Approval shall not be unreasonably withheld if the Transferee, or Persons Controlling the Transferee, satisfy the Net Worth Requirement and the Experience Requirement, and the Assignment and Assumption Agreement meets the applicable requirements of Section 21.6.

21.6 Assignment and Assumption Agreement; Release.

21.6.1 Any Transfer described in Sections 21.1, 21.3 and 21.5 shall be under an Assignment and Assumption Agreement that includes: (a) a legal description of any real property being Transferred; (b) a detailed description of the rights and obligations under this DDA to be assigned to and assumed by Transferee, which must include all of the Indemnifications and releases by Developer in this DDA and in the Developer consent attached to the Interagency Cooperation Agreement and the Planning Cooperation Agreement and shall expressly recite any obligations of Developer that will not be Transferred (e.g., the Parties understand and agree that upon any such assignment and assumption, all references to Developer in this DDA, excluding references in Sections 1.3 and 21.13, shall include the Transferee except as expressly noted in the Assignment and Assumption Agreement); (c) the obligations under this DDA that are assumed by the Transferee and from which Developer will be released; (d) the Transferee’s obligations under the Below-Market Rate Housing Plan, and an acknowledgement of the Agency’s rights if the BMR Checkpoint Requirements are not satisfied with respect to the Project as a whole; (e) an agreement and covenant by the Transferee not to challenge the enforceability of any of the provisions or requirements of this DDA, including, if such Lots will contain a Residential Project, an agreement and covenant by the Transferee for the benefit of the Agency and Developer regarding the non-applicability of the Costa-Hawkins Act as set forth in section 7.2 of the Below-Market Rate Housing Plan; (f) if the Infrastructure for any adjoining real property is not Completed, an assumption of the risk of non-Completion and a waiver and release for the benefit of the Agency and the City regarding any failure to Complete the Infrastructure; and (g) such other matters as are deemed appropriate by Developer and are Approved by the Agency Director. Each such Assignment and Assumption Agreement must be in recordable form and Approved by the Agency Director, although the Agency Director may elect, in his or her sole discretion, not to Approve any Assignment and Assumption Agreement (i) that does not include the items listed above, or (ii) if Developer is then in Material Breach.

21.6.2 Upon the consummation of any Transfer described in Sections 21.1, 21.2, 21.4 and 21.5 (excluding a Transfer of the Parcel C rights and obligations as permitted under Section 21.1), including receipt of the Approved Assignment and Assumption Agreement, the Agency shall provide to Developer or other transferor a written release from any obligations under this DDA expressly Transferred to and assumed by the Transferee or Vertical Developer under the Approved Assignment and Assumption Agreement, including in such release any obligations of Developer that accrued before the date of the Transfer to the extent the same are expressly assumed by the Transferee or Vertical Developer in the Assignment and Assumption Agreement. The release shall be provided within thirty (30) days after the effective date of such Transfer in a form prepared and Approved by the Agency, consistent with this Section 21.6. Except as provided in Sections 16.1 and 16.6 and as may otherwise be contained in an Assignment and Assumption Agreement Approved by the Agency Commission, nothing in this Section 21.6 shall limit the Agency’s right to take action against all Affiliates of Developer upon an Event of Default by an Affiliate of Developer as set forth in this DDA.

21.7 Exceptions. The provisions of this Article 21 shall not be deemed to prohibit or otherwise restrict Developer’s (i) grant of easements, leases, subleases, licenses or permits to facilitate the development, operation and use of the Project Site, in whole or in part, (ii) grant of a Mortgage permitted under Article 20, (iii) sale or transfer of all or any portion of the Project Site or any interest in the Project Site pursuant to a foreclosure or the exercise of a power of sale contained in such a Mortgage or any other remedial action in connection with the Mortgage, or a conveyance or transfer in lieu of foreclosure or exercise of such power of sale, or (iv) Transfer to the Agency, the City, or any other Governmental Entity contemplated by this DDA. In addition, nothing in this Article 21 shall require the Agency to Approve any Transfer by Developer if Developer is in Material Breach.

21.8 Notice of Transfer. For any Transfer permitted under this Article 21 (but not including under Section 21.2) without the Approval of the Agency, Developer shall provide the Agency with notice of any Transfer not less than thirty (30) days before the effective date of the Transfer (unless a shorter period is Approved by the Agency Director in his or her sole discretion). Developer shall include with such notice the identity, address, contact person and telephone number of the proposed Transferee, the proposed Assignment and Assumption Agreement, including a clear statement of the assumed obligations of Developer under this DDA and satisfactory evidence that the proposed Transferee possesses the required qualifications. Developer shall also provide any additional information and materials reasonably requested by the Agency Director. This provision shall not create any obligation on or duty of a Mortgagee other than as set forth in Article 20.

21.9 Transfer of DDA Obligations and Interests in Property. Other than with respect to a Mortgagee whose security does not include real property, (i) Developer may Transfer its rights and obligations under this DDA only in conjunction with the Transfer of the portion of the real property (or the right to acquire such real property on the terms of this DDA) to which the rights and obligations apply and (ii) the Transferee or Vertical Developer, as applicable, shall succeed to all of Developer’s rights (including without limitation the right to Transfer) and obligations under this DDA that relate to the property or development opportunity Transferred. Developer may effectuate a Transfer of real property through a ground lease transaction, subject to the Agency Director’s Approval in his or her sole discretion.

21.10 Liability for Default. No Third Party Transferee shall be liable for the default by Developer or another Transferee in the performance of its respective obligations under this DDA, and Developer shall not be liable for the default by any Third Party Transferee in the performance of its respective obligations; provided, that the foregoing provision shall not (i) be applicable to either a Transferee or Developer to the extent either has assumed such obligation under the terms of the applicable Assignment and Assumption Agreement, or (ii) limit the Agency’s right to proceed against Developer and Affiliates of Developer upon an Event of Default by Developer or any Affiliate of Developer. Except as provided in this Section 21.10 and in Sections 3.6 and 16.2.1(m), a failure to submit an Application or an Event of Default by Developer or a Transferee shall not entitle the Agency to terminate this DDA, or otherwise affect any rights under this DDA, for any portion of the Project Site that is not owned or Controlled by the Person that is in default.

21.11 Restrictions on Speculation. The restrictions on Transfer set forth in this Article 21, Developer’s construction obligations and the Agency’s rights under Section 16.5 satisfy the requirements of section 33437 of the CCRL.

21.12 Restrictions on Transfer by the Agency. During the Term, the Agency shall not Transfer any portion of the Project Site to any Person where such Transfer would materially adversely impair Developer’s or a Vertical Developer’s performance under this DDA or the uses, densities, rights or intensity of development contemplated under this DDA. The foregoing shall not preclude the grant of easements, leases, subleases, licenses or permits to facilitate the development, operation and use of the Project Site as contemplated by this DDA. The Agency may Transfer the Agency Lots only to the City or to Qualified Housing Developers, in either case only for the development of Below-Market Rate Units as set forth in the Below-Market

Rate Housing Plan. Before the issuance of the last Certificate of Completion for all Improvements contemplated hereunder, except as otherwise provided herein, the Agency shall retain all property designated for parks or open space. The Agency shall have the right to Transfer all or any portion of the BVHP Redevelopment Plan Area or the Shipyard Redevelopment Plan Area that is not included in the Project Site, and any of the Agency’s rights and obligations under this DDA by operation of law, without the Approval of Developer.

21.13 Certain Recordkeeping. Developer and its Transferees are treated as one for purposes of the sharing of Net Project Proceeds under section 1.3 of the Financing Plan. Developer shall require each Transferee to create and maintain, with respect to its development at the Project Site (excluding any Vertical Improvements), the same reports, records and information that Developer is required to create and maintain with respect to its development at the Project Site. Developer shall gather and compile all such information and prepare an integrated Annual Report for purposes of all accounting and record keeping under the Financing Plan, including but not limited to maintaining records of the Project Accounts, Project Costs, Distributions, Funding Sources and Major Phase Increment Allocation Amounts. The Agency shall have the same audit rights against all Transferees as the Agency has against Developer, and all applicable reports, records and information of Transferees shall be made available to the Agency at its request in accordance with the Financing Plan.

22. General Developer and Vertical Developer Indemnification; Insurance.

22.1 General Developer Indemnification. Developer shall Indemnify the Agency and the City and their respective commissioners, supervisors, officers, employees, attorneys, contractors and agents (each, a “City Party”) from and against all claims, demands, losses, liabilities, damage, liens, obligations, interest, injuries, penalties, fines, lawsuits or other proceedings, judgments and awards and costs and expenses (including reasonable attorneys’ fees and costs, consultant fees and costs and court costs) of whatever kind or nature, known or unknown, contingent or otherwise, including the reasonable costs to the Agency of carrying out the terms of any judgment, settlement, consent, decree, stipulated judgment or other partial or complete termination of an action or procedure that requires the Agency to take any action (collectively “Losses”) arising from or as a result of, except to the extent that such Losses are directly or indirectly caused by the act or omission of a City Party, (a) the non-compliance of the Infrastructure constructed by Developer with any applicable federal, State or local laws or regulations, including those relating to access, or any patent or latent defects therein, (b) during the period of time that Developer holds title to any portion of the Project Site, the death of any person or any accident, injury, loss or damage whatsoever caused to any person or to the property of any person that shall occur in such portion of the Project Site and (c) the death of any person or any accident, injury, loss or damage whatsoever caused to any person or to the property of any person that shall occur in or around the Project Site to the extent caused by the act or omission of Developer or its agents, servants, employees or contractors.

In addition to the foregoing, Developer shall Indemnify the City Parties from and against all Losses (if a City Party has been named in any action or other legal proceeding) and all Agency Costs incurred by a City Party (if the City Party has not been named in the action or legal proceeding) arising out of or connected with contracts or agreements (i) to which no City Party is a party and (ii) entered into by Developer in connection with its performance under this

DDA, including any agreement permitted under Section 7.9, any Assignment and Assumption Agreement and any dispute between parties relating to who is responsible for performing certain obligations under this DDA (including any record keeping or allocation under the Financing Plan), except to the extent such Losses were caused by the act or omission of a City Party. For purposes of the foregoing sentence, no City Party shall be deemed to be a “party” to a contract or agreement solely by virtue of having Approved the contract under this DDA (e.g., an Assignment and Assumption Agreement).

22.2 General Vertical Developer Indemnification. Each Vertical Developer agrees to and shall Indemnify the City Parties from and against all Losses, except to the extent that such Losses are caused by the act or omission of a City Party, arising from or resulting from (a) the non-compliance of the Vertical Improvements constructed by Vertical Developer with any federal, State or local laws or regulations, including those relating to access, or any patent or latent defects therein, (b) during the period of time that Vertical Developer holds title to any portion of the Project Site, the death of any person or any accident, injury, loss or damage whatsoever caused to any person or to the property of any person that shall occur in such portion of the Project Site and (c) the death of any person or any accident, injury, loss or damage whatsoever caused to any person or to the property of any person in and around the Project Site to the extent caused by the act or omission of Vertical Developer or its agents, servants, employees or contractors.

22.3 Other Remedies. The agreements to Indemnify set forth in Sections 22.1 and 22.2 are in addition to, and in no way shall be construed to limit or replace, any other obligations or liabilities that Developer or Vertical Developer may have to the Agency under this DDA, except as may be limited by the provisions of Article 16.

22.4 Defense of Claims. The Agency agrees to give prompt notice to Developer or Vertical Developer (as the case may be, the “Indemnifying Party”) with respect to any suit filed or claim made against the Agency (or, upon the Agency’s discovery thereof, against any City Party that the Agency believes in good faith is covered by any Indemnification given by Developer or Vertical Developer under this DDA) no later than the earlier of (a) ten (10) days after valid service of process as to any filed suit or (b) fifteen (15) days after receiving notification of the assertion of such claim, which the Agency has good reason to believe is likely to give rise to a claim for Indemnification hereunder by the Indemnifying Party. The failure of the Agency to give such notice within such timeframes shall not affect the rights of the Agency or obligations of the Indemnifying Party under this DDA except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall, at its option but subject to Approval by the Agency, be entitled to control the defense, compromise or settlement of any such matter through counsel of the Indemnifying Party’s choice; provided, that in all cases the Agency shall be entitled to participate in such defense, compromise or settlement at its own expense. If the Indemnifying Party shall fail, however, in the Agency’s reasonable judgment, within a reasonable time following notice from the Agency alleging such failure, to take reasonable and appropriate action to defend, compromise or settle such suit or claim, the Agency shall have the right promptly to hire counsel to carry out such defense, compromise or settlement, and the reasonable expense of the Agency in do doing shall be due and payable to the Agency within fifteen (15) days after receipt by the Indemnifying Party of a properly detailed invoice for such expense.

22.5 Limitations of Liability. It is understood and agreed that no commissioners, members, officers, agents, or employees of the Agency (or of its successors or assigns) shall be personally liable to Developer or any Vertical Developer, nor shall any direct or indirect partners, members or shareholders of Developer or Vertical Developer or its or their respective officers, directors, agents or employees (or of their successors or assigns) be personally liable to the Agency, in the event of any default or breach of this DDA by the Agency, Developer or any Vertical Developer or for any amount that may become due to Developer, any Vertical Developer or the Agency or any obligations under the terms of this DDA; provided, that the foregoing shall not release obligations of a Person that otherwise has liability for such obligations, such as (i) the general partner of a partnership that, itself, has liability for the obligation or (ii) the obligor under any Adequate Security covering such obligation. Further, notwithstanding anything to the contrary set forth in this Article 22, the Indemnifications by Developer and Vertical Developer in Article 22 shall exclude any Losses relating to Hazardous Substances, which shall be instead governed by the Land Acquisition Agreements, Permits to Enter and Article 11.

22.6 Cooperation Regarding Indemnifications. If it is reasonable to assert that a claim for Indemnification under this Article 22 is covered by an insurance policy procured by Developer (or for which the premiums otherwise constitute a Project Cost) and under which the Agency and/or such other City Party is an insured party, any indemnity or other provision of any of the Land Acquisition Agreements or any indemnification under applicable law, then the Agency shall reasonably cooperate with Developer or Vertical Developer, as applicable, in asserting a claim or claims thereunder but without waiving any of its rights under this Article 22 including the right to Indemnification during the assertion of such claims.

22.7 Insurance Requirements. As a part of each Major Phase Application, Developer shall propose the form, amount, type, terms and conditions of insurance coverages required of Developer in connection with such Major Phase, including those required under Section 11.3, and the final insurance requirements shall be included in each Major Phase Approval (the “Insurance Requirements”).

23. Agency Indemnification.

23.1 Indemnification. The Agency shall Indemnify Developer and its owners and the members, directors, officers, partners, employees, agents, successors and assigns of each of them from and against all Losses arising from or as a result of the non-compliance of the Agency with the provisions of sections 33413 and 33490 of the CCRL except to the extent that such Losses are directly or indirectly caused by the negligent or willful act of Developer, including Developer’s failure to comply with its obligations under the Below-Market Rate Housing Plan.

23.2 Other Remedies. The agreement to Indemnify set forth in Section 23.1 is in addition to, and in no way shall be construed to limit or replace, any other obligations or liabilities that the Agency may have to Developer under this DDA, except as may be limited by the provisions of Article 16.

24. Excusable Delay; Extension of Times of Performance.

24.1 Excusable Delay. In addition to the specific provisions of this DDA, a Party shall not be deemed to be in default under this DDA, including all Exhibits, on account in any delay in such Party’s performance to the extent the delay results from any of the following (each, “Excusable Delay”):

24.1.1 “Force Majeure”, which means: war; acts of terrorism; insurrection; strikes or lock-outs not caused by, or outside the reasonable control of, the Party claiming an extension; riots; floods; earthquakes; fires; casualties; acts of nature; acts of the public enemy; epidemics; quarantine restrictions; freight embargoes; lack of transportation not caused by, or outside the reasonable control of, the Party claiming an extension; existing environmental conditions affecting the Project Site that are not the responsibility of Developer under a Remediation Agreement, and previously unknown environmental conditions discovered on or affecting the Project Site or any portion thereof, in each case including any delay caused or resulting from the investigation or remediation of such conditions; litigation that enjoins construction or other work on the Project Site or any portion thereof, causes a lender to refuse to fund, disburse or accelerate payment on a loan, or prevents or suspends construction work on the Project Site except to the extent caused by the Party claiming an extension; unusually severe weather; inability to secure necessary labor, materials or tools (provided that the Party claiming Force Majeure has taken reasonable action to obtain such materials or substitute materials on a timely basis); a development moratorium, as defined in section 66452.6(f) of the California Government Code, extending the expiration date of a tentative subdivision map; failure by the 49ers to vacate the Existing Stadium Site upon the expiration of the 49ers Lease; the occurrence of a Conflicting Law; and any other causes beyond the reasonable control and without the fault of the Party claiming an extension of time to perform;

24.1.2 “Economic Delay”, which means: a significant decline in the residential real estate market, as measured by a decline of more than four percent (4%) in the Home Price Index during the preceding twelve (12) month period. Economic Delay shall commence upon Developer’s notification to the Agency of the Economic Delay (together with appropriate backup evidence). Economic Delay shall continue prospectively on a quarterly basis and remain in effect in that Major Phase until the Home Price Index increases for three (3) successive quarters; provided that the cumulative total of Economic Delay in a Major Phase shall not exceed forty-eight (48) months. “Home Price Index” means the quarterly index published by the Federal Housing Finance Agency representing home price trends for the San Francisco Metropolitan Statistical Area (comprising San Francisco, San Mateo, and Marin counties). If the Home Price Index is discontinued, Developer and the Agency shall Approve a substitute index that tracks the residential market with as close a geography to the San Francisco Metropolitan Statistical Area as possible;

24.1.3 “Administrative Delay”, which means: (i) any Governmental Entity’s failure to act within a reasonable time, in keeping with standard practices for such Governmental Entity, or within the time contemplated in the Interagency Cooperation Agreement, the Planning Cooperation Agreement, any of the Land Acquisition Agreements, the Tax Allocation Agreement, any Acquisition and Reimbursement Agreement or this DDA (after a timely request to act or when a duty to act arises); (ii) the taking of any action, or the failure to act, by any Governmental Entity where such action or failure to act is challenged by Developer or a Vertical Developer and the Governmental Entity’s act or failure to act is determined to be wrong or improper; provided, that delays caused by an applicant’s failure to submit Complete Applications or provide required information shall not, by itself, be an Administrative Delay; and (iii) any delay that by the express terms of this DDA is an Administrative Delay; or

24.1.4 “CEQA Delay”, which means: (i) such period as may be required to complete any additional environmental review required under CEQA after the certification of the Project EIR by the Planning Commission and the Agency Commission and the filing of a notice of determination following approval of the Project by the Board of Supervisors; (ii) any time during which there are litigation or other legal proceedings pending involving the certification or sufficiency of the Project EIR or any other additional environmental review, regardless of whether development activities are subject to a stay, injunction or other prohibition on development action; and (iii) any time required by the Agency or City to prepare additional environmental documents in response to a pending Application or other request for an Approval by the City or the Agency that requires additional environmental review; provided that the Party claiming delay has timely taken reasonable actions to obtain any such Approval or action.

Notwithstanding anything to the contrary in this Section 24.1, the following shall not be Excusable Delay: (1) the lack of credit or financing, unless such lack is the result of Economic Delay; or (2) the appointment of a receiver to take possession of the assets of Developer or Vertical Developer, as applicable, an assignment by Developer or Vertical Developer, as applicable, for the benefit of creditors, or any other action taken or suffered by Developer or Vertical Developer, as applicable, under any insolvency, bankruptcy, reorganization, moratorium or other debtor relief act or statute.

24.2 Period of Excusable Delay. The period of an Excusable Delay shall commence to run from the time of the commencement of the cause. Except for CEQA Delay, the Party claiming Excusable Delay shall provide notice to the other applicable Parties of such Excusable Delay within a reasonable time following the commencement of the cause. If, however, notice by the Party claiming such extension is sent to the other Parties more than sixty (60) days after the commencement of the cause, the period shall commence to run only sixty (60) days before the giving of such notice, provided that the Party claiming the extension gives notice within a reasonable time following the commencement of the cause.

24.2.1 Each extension for Excusable Delay shall cause all future dates in the Schedule of Performance, or other date for performance occurring after the date of the notice, to be extended (in each case as they may otherwise be extended), although Developer shall not be entitled (A) to abandon any portion of the Project Site that it owns or where it has Commenced Infrastructure without first taking appropriate measures to leave the property in good and safe condition, (B) to extend the Outside Dates for the Completion of Infrastructure or other Improvements that have Commenced to the extent that Excusable Delay is not related to such activities, (C) to cease paying taxes or assessments on any real property it owns within the Project Site, (D) to avoid the obligation to maintain in effect Adequate Security or other financial assurances, (E) to avoid or delay its obligations under Article 5, except to the extent an Excusable Delay relates to Developer’s obligations under Article 5, (F) to avoid or delay its obligations to construct the Alice Griffith Replacement Projects, except to the extent an Excusable Delay relates to Developer’s obligations for such construction, or (G) to avoid or delay its payment obligations under Article 19, the Below-Market Rate Housing Plan, the Community Benefits Plan or elsewhere in this DDA (except to the extent that such payments are tied to the dates for the Completion of Improvements or are otherwise expressly affected by Excusable Delay).

24.2.2 Times of performance under this DDA may also be extended in writing by the Agency and Developer for the Infrastructure and the other obligations of Developer or the Agency hereunder, and by the Agency and any Vertical Developer for Vertical Improvements and other obligations of such Vertical Developer under this DDA or under the Assignment and Assumption Agreement signed by such Vertical Developer, each acting in its respective sole discretion.

24.3 Developer Extension.

24.3.1 Upon receipt of the first Major Phase Approval, Developer shall obtain a “Developer Extension” equal to two (2) years. The Developer Extension shall be increased by sixteen (16) months upon receipt of each subsequent Major Phase Approval (up to a total not to exceed six (6) years), but not upon receipt of Major Phase Approval for the Stadium Major Phase, if any. On any occasion in its sole discretion, Developer shall have the right to apply the Developer Extension subject to the following limitations and procedures: (i) Developer may apply the Developer Extension only by notifying the Agency to such effect, specifying the duration of such extension; (ii) by notice to the Agency Developer may extend the duration of the extension, so long as it remains within the then unused Developer Extension, and may reduce the duration of the extension upon notification that there is an applicable Excusable Delay and Developer intends to rely on the Excusable Delay instead of the Developer Extension; (iii) subject to the limitations in Section 24.3.2 below, each extension notice shall have the effect of extending (or reducing, as the case may be) all of the Outside Dates or other date for performance occurring after the date of the notice (in each case as they may otherwise be extended) by the duration of such extension (or reduction); (iv) no such extension may be for a period longer than the unused portion of the then current Developer Extension; and (v) any unused portion of a Developer Extension obtained upon a Major Phase Approval shall expire upon Completion of the Infrastructure for that Major Phase. Extensions pursuant to this Section 24.3 are independent of Excusable Delay and any other ground for extension permitted in this DDA.

24.3.2 A Developer Extension shall cause all future dates in the Schedule of Performance, or other date for performance occurring after the date of the notice, to be extended (in each case as they may otherwise be extended), although Developer shall not be entitled (A) to abandon any portion of the Project Site that it owns or where it has Commenced Infrastructure without first taking appropriate measures to leave the property in good and safe condition, (B) to cease paying taxes or assessments on any real property it owns within the Project Site, (C) to avoid the obligation to maintain in effect Adequate Security or other financial assurances, (D) to extend the dates for performance under Article 5, (E) to extend the dates for performance for the Alice Griffith Replacement Projects, or (F) to avoid or delay its payment obligations under Article 19, the Below-Market Rate Housing Plan, the Community Benefits Plan or elsewhere in this DDA (except to the extent that such payments are tied to the dates for the Completion of Improvements).

24.4 Park Extension. The Parties acknowledge and agree that the Outside Dates applicable to the parks and open space were formulated with reference to the anticipated dates for Completion of certain adjacent Vertical Improvements. Developer and the Agency wish to avoid damaging the Improvements to the parks and open space during construction of adjacent Improvements, and to avoid the Completion of such parks and open space Improvements before the Completion of the Infrastructure serving the parks and open space. Accordingly, subject to compliance with the Mitigation Measures, Developer shall have the right to extend the Outside Date for each park and/or open space by one (1) year (the “Park Extension”) by notification to the Agency on or before the applicable Outside Date.

24.5 Limitations. In the event that an Excusable Delay exceeds twelve (12) months (except as set forth in the last sentence of this Section 24.5), the Parties shall meet and confer in good faith on mutually acceptable changes to the Project that will allow development of the Project to proceed to the extent possible notwithstanding the event or events causing such Excusable Delay. In the event the Parties are unable to agree, either Party may commence a thirty (30) day mediation before a single mediator at JAMS in the City in accordance with the applicable mediation rules of JAMS in an attempt to resolve the question of whether there is, or continues to be, an Excusable Delay. Any such mediation will be limited to the matter described in the preceding sentence, shall be conducted in accordance with the rules and regulations of JAMS and shall not be binding on the Parties. Notwithstanding anything to the contrary in this DDA, in no event shall an Excusable Delay extend for a period greater than (i) for litigation, three (3) months after a final, non-appealable judgment is issued or affirmed, (ii) for all other events other than Administrative Delay, CEQA Delays, or the failure of the 49ers to vacate the Existing Stadium Site, forty-eight (48) months after the start of the Excusable Delay. There shall be no cutoff date for an Administrative Delay, new environmental conditions, CEQA Delay, or for the failure of the 49ers to vacate the Existing Stadium Site.

24.6 Extensions for Delay under Land Acquisition Agreements. The Parties acknowledge and agree that the Navy’s schedule for the phased conveyances of real property in the Shipyard Site to the Agency is revised from time to time by the Navy to reflect the Navy’s progress in remediating such property. Upon Developer’s request, the Agency Director will consider, in his or her reasonable discretion, changes to the Schedule of Performance to extend the applicable Outside Dates so as to avoid having Applications submitted significantly in advance of when necessary based upon the anticipated date of conveyances by the Navy (or other parties under other Land Acquisition Agreements), but still far enough in advance to permit Developer to Commence Infrastructure when the applicable real property will be available; provided, that this potential extension of the Schedule of Performance shall not be used or applied for delays under the Land Acquisition Agreements caused by Developer.

24.7 Mandated Payment Extension. Each Mandated Payment Extension shall have the effect of extending all of the Outside Dates and other dates for Developer’s performance occurring after the date the Agency makes or reserves funds for the Mandated Payment (or the date that Developer makes a payment in lieu therefor under the Financing Plan) for a period equal to the Mandated Payment Extension as set forth in the Financing Plan.

25. Cooperation and Assistance.

25.1 Interagency Cooperation Agreement; Planning Cooperation Agreement. The Agency shall perform its obligations under the Interagency Cooperation Agreement and the Planning Cooperation Agreement and shall use commercially reasonable efforts to cause (i) the City Agencies to perform their respective obligations under the Interagency Cooperation Agreement and (ii) the Planning Department to perform its obligations under the Planning Cooperation Agreement.

25.2 Agency and Developer Rights and Obligations Under Land Acquisition Agreements. As a part of the land assemblage required or contemplated for the Project, the Agency has entered into the Conveyance Agreement and the State Reimbursement Agreements and plans to enter into the Public Trust Exchange Agreement, the State Parks Agreement and the RecPark Land Transfer Agreement (all of such agreements, collectively, the “Land Acquisition Agreements”). In furtherance of the foregoing, the Agency shall, to the extent Developer continues to have rights under this DDA with respect to the affected real property: (a) use good faith efforts to include Developer in any meetings between the Agency and any of the parties to the Land Acquisition Agreements with respect to the subject matter thereof, and deliver to Developer a copy of any material written notice sent or received by the Agency under any of the Land Acquisition Agreements; (b) consult with Developer regarding any material written notice that the Agency desires to deliver under any Land Acquisition Agreement; (c) not send any material written notice that the Agency desires to deliver under any Land Acquisition Agreement without the Approval of Developer; (d) coordinate with Developer regarding any closing or other material actions under any of the Land Acquisition Agreements; and (e) not take any actions under any of the Land Acquisition Agreements that would materially adversely impact Developer without the Approval by Developer (unless the failure to take such action would result in an Agency breach of the Land Acquisition Agreement), including any termination or material amendment of a Land Acquisition Agreement. The Agency shall make available to Developer upon written request any written notices or third-party communications, and any non-privileged materials, in the Agency’s possession regarding the Land Acquisition Agreements. Developer agrees to reasonably cooperate with the Agency and to perform all acts required of Developer in order to effectuate the closings contemplated by the Land Acquisitions Agreements.

25.3 Cooperation Regarding Land Acquisition Agreements. The Agency will use commercially reasonable efforts to enforce its rights under the Land Acquisition Agreements; provided, that the Agency shall not be required to spend funds for such efforts that do not constitute an Agency Cost unless otherwise Approved by the Agency Commission. Developer will reasonably cooperate with the Agency in such efforts, including by providing access to the Agency, the Navy and their designated representatives and promptly delivering to the Agency any non-privileged materials in Developer’s possession that may be required under the Land Acquisition Agreements.

26. Adequate Security.

26.1 Certain Definitions. As used herein:

“Adequate Security” means any security provided by Developer in accordance with this DDA (but not including the Stadium Assurance) that (i) secures the faithful performance or payment of the obligation secured thereby, (ii) is issued by a Person Approved by the Agency Director, (iii) provides that the maximum liability of the obligor thereunder shall be equal to the Secured Amount plus the costs of enforcing such Adequate Security and (iv) is in a form determined by Developer and Approved by the Agency Director, including but not limited to a Corporate Guaranty, bonds, letters of credit, certificates of deposit or any other form that provides reasonable assurances regarding the obligations secured thereby. Any Adequate Security required by the CP/HPS Subdivision Code in connection with a final subdivision map shall conform to the requirements of the CP/HPS Subdivision Code;

“Base Security” means a Corporate Guaranty or other Adequate Security delivered to the Agency in accordance with Section 26.2 that secures Developer’s payment and performance of all of its’ obligations under this DDA, including but not limited to its payment of Agency Costs and Community Benefits Payments and its’ Indemnification obligations;

“Corporate Guaranty” means a guaranty in the form attached hereto as Exhibit P with only such changes as may be Approved by Developer and the Agency Director in their respective sole discretion executed by a Person (i) with a Net Worth greater than the Secured Amount, and in no event less than Fifty Million Dollars ($50,000,000) (such $50,000,000 amount to be increased, automatically, by ten percent (10%) on each five (5) year anniversary of the Effective Date) (the “Guarantor Net Worth Requirement”) and (ii) that is otherwise reasonably acceptable to the Agency Director (each, a “Guarantor”); and

“Secured Amount” means (i) if securing an obligation to pay money, one hundred percent (100%) of the amount of such obligation and (ii) if securing an obligation to construct, one hundred percent (100%) of the estimated cost of Completion of such construction as such cost is Approved by the Agency Director and Developer with reference to the applicable construction contracts entered into by Developer.

26.2 Base Security.

26.2.1 Base Security Liability Cap. Unless a lower amount is Approved by the Agency Commission in its sole discretion in connection with its Approval of a Transfer, all Base Security shall provide that the maximum liability of the obligor thereunder shall be equal to the costs of enforcing such Base Security plus Five Million Dollars ($5,000,000); provided, that such amount shall be increased automatically by ten percent (10%) on each five (5) year anniversary of the Reference Date (the “Base Security Liability Cap”).

(a) Effect of Transfer. Unless otherwise Approved by the Agency Commission in its sole discretion in connection with its Approval of a Transfer, a Transfer by Developer to a Transferee under this DDA (and the provision of Base Security from more than one Party) shall not decrease the Base Security Liability Cap under Base Security previously provided to the Agency.

(b) Replenishment. No payment or performance made by the obligor under any Base Security shall reduce or eliminate the requirement that Developer provide and maintain Base Security at all times during this Agreement until the applicable Base Security Termination Date. Accordingly, upon any payment or performance by an obligor under Base Security, Developer shall provide, within thirty (30) days following such payment or performance, either replacement Base Security or an amendment to the applicable existing Base Security (in each case meeting all of the requirements for the Base Security as set forth in this Agreement) to confirm that the Base Security Liability Cap thereunder remains Five Million Dollars ($5,000,000), as increased by ten percent (10%) on each five (5) year anniversary of the Reference Date (plus the costs of enforcing such Base Security).

26.2.2 Delivery by Developer. Within thirty (30) days after the Effective Date, (i) Lennar and the Agency shall amend and restate the Original Project Guaranty under that certain Amended and Restated Guaranty Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) attached hereto as Exhibit O with only such changes as may be Approved by Developer, Lennar and the Agency Director, and this shall become Developer’s Base Security, and (ii) promptly following the full execution and delivery of this Base Security, the Agency shall release and return the Original Project Guaranty to Lennar.

26.2.3 Delivery by Transferees. No later than thirty (30) days after the effectiveness of a Transfer by Developer under Article 21 (excluding any transfer to a Vertical Developer under Section 21.2.1), either (i) Developer and the obligor under Developer’s Base Security shall confirm in a manner reasonably acceptable to the Agency Director that Developer’s Base Security secures all of the Transferee’s obligations under this DDA, or (ii) the Transferee shall provide to the Agency new Base Security that secures all of the Transferee’s obligations under this DDA and is Approved by the Agency Director. The effectiveness of the Agency Commission’s Approval of any Transfer under Article 21 shall be conditioned upon the Agency’s receipt of such confirmation or new Base Security.

26.2.4 Release. The Agency shall release any unused portion of any Base Security five (5) years following the earliest to occur of the following events: (i) the issuance of the last Certificate of Completion for all Infrastructure to be Completed by all of the Parties whose obligations are secured thereby; (ii) the expiration or termination of this DDA with respect to such Parties; or (iii) the expiration or termination of all of such Parties’ rights to develop or submit Applications to develop any portion of the Project Site (the “Base Security Termination Date”).

26.3 Demonstration of Net Worth Requirement under Corporate Guaranty. Each Corporate Guaranty shall provide that the Guarantor thereunder shall, at the Agency’s request to such Guarantor and Developer from time to time, provide reasonably satisfactory evidence to the Agency that such Guarantor satisfies the Guarantor Net Worth Requirement as of the date of such request, including a copy of the most recent audit of such Person (which shall in no event be dated more than thirteen (13) months before the date of the Agency’s request). Any such audit must have been performed by an independent third-party auditor and must include the opinion of the auditor indicating that the financial statements are fairly stated in all material respects. The Agency shall not make such request more than once in any calendar year unless the Agency reasonably believes that the Guarantor Net Worth Requirement is not then being satisfied. If such Guarantor or Developer does not or is unable to provide such evidence within twenty five (25) days following such request, Developer shall within another twenty five (25) days deliver to the Agency a new Corporate Guaranty (or other Adequate Security) from a Person that satisfies the Guarantor Net Worth Requirement.

26.4 Adequate Security for Sub-Phases.

26.4.1 Delivery; Secured Amount. As set forth in the DRDAP, Developer shall provide with each Sub-Phase Application a form of Corporate Guaranty or other form of Adequate Security for all of Developer’s obligations with respect to that Sub-Phase (the “Sub-Phase Security”), including (1) Developer’s obligation to Complete all of the Infrastructure and Associated Public Benefits associated with that Sub-Phase, including but not limited to all hard and soft costs, all Indemnification obligations relating to construction of such Infrastructure, and all work required to be performed by Developer to Complete such Infrastructure such as land assembly, mapping, and performance under the Land Acquisition Agreements (collectively, the “Sub-Phase Construction Obligations”) and (2) all of Developer’s other obligations under this DDA related to such Sub-Phase, including Developer’s Indemnification obligations under this DDA that arise out of such Sub-Phase and that expressly survive Completion of Infrastructure under the terms of this DDA (the “Sub-Phase Other Obligations”), but excluding: (i) the payment of Subsidies (which shall be secured as set forth in the Below-Market Rate Housing Plan); (ii) the payment, if applicable, of the Alice Griffith Liquidation Payments (which shall be secured as set forth in Section 6.2.3); and (iii) the payment of Agency Costs and Community Benefits Payments that are secured by the applicable Base Security. The Sub-Phase Security shall provide that the maximum liability of the obligor thereunder shall be equal to: (a) for the Sub-Phase Construction Obligations, one hundred percent (100%) of the estimated cost of Completion of the Infrastructure and Associated Public Benefits associated with the Sub-Phase as such cost is Approved by the Agency Director, with reference to any construction contracts entered into by Developer on or before the date of issuance of the Sub-Phase Security (the “Sub-Phase Construction Secured Amount”); and (b) subject to Section 26.4.2, for the Sub-Phase Other Obligations, the lower of (x) Five Million Dollars ($5,000,000) or (y) ten percent (10%) of the Sub-Phase Construction Secured Amount (the “Sub-Phase Other Secured Amount”); in each case plus the costs of enforcing such Sub-Phase Security. Developer shall provide a fully effective form of the Sub-Phase Security as set forth in its Sub-Phase Application and the Sub-Phase Approval no later than thirty (30) days after the Agency Director grants the applicable Sub-Phase Approval. The effectiveness of any Sub-Phase Approval shall be conditioned upon the Agency’s receipt of such fully effective Sub-Phase Security.

26.4.2 Sub-Phase Other Secured Amount Cap. Without limiting Sections 26.4.3 and 26.4.4, the Parties acknowledge and agree that for the term of this Agreement (i) the cumulative Sub-Phase Other Secured Amount under all Sub-Phase Security for the Sub-Phase Other Obligations arising out of all Sub-Phases to be performed by Developer or its Affiliates shall not exceed Five Million Dollars ($5,000,000) (the “Sub-Phase Other Secured Amount Cap”) and (ii) the cumulative Sub-Phase Other Secured Amount under all Sub-Phase Security for the Sub-Phase Other Obligations arising out of all Sub-Phases to be performed by a Third Party Transferee or its Affiliates shall not exceed the Sub-Phase Other Secured Amount Cap. In other words, (a) the maximum cumulative liability for the term of this

Agreement of all obligors under Sub-Phase Security issued with respect to all Sub-Phase Other Obligations to be performed by a Person and all of its Affiliates shall not exceed Five Million Dollars ($5,000,000), regardless of the number of Sub-Phases for which such Person and such Affiliates have obtained Sub-Phase Approvals or the number of Sub-Phase Security instruments that have been issued, (b) following any partial payment or performance by the obligor under any such Sub-Phase Security, such Person and its Affiliates shall not at any time be obligated to provide new, replacement or amended Sub-Phase Security to increase the Sub-Phase Other Secured Amount available to the Agency thereunder and (c) following cumulative payment or performance by the obligor under any such Sub-Phase Security equal to the Sub-Phase Other Secured Amount Cap, such Person and its Affiliates shall no longer be required to provide Sub-Phase Security for the Sub-Phase Other Obligations of such Person or its Affiliates.

26.4.3 Relationship Between Multiple Sub-Phase Security Instruments. In the event that a claim or demand with respect to Sub-Phase Other Obligations may be made against more than one instrument of Sub-Phase Security, the Agency shall have the right to proceed against any or all of such Sub-Phase Security instruments simultaneously or in such order as may be determined by the Agency in its sole discretion, and there shall be no application against or reduction to the Sub-Phase Other Secured Amount Cap unless and until the obligor under a Sub-Phase Security makes a payment to the Agency or otherwise performs a Sub-Phase Other Obligation under such Sub-Phase Security. Once such payment or performance has been made, the Sub-Phase Other Secured Amount Cap shall be reduced by the amount of the payment or performance of the Sub-Phase Other Obligation. The obligor under any Sub-Phase Security shall have no right to refuse a demand for payment or performance of a Sub-Phase Other Obligation on the grounds that there may be other potential or existing claims that the Agency may make, and the Agency shall have no obligation to apportion the value of multiple claims.

26.4.4 Relationship with Base Security. The Parties acknowledge and agree that Developer’s Indemnification obligations under this DDA that arise out of a Sub-Phase are secured by both Developer’s Base Security and the applicable Sub-Phase Security for Sub-Phase Other Obligations. If the Agency pursues a claim for Developer’s Indemnifications under this DDA that arise out of a Sub-Phase, it shall first pursue such claim under the applicable Base Security and then, to the extent such Base Security is not available or is insufficient, against the Sub-Phase Security.

26.5 Reduction, Release and Return of Adequate Security.

26.5.1 Reduction. Any Adequate Security provided by Developer in accordance with this DDA shall be (i) proportionately reduced upon partial satisfaction of the obligation secured thereby, to the extent Approved by the Agency or provided in such Adequate Security, and (ii) shall be released upon the complete satisfaction of the obligation secured thereby.

26.5.2 Release. Without limiting the generality of Section 26.5.1, the Parties agree that any Sub-Phase Security provided in accordance with Section 26.4 (as reduced or replaced in accordance with this DDA) shall be released (a) for the Sub-Phase Construction Obligations, upon the issuance of Developer’s last Certificate of Completion with respect to such Sub-Phase, and (b) for the Sub-Phase Other Obligations, five (5) years following the release under clause (a) above; provided that (1) if the Agency records the Reversionary Quitclaim Deed with respect to the real property in a Sub-Phase, the Sub-Phase Security shall be released as set forth in Section 16.5.1(c) and (2) if the Agency terminates this DDA with respect to such Sub-Phase before the issuance of Developer’s last Certificate of Completion for that Sub-Phase, the Sub-Phase Security shall be released when the Sub-Phase Construction Obligations that relate to the period before such termination have been Completed (or, if applicable, upon and in accordance with a final, unappealable judicial determination). Notwithstanding anything to the contrary set forth in this DDA, any Adequate Security given in accordance with the CP/HPS Subdivision Code shall be reduced and released by the City in accordance with the CP/HPS Subdivision Code.

26.5.3 Return and Confirmation of Released Security. Upon any release of any Adequate Security under this DDA, the Agency shall promptly (and in any event within thirty (30) days following such release) return such released Adequate Security and, if requested by Developer or the applicable obligor, provide a written confirmation of such release and return.

26.6 Substitution of Adequate Security. Developer shall have the right to substitute any Adequate Security provided to the Agency hereunder for another form of Adequate Security that meets all of the requirements or Approvals needed for it to be Adequate Security as defined in this DDA. Without limiting the generality of the foregoing, upon providing any security in the form required pursuant to the CP/HPS Subdivision Code as and when required thereby, any prior Adequate Security provided by Developer for that Infrastructure obligation shall be released or reduced to the extent of such required security.

26.7 Agency Election to Develop Final Public Improvements in Major Phase 4. The Parks and Open Space Plan, the Infrastructure Plan, the Schedule of Performance and the Phasing Plan for Major Phase 4 provide for the design and improvement of Grassland Ecology Park North, Grassland Ecology Park South, Waterfront Promenade North Pier, Waterfront Promenade South Pier, and Ferry Terminal in Major Phase 4. In granting the Major Phase Approval for Major Phase 4, if Developer does not elect in its sole discretion to provide Adequate Security for such improvements at the time of its first Sub-Phase Approval for Major Phase 4 (notwithstanding that such improvements may not be associated with such Sub-Phase), then the Agency shall have the right to elect to sever any or all of such improvements (such elected improvements and such other improvements in Major Phase 4 as may be Approved by Developer and the Agency Director in their respective sole discretion, the “Final Public Improvements”) from this DDA. If the Agency so elects, (i) the Final Public Improvements shall be severed from this DDA and Developer shall be released from all of Developer’s obligations under this DDA related to the Final Public Improvements, including the obligation to submit the information required therefor under the DRDAP, to pay Agency Costs related to the Final Public Improvements and to construct the Final Public Improvements, (ii) the Agency shall design and construct the Final Public Improvements in the same manner and to the same extent that Developer would have been obligated to construct such Final Public Improvements but for the Agency’s election, except that the Schedule of Performance shall not apply to the Agency’s construction thereof and, to the extent required due to a shortage of funds, the Agency may be permitted to undertake value engineering to reduce the cost of such Final Public Improvements to reflect available funding and (iii) from and after the applicable Outside Date for the Commencement of each Final Public Improvement, the Agency may retain Candlestick Proceeds and/or Shipyard Proceeds from the Major Phase Increment Allocation Amount available in Major Phase 4 (as available consistent with section 1.4(c)(ii) of the Financing Plan) for the sole purpose of performing its obligations under clause (ii) above. The amount of any such retention shall not exceed the estimated cost to the Agency of completing the Final Public Improvements (the “Final Public Improvements Cost”), determined as follows: not less than ninety (90) days before submitting the Major Phase Application for Major Phase 4, Developer shall notify the Agency of its detailed estimate of the Final Public Improvement Cost, together with appropriate backup information. Developer’s cost estimate shall be reviewed by a cost estimator Approved by the Agency Director and Developer. Following such review, the Agency and Developer shall meet and confer for a period of not less than sixty (60) days to reach agreement on the Final Public Improvement Cost. If the Agency and Developer are not able to reach agreement during such meet and confer period, the Final Public Improvement Cost shall be determined by arbitration in accordance with Section 15.2. The Parties acknowledge and agree that any retention under this Section 26.7 shall be formulated so as not to increase the costs to Developer of performing its obligations under the DDA or accelerate its costs for performance under this DDA.

27. Miscellaneous Provisions.

27.1 Incorporation of Exhibits and Attachments. Each Exhibit is hereby incorporated into and made a part of this DDA. Each Attachment is attached for reference and the convenience of the Parties.

27.2 Notices. Any notice or other communication given under this DDA by a Party must be given or delivered (i) by hand, (ii) by registered or certified mail, postage prepaid and return receipt requested, or (iii) by a recognized overnight carrier, such as Federal Express, in any case addressed as follows:

27.2.1 in the case of a notice or communication to the Agency,

San Francisco Redevelopment Agency

One South Van Ness Avenue, 5th Floor

San Francisco, California 94103

Attn: Executive Director

with copies to:

San Francisco Redevelopment Agency

One South Van Ness Avenue, 5th Floor

San Francisco, California 94103

Attn: Legal Division

and

Office of Economic and Workforce Development

City Hall, Rm. 448

1 Dr. Carlton B. Goodlett Place

San Francisco, California 94102

Attn: Director

and

Office of the City Attorney

City Hall, Rm. 234

1 Dr. Carlton B. Goodlett Place

San Francisco, California 94102

Attn: Real Estate/Finance

27.2.2 in the case of a notice or communication to Developer,

CP Development Co., LP

c/o Lennar Urban

One California Street, Suite 2700

San Francisco, California 94111

Attn: Kofi Bonner

with a copy to:

Paul Hastings LLP

55 Second Street, 24th Floor

San Francisco, California 94105

Attn: Charles V. Thornton

         David A. Hamsher

27.2.3 in the case of a notice or communication to a Vertical Developer or Transferee, to the addressees set forth in the applicable Assignment and Assumption Agreement.

To be effective, every notice given to a Party under the terms of this DDA must be in writing and must state (or must be accompanied by a cover letter that states) substantially the following:

(a) the Section of this DDA under which the notice is given;

(b) if applicable, the action or response required;

(c) if applicable, the period of time within which the recipient of the notice must respond thereto;

(d) if applicable, the period of time within which the recipient of the notice must cure an alleged breach;

(e) if applicable, that the failure to object to the notice within a stated time period will be deemed to be the equivalent of the recipient’s approval or disapproval of the subject matter of the notice;

(f) if approval is being requested, shall be clearly marked “Request for Approval”; and

(g) if a notice of a disapproval or an objection that requires reasonableness, shall specify with particularity the reasons for the disapproval or objection.

Any notice address may be changed by a Party at any time by giving notice of such change in the manner provided above, and any such change shall be effective ten (10) days thereafter (or such later date as is set forth in such notice). All notices under this DDA shall be deemed given, received, made or communicated on the date personal receipt actually occurs or, if mailed or delivered by overnight carrier, on the delivery date or attempted delivery date shown on the return receipt or in the records of the carrier, as applicable.

27.3 Time of Performance.

27.3.1 All performance (including cure) dates expire at 5:00 p.m. on a Business Day (San Francisco, California time) on the applicable date for performance (including cure), as such date may be extended pursuant to the effect of Article 24 or any other extension of time permitted in this DDA.

27.3.2 Where the Outside Date (or other date set forth in this DDA) is a calendar month without reference to a specific day in such month, or a year without reference to a specific month in such year, then the Outside Date (or other date set forth in this DDA) shall be the last day in such month or year, as applicable.

27.3.3 Time is of the essence in the performance of all the terms and conditions of this DDA.

27.4 Extensions of Time.

27.4.1 The Agency, Developer or Vertical Developer may extend the time for the performance of any term, covenant or condition of this DDA by a Party owing performance to the extending party, or permit the curing of any related default, upon such terms and conditions as it determines appropriate; provided, however, any such extension or permissive curing of any particular default shall not operate to release any of the obligations of the Party receiving the extension or cure rights or constitute a waiver of the granting Party’s rights with respect to any other term, covenant or condition of this DDA or any other default in, or breach of, this DDA.

27.4.2 In addition to matters set forth in Section 27.4.1, the Parties may extend the time for performance by any of them of any term, covenant or condition of this DDA by a written instrument signed by authorized representatives of such Parties without the execution of a formal recorded amendment to this DDA, and any such written instrument shall have the same force and effect and impart the same notice to third-parties as a formal recorded amendment to this DDA.

27.5 Attorneys’ Fees.

27.5.1 Should any Party institute any action or proceeding in court or other dispute resolution mechanism permitted or required under this DDA, the prevailing party shall be entitled to receive from the losing party the prevailing party’s reasonable costs and expenses incurred including, without limitation, expert witness fees, document copying expenses, exhibit preparation costs, carrier expenses and postage and communication expenses, and such amount as may be awarded to be reasonable attorneys’ fees and costs for the services rendered the prevailing party in such action or proceeding. Attorneys’ fees under this Section 27.5.1 shall include attorneys’ fees on any appeal.

27.5.2 For purposes of this DDA, reasonable fees of a Party’s in-house attorneys shall be no more than the average fees regularly charged by private attorneys with an equivalent number of years of professional experience in the subject matter area of the law for which such attorneys services were rendered who practice in the City in law firms with approximately the same number of attorneys as employed by the applicable Party.

27.6 Eminent Domain. The exercise by the Agency of its eminent domain power, subject to the limits under the applicable Redevelopment Plan, with regard to any portion of the Project Site owned by Developer or any Vertical Developer in a manner that precludes or substantially impairs performance by Developer or any Vertical Developer of any of its material obligations (or would otherwise give rise to a default by Developer) hereunder shall constitute a Material Breach by the Agency. The Agency may but shall not be required to exercise its eminent domain power to acquire Private Parcels, subject to the terms and limitations set forth in the Redevelopment Plans, including but not limited to the prohibition on the acquisition of residential property. Any such exercise shall be in the sole discretion of the Agency and in accordance with the terms of the Redevelopment Plans.

27.7 Successors and Assigns; No Third-Party Beneficiary. Subject to Article 21, this DDA shall be binding upon and inure to the benefit of the Mortgagees and transferees of Developer and any Vertical Developer and any transferee of the Agency. This DDA is made and entered into only for the protection and benefit of the Parties and their successors and assigns. No other Person shall have or acquire any right or action of any kind based upon the provisions of this DDA except as explicitly provided to the contrary in this DDA.

27.8 Estoppel Certificates. Any Party, within twenty (20) days after notice from any other Party, shall execute and deliver to the requesting Party and, if requested, any Mortgagee or prospective Mortgagee, an estoppel certificate stating:

27.8.1 whether or not this DDA is unmodified and in full force and effect. If there has been a modification of this DDA, the certificate shall state that this DDA is in full force and effect as modified, and shall set forth the modification, and if this DDA is not in full force and effect, the certificate shall so state; and

27.8.2 whether or not the responding Party is aware of any Event of Default (or event which, with notice or the passage of time or both, could be an Event of Default) by any other Party under this DDA in any respect and, if so, describing the same in detail.

27.9 Counterparts. This DDA may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. Such counterparts may be delivered by facsimile, electronic mail or other similar means of transmission.

27.10 Authority and Enforceability. Developer and the Agency each represents and warrants that the execution and delivery of this DDA, and the performance of its obligations hereunder, have been duly authorized by all necessary action, and will not conflict with, result in any violation of, or constitute a default under, any provision of any agreement or other instrument binding upon or applicable to it, or any present law or governmental regulation or court decree.

27.11 References. Wherever in this DDA the context requires, references to the masculine shall be deemed to include the feminine and the neuter and vice-versa, and references to the singular shall be deemed to include the plural and vice versa.

27.12 Correction of Technical Errors. If by reason of inadvertence, and contrary to the intention of Developer and the Agency, errors are made in this DDA in the identification or characterization of any title exception, in a legal description or the reference to or within any Exhibit with respect to a legal description, in the boundaries of any parcel (provided such boundary adjustments are relatively minor and do not result in a material change as determined by the Agency’s counsel), in any map or drawing which is an Exhibit, or in the typing of this DDA or any of its Exhibits, Developer and the Agency by mutual agreement may correct such error by memorandum executed by both of them and replacing the appropriate pages of this DDA, and no such memorandum or page replacement shall be deemed an amendment of this DDA.

27.13 Brokers. Developer and the Agency each represents to the other that it has not employed a broker or a finder in connection with the execution and delivery of this DDA, and agrees to Indemnify the other from the claims of any broker or finder asserted through such Party.

27.14 Governing Law. This DDA shall be governed by and construed in accordance with the laws of the State of California. All references in this DDA to California or federal laws, regulations and statutes shall mean such laws, regulations and statues as they may be amended from time to time, except to the extent a contrary intent is stated. All references in this DDA to local laws, statutes and regulations shall be to the Applicable City Regulations, subject to changes permitted under the Redevelopment Plans.

27.15 Effect on Other Party’s Obligation. If Developer’s, Vertical Developer’s or the Agency’s performance is excused or the time for its performance is extended under Article 24 or any other extension of time permitted in this DDA, the performance of the other Party that is conditioned on such excused or extended performance is excused or extended to the same extent.

27.16 Table of Contents; Headings. The Table of Contents is for the purpose of convenience of reference only and is not to be deemed as a part of this DDA or as supplemental hereto. Section and other headings are for the purpose of convenience of reference only and are not intended to, nor shall they, modify or be used to interpret the provisions of this DDA.

27.17 Numbers.

(a) Generally. For purposes of calculating a number under this DDA, any fraction equal to or greater than one half (1/2) shall be rounded up to the nearest whole number and any fraction less than one half (1/2) shall be rounded down to the nearest whole number.

(b) Number of Days. References in this DDA to days shall be to calendar days, unless otherwise specified; provided, that if the last day of any period to give notice, reply to a notice, meet a deadline or to undertake any other action occurs on a day that is not a Business Day, then the last day for undertaking the action or giving or replying to the notice shall be the next succeeding Business Day.

27.18 No Gift or Dedication. Except as otherwise specified in this DDA, this DDA shall not be deemed to be a gift or dedication of any portion of the Project Site to the general public, for the general public, or for any public use or purpose whatsoever. Developer shall have the right to prevent or prohibit the use of any portion of the property owned by it or any Vertical Developer, including common areas and buildings and improvements, by any Persons for any purpose inimical to the operation of a private, integrated mixed-use project as contemplated by this DDA. Any dedication must be evidenced by an express written offer of dedication to and written acceptance by the Agency, the City, the Port, CFD or other Governmental Entity, as applicable, for such purposes by a recorded instrument executed by the owner of the property dedicated.

27.19 Severability. Except as is otherwise specifically provided for in this DDA for Conflicting Laws, invalidation of any provision of this DDA, or of its application to any Person, by judgment or court order shall not affect any other provision of this DDA or its application to any other Person or circumstance, and the remaining portions of this DDA shall continue in full force and effect, except to the extent that enforcement of this DDA as invalidated would be unreasonable or grossly inequitable under all the circumstances or would frustrate a fundamental purpose of this DDA.

27.20 Entire Agreement. This DDA contains all of the representations and warranties and the entire agreement between the Parties with respect to the subject matter of this DDA. Any prior correspondence, memoranda, agreements, warranties or representations between the Parties relating to such subject matter are incorporated into and superseded in total by this DDA; provided, that this DDA shall not supersede the ENA or the HPS Phase 1 DDA, each of which shall remain in full force and effect according to its terms. No prior drafts of this

DDA or changes from those drafts to the executed version of this DDA shall be introduced as evidence in any litigation or other dispute resolution proceeding by Developer, Vertical Developers, the Agency or any other Person, and no court or other body shall consider those drafts in interpreting this DDA.

27.21 No Party Drafter; Captions. Although certain provisions of this DDA were drawn by the Agency and certain provisions were drawn by Developer, (i) the provisions of this DDA shall be construed as a whole according to their common meaning and not strictly for or against any Party in order to achieve the objectives and purposes of the Parties, and (ii) no Party nor its counsel shall be deemed to be the drafter of any provision of this DDA.

27.22 Conduct. In all situations arising out of this DDA, subject to Article 16, Developer and the Agency shall each attempt to avoid and minimize the damages resulting from the conduct of the other and shall take all reasonably necessary measures to achieve the provisions of this DDA.

27.23 Further Assurances. Each of Developer, Vertical Developer and the Agency covenants, on behalf of itself and its successors, heirs and assigns, to take all actions and to do all things, and to execute, with acknowledgment or affidavit if required, any and all documents and writings that may be necessary or proper to achieve the purposes and objectives of this DDA. The Agency Director is authorized to execute and deliver on behalf of the Agency any closing or similar documents and any contracts, agreements, memoranda or similar documents with State, regional and local entities or enter into any tolling agreement with any Person if the Agency Director determines that such execution and delivery are necessary or proper to achieve the purposes and objectives of this DDA and in the Agency’s best interests.

27.24 Approvals.

(a) As used herein, “Approval” and any variation thereof (such as “Approved” or “Approve”) refers to the prior written consent of the applicable Party or other Person. When used with reference to a Governmental Entity such terms are intended to refer to the particular form of consent or approval required from such Governmental Entity in order to obtain the Authorization being sought.

(b) Whenever Approval is required of Developer, any Vertical Developer, the Agency, the Agency Commission or the Agency Director under this DDA, it shall not be unreasonably withheld, conditioned or delayed unless the Approval is explicitly stated in this DDA to be within the “sole discretion” (or words of similar import) of the Party whose Approval is sought. The reasons for failing to grant Approval, or for giving a conditional Approval, shall be stated in reasonable detail in writing, except by the Agency Commission, which as a public body will grant or deny Approval in open session at a duly held and noticed public meeting in accordance with applicable public meeting laws. Approval by Developer, any Vertical Developer or the Agency to or of any act or request by the other shall not be deemed to waive or render unnecessary Approval to or of any similar or subsequent acts or requests. In determining whether to give an Approval, no Party shall require changes from or impose conditions inconsistent with (i) the Redevelopment Requirements or (ii) matters it has previously Approved with respect to the matter at issue.

(c) Unless otherwise provided in this DDA, whenever Approval or any other action is required by the Agency Commission, the Agency Director shall upon the request of Developer submit such matter to the Agency Commission at the next regularly-scheduled meeting of the Agency Commission for which an agenda has not yet been finalized and for which the Agency can prepare and submit a staff report in keeping with the Agency’s standard practices.

(d) Unless otherwise provided in this DDA, Approvals or other actions of the Agency (as opposed to the Agency Director or the Agency Commission) will be given or undertaken, as applicable, by the Agency Director.

(e) Developer shall from time to time by notice to the Agency designate the Persons who may act as its “Developer Representative”. Approvals or other actions of Developer shall be given or undertaken, as applicable, by Developer’s Representative or such other Person that provides evidence reasonably acceptable to the Agency Director that such Person is duly authorized to act on behalf of Developer.

27.25 Cooperation and Non-Interference. Developer and the Agency shall each refrain from doing anything that would render its performance under this DDA impossible, and subject to Article 16 each shall do everything which this DDA contemplates that the Party shall do to accomplish the objectives and purposes of this DDA.

27.26 Interpretation. Unless otherwise specified, whenever in this DDA, including its Exhibits, reference is made to the Table of Contents, any Article, Section, Exhibit, Attachment or any defined term, the reference shall be deemed to refer to the Table of Contents, Article, Section, Exhibit, Attachment or defined term of this DDA. Any reference to an Article or a Section includes all subsections and subparagraphs of that Article or Section. The use in this DDA of the words “including”, “such as” or words of similar import when following any general term, statement or matter shall not be construed to limit such statement, term or matter to the specific statements, terms or matters, whether or not language of non-limitation, such as “without limitation” or “but not limited to”, or words of similar import, is used with reference thereto. In the event of a conflict between the Recitals and the remaining provisions of this DDA, the remaining provisions shall prevail.

27.27 Legal Representation. Developer and the Agency each acknowledges, warrants and represents that it has been fully informed with respect to, and represented by counsel of its choice in connection with the rights and remedies of and waivers by it contained in this DDA and after such advice and consultation has presently and actually intended, with full knowledge of its rights and remedies otherwise available at law or in equity, to waive and relinquish those rights and remedies to the extent specified in this DDA, and to rely solely on the remedies provided for in this DDA with respect to any breach of this DDA by the other, or any other right that either Developer or the Agency seeks to exercise.

27.28 Recordation; Run with the Land. It is understood and agreed by Developer and the Agency that after execution by Developer and the Agency, this DDA will be recorded by the Agency; provided that the recordation shall affect only Developer’s and the Agency’s interest in the Project Site (including any real property acquired by either of them after the Effective Date). If this DDA is terminated in accordance with its terms, Developer or the Agency may record a Notice of Termination as provided in Section 27.36. Before any such termination of this DDA by the terms hereof, the covenants and agreements of Developer, any Vertical Developer and the Agency contained herein shall be covenants running with any land conveyed from the Agency to Developer and from Developer to any Vertical Developer, shall bind every Person having any interest in such real property, and shall be binding upon and inure to the benefit and burden of Developer, any applicable Vertical Developer and the Agency and their respective heirs, successors and assigns. This DDA shall not burden or bind the Private Parcels or any other property in the Project Site that is not acquired by the Agency or Developer under this DDA.

27.29 Survival. Termination of this DDA shall not affect (i) the right of any Party to enforce any and all Indemnifications, Adequate Security (including any Corporate Guaranty) or Stadium Assurance to the extent they relate to the period before termination, (ii) any provision of this DDA that, by its express term, is intended to survive the expiration or termination of this DDA, including but not limited to obligations under the BVHP ECP and other Agency Policies, or (iii) the rights and obligations under the Financing Plan or under any Acquisition and Reimbursement Agreement, including Developer’s right to receive reimbursements, to the extent they relate to the period before termination or are intended to survive the expiration or termination of the Financing Plan or Acquisition and Reimbursement Agreement, as applicable. Notwithstanding the foregoing, all Indemnification obligations under this DDA shall expire five (5) years after the earlier to occur of (a) the Agency’s issuance of a Certificate of Completion with respect to the Improvements for which the Certificate of Completion was issued or (b) the termination of this DDA with respect to the portion of the Project Site to which such termination relates; provided, that the foregoing expiration shall not apply as to (1) any Indemnification obligation under Section 11.2, which shall expire as set forth in Section 11.2, (2) any Indemnification obligation as to which the Agency has given notice in accordance with the first sentence of Section 22.4 on or before the date of such expiration and (3) any Indemnification obligation under Sections 22.1(b), 22.1(c), 22.2(b) and 22.2(c), which shall expire five (5) years after Developer or Vertical Developer, as applicable, Transfers the applicable portion of the Project Site. No termination under Section 3.6.1 shall (A) affect Developer’s rights under this DDA for any then-existing Sub-Phase Approval or (B) prevent the Agency, in its sole discretion, from later accepting and/or Approving any Major Phase Application or Sub-Phase Application from Developer.

27.30 Nondiscrimination.

27.30.1 There shall be no discrimination against or segregation of any person or group of persons on any basis listed in subdivision (a) or (d) of section 12955 of the California Government Code, as those bases are defined in sections 12926, 12926.1, subdivision (m) and paragraph (1) of subdivision (p) of section 12955, and section 12955.2 of the California Government Code, or on the basis of age, race, color, creed, sex, sexual orientation, gender identity, marital or domestic partner status, disabilities (including AIDS or HIV status), religion, national origin or ancestry by Developer or any occupant or user of the Project Site in the sale, lease, rental, sublease, transfer, use, occupancy, tenure or enjoyment of the Project Site, or any portion thereof. Neither Developer itself (nor any person or entity claiming under or through it), nor any occupant or user of the Project Site or any Transferee, successor, assign or holder of any interest in the Project Site or any person or entity claiming under or through such Transferee, successor, assign or holder, shall establish or permit any such practice or practices of discrimination or segregation in connection with the Project Site, including without limitation, with reference to the selection, location, number, use or occupancy of buyers, tenants, vendees or others. But such person shall not be in default of its obligations under this Section 27.30 where there is a judicial action or arbitration involving a bona fide dispute over whether such person is engaged in discriminatory practices and such person promptly acts to satisfy any judgment or award against such person.

27.30.2 Any Transferee, successor, assign, or holder of any interest in the Project Site, or any occupant or user thereof, whether by contract, lease, rental, sublease, license, deed, deed of trust, Mortgage or otherwise, and whether or not any written instrument or oral agreement contains the above prohibitions against discrimination, shall be bound by, and shall not violate in whole or in part, directly or indirectly, the nondiscrimination requirements set forth above. The covenants in this Section 27.30 shall be covenants running with the land and they shall be: (i) binding for the benefit and in favor of the Agency, as beneficiary, and the City and the owner of any other land or of any interest in any land in the Project Site (as long as such land remains subject to the land use requirements and restrictions of the Redevelopment Plans), as beneficiary, and their respective successors and assigns; and (ii) binding against Developer, its successors and assigns to or of the Project Site and any improvements thereon or any portion thereof or any interest therein, and any party in possession or occupancy of the Project Site or the improvements thereon or any portion thereof.

27.30.3 In amplification, and not in restriction, of the provisions of Sections 27.30.1 and 27.30.2, the Agency, the City and their respective successors and assigns, as to the covenants provided in this Section 27.30 of which they are stated to be beneficiaries, shall be beneficiaries both for and in their own right and also for the purposes of protecting the interest of BVHP and other parties, public or private, and without regard to whether the Agency or the City has at any time been, remains, or is an owner of any land or interest therein to which, or in favor of which, such covenants relate. The Agency, the City and their respective successors and assigns shall have the right, as to any and all of such covenants of which they are stated to be beneficiaries, to exercise all the rights and remedies, and to maintain’ any actions at law or suits in equity or other proper proceedings, to enforce such covenants to which it or any other beneficiaries of such covenants may be entitled including without limitation, restraining orders, injunctions and/or specific enforcement, judicial or administrative.

27.31 Lead-Based Paint Prohibition. Developer shall comply with the regulations issued by the Secretary of HUD set forth in 37 C.F.R. 22732-3 and all applicable rules and orders prohibiting the use of lead-based paint in residential structures undergoing federally-assisted construction or rehabilitation and requiring the elimination of lead-based paint hazards.

27.32 Modifications; Waiver. Any modification of any provision of this DDA must be in writing and signed by a Person having authority to do so on behalf of both the Agency and Developer. Any waiver of any provision of this DDA by a Party must be in writing and signed by a Person having authority to do so on behalf of such Party.

27.33 Relationship of the Parties. The Agency is not, and none of the provisions in this DDA shall be deemed to render the Agency, a partner in Developer’s or any Vertical Developer’s business, or a joint venturer or member in any joint enterprise with Developer or any Vertical Developer. No Party shall have the right to act as the agent of any other Party in any respect hereunder.

27.34 ENA. After the Reference Date and before the expiration or termination of the ENA in accordance with its terms, in the event of a conflict between the ENA and this DDA (including with respect to obligations regarding Agency Costs), the provisions of this DDA shall prevail.

27.35 Plans on Record with Agency. The most recent versions of the Exhibits to this DDA, as such Exhibits may be amended or supplemented from time to time in accordance with this DDA or the terms of such Exhibits, shall not be required to be recorded but shall be kept on file with the Agency. The Agency Director and Developer or Vertical Developer, as applicable, shall update or supplement the Schedule of Performance from time to time to reflect changes to the same as permitted in this DDA. Full color copies of all recorded documents are also on file with the Agency. All documents on file with the Agency shall be made available to members of the public at reasonable times in keeping with the Agency’s standard practices.

27.36 Notice of Termination. In the event of any termination of this DDA in whole or in part in accordance with the terms of this DDA, the terminating Party shall provide the other Parties and any applicable Mortgagee with a copy of any proposed Notice of Termination at least fifteen (15) days before recording the same. After the expiration of such fifteen (15) days, the terminating Party may cause the Title Company to record such Notice of Termination in the Official Records. Any “Notice of Termination” shall be in recordable form and describe the portion of the Project Site to which such termination pertains. Following the recordation of any Notice of Termination, the terminating Party shall promptly provide a conformed copy of such recorded Notice of Termination to the Agency, Developer, any applicable Mortgagee, and any applicable Vertical Developer. The recordation of a Notice of Termination shall not affect in any manner the rights of the Agency, Developer, any applicable Mortgagee, or Vertical Developer to contest the terminating Party’s right to cause such recordation.

27.37 Termination for Failure to Adopt Redevelopment Plan Amendments and Certain Other Developer Termination Rights. Developer and the Agency shall each have the right to terminate this DDA upon notice to the other if the Redevelopment Plan Amendments are (i) not approved by the Board of Supervisors by the date that is one (1) year after the Effective Date, as such date may be extended by the effect of Excusable Delay, or (ii) not effective by the date that is five (5) years after the Effective Date. Developer shall also have the right to terminate this DDA, together with the ENA, if a lawsuit is initiated to challenge the Agency’s approval of this DDA or the Project, or the adoption of the Redevelopment Plan Amendments, and Developer elects to not continue to reimburse the Agency for all of Agency’s Costs relating to such lawsuit; provided that any such termination shall not release Developer for the Agency’s Costs (including any attorney’s fees that may be awarded to the initiator of the lawsuit) for the period before such termination.

27.38 Execution of Certain Attachments. The Parties acknowledge and agree that as of the Reference Date certain of the Attachments have not been completed and, in certain cases, Approved by the applicable Governmental Entities or executed and delivered by the Parties thereto. Accordingly, the Parties have attached drafts of such Attachments. Upon completion or Approval of such Attachments, Developer and the Agency shall substitute the final Attachments for such drafts and confirm such substitution in writing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Agency and Developer have each caused this DDA to be duly executed on its behalf as of the Reference Date.

AGENCY:

Authorized by Agency Resolution No. 69-2010 adopted June 3, 2010. Approved as to Form:		REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body, corporate and politic

By:	/s/ James B. Morales	By:	/s/ Fred Blackwell
Name:	James B. Morales	Name:	Fred Blackwell
Title:	Agency General Counsel	Title:	Executive Director

Approved as to Form:
Dennis J. Herrera, City Attorney

By:	/s/ Charles R. Sullivan
Name:	Charles R. Sullivan
Title:	Deputy City Attorney

DEVELOPER:		CP DEVELOPMENT CO., LP,
a Delaware limited partnership

		By:	CP Development Co. GP, LLC,
a Delaware limited liability company,
its General Partner

			By:	/s/ Kofi Bonner
			Name:	Kofi Bonner
			Its:	Authorized Representative

[Signature Page to Disposition and Development Agreement]

STATE OF CALIFORNIA                }

                                                             }ss.

COUNTY OF SAN FRANCISCO     }

On October 29, 2010 before me, Alma D. Basurto, Notary Public, personally appeared Fred Blackwell who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Alma D. Basurto	(Seal)

OPTIONAL

Description of Attached Document

Title or Type of Document: Disposition and Development Agreement for Candlestick Point and Phase 2 of the Hunters Point Shipyard

Document Date: June 3, 2010	Number of Pages:

Signer(s) Other Than Named Above: .

Capacity(ies) Claimed by Signer(s)

Signer’s Name:	Signer’s Name:

Title:	Title:

Signer is Representing:	Signer is Representing:

[Signature Page to Disposition and Development Agreement]

STATE OF CALIFORNIA                }

                                                             }ss.

COUNTY OF SAN FRANCISCO     }

On October 29, 2010 before me, Alma D. Basurto, Notary Public, personally appeared Kofi Bonner who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Alma D. Basurto	(Seal)

OPTIONAL

Description of Attached Document

Title or Type of Document: Disposition and Development Agreement for Candlestick Point and Phase 2 of the Hunters Point Shipyard

Document Date: June 3, 2010	Number of Pages:

Signer(s) Other Than Named Above: .

Capacity(ies) Claimed by Signer(s)

Signer’s Name:	Signer’s Name:

Title:	Title:

Signer is Representing:	Signer is Representing:

[Signature Page to Disposition and Development Agreement]